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Exhibit 4.3

         EXECUTION COUNTERPART

CREDIT AGREEMENT

dated as of April 27, 2004

among

MIDWEST GENERATION, LLC

and

THE LENDERS REFERRED TO HEREIN

and

CITICORP NORTH AMERICA, INC.,
as Administrative Agent for the Lenders

and

THE ISSUING LENDERS REFERRED TO HEREIN

CITIGROUP GLOBAL MARKETS INC.,
CREDIT SUISSE FIRST BOSTON,
as Lead Arrangers

CITIGROUP GLOBAL MARKETS INC.,
CREDIT SUISSE FIRST BOSTON,
J.P. MORGAN SECURITIES INC. and
LEHMAN BROTHERS INC.,
as Joint Bookrunners

CREDIT SUISSE FIRST BOSTON,
J.P. MORGAN SECURITIES INC. and
LEHMAN BROTHERS INC.,
as Syndication Agents

i

D—Form of Assignment Agreement
E—Form of Collaterial Trust Agreement
F-1—Form of Opinion of Special New York and Illinois Counsel to the Borrower, EMMT and the Midwest Related Parties
F-2—Form of Opinion of New York Counsel to the Borrower, EMMT and the Midwest Related Parties Regarding UCC Matters
F-3—Form of Opinion of Internal Counsel to the Borrower and the Midwest Related Parties
F-4—Form of Opinion of Internal Counsel to EMMT
F-5—Form of Opinion of Illinois Regulatory Counsel to the Borrower
F-6—Form of Opinion of Federal Regulatory Counsel to the Borrower and EMMT
G—Form of Communications Agreement
H—Form of Subsidiary Guarantee

v

        CREDIT AGREEMENT dated as of April 27, 2004 among MIDWEST GENERATION, LLC, a limited liability company duly organized and validly existing under the laws of Delaware (the "Borrower"), the Lenders party hereto, the Issuing Lenders party hereto, CITICORP NORTH AMERICA, INC. ("CNAI"), as Administrative Agent for the Lenders and the Issuing Lenders party hereto.

RECITALS

        A.    The Borrower has requested that the Lenders establish a credit facility the proceeds of which are to be used to repay certain indebtedness of EMMH, to make the Collins Termination Payment, to make revolving loans and to issue letters of credit from time to time for general corporate purposes of the Borrower as further described herein, and to pay certain fees and expenses associated with this Agreement and the Loans as further described herein; and

        B.    The Lenders are willing to make such credit facility available upon and subject to the terms and conditions hereinafter set forth.

        NOW, THEREFORE, the parties hereto agree as follows:

Article I

DEFINITIONS AND ACCOUNTING TERMS

        SECTION 1.1    Defined Terms.    The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

          "Adjusted EBITDA" means, for any period, Consolidated Net Income for such period plus, without duplication, to the extent taken into account in calculating Consolidated Net Income:

            (a)   an amount equal to any extraordinary loss plus any net loss realized by the Borrower or any of its Subsidiaries in connection with an Asset Sale, minus any extraordinary gains or gains on sales of assets; plus

            (b)   a provision for Taxes based on income or profits of the Borrower and its Subsidiaries for such period, less income tax benefit; plus

            (c)   Consolidated Interest Expense for such period; plus

            (d)   all interest expense accrued on Powerton/Joliet Lease Liabilities during such period; minus

            (e)   all interest income accrued on the Powerton/Joliet Lease Intercompany Notes during such period; plus

            (f)    depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Borrower and its Subsidiaries for such period; plus

            (g)   interest expense under any intercompany Indebtedness between the Borrower and EMOC for such period; plus

            (h)   non-cash charges (including the effect of cumulative changes in accounting principles) and unrealized losses from price risk management under SFAS 133 decreasing such Consolidated Net Income for such period, other than the accrual of expenses in the ordinary course of business; minus

            (i)    non-cash gains (including the effect of cumulative changes in accounting principles) and unrealized gains from price risk management under SFAS 133 increasing such Consolidated Net Income for such period, other than the accrual of revenues in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

          "Administrative Agent" means CNAI in its capacity as administrative agent for the Lenders hereunder, and includes each other Person as may have subsequently been appointed as the successor Administrative Agent pursuant to Section 9.4.

          "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, that Beneficial Ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

          "Affiliated Indebtedness" means Indebtedness of the Borrower or any of its Subsidiaries that is owed to the Borrower or any of its Affiliates.

          "Agent-Related Persons" means CNAI and each other Person as may have subsequently been appointed as the successor Administrative Agent pursuant to Section 9.4, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of CNAI, each such other Person and such Affiliates.

          "Agreement" means, on any date, this Credit Agreement as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated or otherwise modified and in effect on such date.

          "Alternate Base Rate" means, on any date and with respect to all Base Rate Loans, a fluctuating rate of interest per annum equal to the highest of:

            (a)   the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's "base rate"; and

            (b)   1/2 of 1% per annum above the Federal Funds Effective Rate.

        Each change in any interest rate provided for herein based upon the Alternate Base Rate resulting from a change in the Alternate Base Rate shall take effect at the time of such change in the Alternate Base Rate.

          "Applicable Margin" means, for any day with respect to any LIBO Rate Loans, the LIBOR Applicable Margin and for any day with respect to Base Rate Loans, the Base Rate Applicable Margin.

          "Approved Funds" means, with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

          "Asset Sale" has the meaning set forth in Section 7.2.4.

          "Assignee" has the meaning set forth in Section 10.11.1.

          "Assignment Agreement" means an Assignment Agreement substantially in the form of Exhibit D.

          "Assignor" has the meaning set forth in Section 10.11.1.

          "Authorized Representative" means, relative to any Person, those of its officers and employees whose signatures and incumbency shall have been certified to the Administrative Agent and the Lenders pursuant to Section 5.1.3.

          "Back-to-Back Transaction" has the meaning set forth in the Energy Management Agreements.

          "Bank Account" means the Closing Date Bank Accounts and all other deposit accounts (as such term is defined in the UCC) now or hereafter owned by the Borrower.

          "Base Rate Applicable Margin" is 2.25% per annum.

          "Base Rate Loan" means a Loan bearing interest at a fluctuating rate of interest per annum determined by reference to the Alternate Base Rate plus the Base Rate Applicable Margin from time to time in effect.

          "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms "Beneficially Owns", "Beneficially Owned" and "Beneficial Ownership" have a corresponding meaning.

          "Board of Directors" means (a) with respect to a corporation, the board of directors of the corporation, (b) with respect to a partnership, the general partners or the management committee of the partnership, (c) with respect to a limited liability company, the board of managers of the limited liability company or (d) with respect to any other Person, the board or committee of such Person serving a similar function.

          "Borrower" has the meaning set forth in the preamble.

          "Borrower Security Agreement" means the Security Agreement dated as of April 27, 2004 between the Borrower and the Collateral Trustee, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

          "Borrowing" means Loans of the same type and, in the case of LIBO Rate Loans, having the same Interest Period, made by all Lenders on the same Business Day pursuant to the same Borrowing Request in accordance with Section 2.3.

          "Borrowing Request" means (a) in the case of Working Capital Loans, a loan request and certificate duly executed by an Authorized Representative of the Borrower, substantially in the form of Exhibit B, and (b) in the case of Term Loans, the Funds Flow Undertaking.

          "Business Day" means:

            (a)   any day which is neither a Saturday or Sunday nor a legal holiday on which the Lenders are authorized or required to be closed in New York, New York; and

            (b)   relative to the making, continuing, prepaying or repaying of any LIBO Rate Loans, any day on which dealings in Dollars are carried on in the London interbank market.

          "Calumet Peaking Unit" means the 129 MW (nominal summer rating) gas- and oil-fired Calumet peaking unit and related assets owned by the Borrower and located in Cook County, Illinois.

          "Capital Lease" means, with respect to any Person, a lease of (or other Indebtedness arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability set forth on the balance sheet of such Person or such Person's Subsidiaries in accordance with GAAP.

          "Capital Stock" means:

            (a)   in the case of a corporation, corporate stock;

            (b)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

            (c)   in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

            (d)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

          "Capitalized Lease Liabilities" of any Person means all monetary obligations of such Person under any leasing or similar arrangement which, in accordance with GAAP, would be classified as Capital Leases, and, for purposes of each Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (excluding, to the extent included, Powerton/Joliet Lease Liabilities).

          "Cash Collateralize" means to pledge and deposit with or deliver to the Administrative Agent in accordance with Section 2.6.10, for the ratable benefit of the Administrative Agent, the Issuing Lenders and the Lenders, as collateral for the LC Exposures, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Lenders.

          "Cash Disbursements" means, in respect of any period, an amount equal to the aggregate, without duplication, of:

            (a)   all Obligations due and payable with respect to Secured Debt during such period, excluding, in each case, any mandatory prepayments or repurchases of Secured Debt made with the proceeds of (i) any Asset Sale, (ii) the sale of Equity Interests by, or the contributions to the common equity capital of, the Borrower or any of its Subsidiaries and (iii) the incurrence of Indebtedness by the Borrower or any of its Subsidiaries;

            (b)   all amounts paid by the Borrower with respect to the Powerton/Joliet Lease Liabilities during such period; and

            (c)   payments of interest or principal at the stated maturity thereof with respect to Indebtedness of Borrower or any of its Subsidiaries that is permitted to be incurred pursuant to Section 7.2.1, excluding Affiliated Indebtedness.

          "Cash Equivalent Investment" means, at any time:

            (a)   any evidence of Indebtedness, maturing not more than one year after such time, issued or guaranteed by the United States government or an agency thereof; or

            (b)   other investments in securities or bank instruments rated at least "A" by S&P and "A2" by Moody's or "A-1" by S&P and "P-1" by Moody's and with maturities of less than 180 days.

          "CERCLIS" means the Comprehensive Environmental Response Compensation Liability Information System List.

          "CGMI" means Citigroup Global Markets Inc.

          "Change-In-Control" means the occurrence of any of the following:

            (a)   the adoption of a plan relating to the liquidation or dissolution of the Borrower;

            (b)   the consummation of any transaction (including any merger or consolidation) the result of which is that any "person" (as that term is used in Section 13(d) of the Exchange Act) becomes the direct Beneficial Owner of more than 50% of the Voting Stock of EME, measured by voting power rather than number of shares; provided, that the consummation of any such transaction shall not be deemed to be a Change-In-Control if such "person" (pro forma after giving effect to the transaction) has a Debt Rating that is the same or better than EME's Debt Rating as of the Effective Date (with a stable outlook from both rating agencies);

            (c)   the first day on which EME fails to own, directly or indirectly, a majority of the Equity Interests of the Borrower;

            (d)   the first day on which EMMH fails to own, directly or indirectly, 100% of the Equity Interests of the Borrower; provided, that EMMH may be consolidated, transferred or merged with or into MGE or the Borrower; provided, further, that MGE reaffirms the pledge of the Equity Interests of the Borrower for the benefit of the Collateral Trustee; or

            (e)   the first day on which the Borrower fails to own, directly or indirectly, 100% of the Equity Interests of Midwest Finance.

          "Citibank" means Citibank, N.A., a national banking association.

          "Class" refers to whether Loans are Working Capital Loans or Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Working Capital Commitment or Term Loan Commitment.

          "Closing Date Bank Accounts" means each the deposit accounts (as such term is defined in the UCC) of the Borrower listed on Schedule 2.2.

          "CNAI" shall have the meaning set forth in the preamble.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Collateral" means all assets of the Borrower, its Subsidiaries, EMMT and the Midwest Related Parties, whether now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

          "Collateral Trust Agreement" means the Collateral Trust Agreement dated as of April 27, 2004 by and among the Borrower, the Administrative Agent, the Collateral Trustee and the trustee, substantially in the form of Exhibit E, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

          "Collateral Trust Joinder" has the meaning set forth in the Collateral Trust Agreement.

          "Collateral Trustee" has the meaning set forth in the Collateral Trust Agreement.

          "Collins Equity Escrow Account" means the escrow account established by the Borrower with Nesbitt Asset Recovery LLC containing an aggregate amount not to exceed $2,000,000 (plus interest, if any) as security for the payment by the Borrower of fees and expenses of counsel of each Owner Lessor (as defined in each Collins Facility Lease) and certain of its affiliates in connection with any action, suit or proceeding filed against such Owner Lessor or such affiliates for certain indemnified liabilities as a result of the Collins Termination Payment and the transactions contemplated thereby.

          "Collins Facility" means the fossil fuel-fired electric generating facility known as the Collins station, consisting of two 554 MW (net) units and three 530 MW (net) units, located near the town of Morris, in Grundy County, Illinois.

          "Collins Facility Leases" means, collectively, (a) the Facility Lease Agreement (T1), dated as of December 15, 1999 (as amended by Amendment One, dated as of June 23, 2000, Amendment Two, dated as of August 17, 2000, and Amendment Three to Facility Lease (T1), dated as of April 27, 2004), between Collins Holdings EME, LLC and Nesbitt Asset Recovery, Series C-1 (formerly known as Collins Trust I), as Owner Lessor, (b) the Facility Lease Agreement (T2), dated as of December 15, 1999 (as amended by Amendment One, dated as of June 23, 2000, Amendment Two, dated as of August 17, 2000, and Amendment Three to Facility Lease (T2), dated as of April 27, 2004), between Collins Holdings EME, LLC and Nesbitt Asset Recovery, Series C-2 (formerly known as Collins Trust II), as Owner Lessor, (c) the Facility Lease Agreement (T3), dated as of December 15, 1999 (as amended by Amendment One, dated as of June 23, 2000, Amendment Two, dated as of August 17, 2000, and Amendment Three to Facility Lease (T3), dated as of April 27, 2004), between Collins Holdings EME, LLC and Nesbitt Asset Recovery, Series C-3 (formerly known as Collins Trust III), as Owner Lessor, and (d) the Facility Lease Agreement (T4), dated as of December 15, 1999 (as amended by Amendment One, dated as of June 23, 2000, Amendment Two, dated as of August 17, 2000, and Amendment Three to Facility Lease (T4), dated as of April 27, 2004), between Collins Holdings EME, LLC and Nesbitt Asset Recovery, Series C-4 (formerly known as Collins Trust IV), as Owner Lessor.

          "Collins Facility Subleases" means, collectively, (a) the Facility Sublease Agreement (T1), dated as of December 15, 1999, among the Borrower, Collins Holdings EME, LLC and Nesbitt Asset Recovery, Series C-1 (formerly known as Collins Trust I), as Owner Lessor, (b) the Facility Sublease Agreement (T2), dated as of December 15, 1999, among the Borrower, Collins Holdings EME, LLC and Nesbitt Asset Recovery, Series C-2 (formerly known as Collins Trust II), as Owner Lessor, (c) the Facility Sublease Agreement (T3), dated as of December 15, 1999, among the Borrower, Collins Holdings EME, LLC and Nesbitt Asset Recovery, Series C-3 (formerly known as Collins Trust III), as Owner Lessor, and (d) the Facility Sublease Agreement (T4), dated as of December 15, 1999, among the Borrower, Collins Holdings EME, LLC and Nesbitt Asset Recovery, Series C-4 (formerly known as Collins Trust IV), as Owner Lessor.

          "Collins Termination Payment" means the payment by the Borrower (or by Collins Holdings EME, LLC) of termination value and other payments on the Obsolescence Termination Date (as defined in the Collins Facility Leases), in accordance with Section 14 of each Collins Facility Lease and each Collins Facility Sublease.

          "ComEd Agreements" means the Power Purchase Agreements listed on Schedule 7.2.6, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

          "Commitment" means a Term Loan Commitment or a Working Capital Commitment, or any combination thereof (as the context requires).

          "Communications Agreement" means the Communications Agreement dated as of April 27, 2004 between the Borrower and the Administrative Agent, substantially in the form of Exhibit G, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

          "Consolidated Interest Coverage Ratio" means, for any period, the ratio of Adjusted EBITDA for such period to Consolidated Interest Expense for such period.

          In addition, for purposes of calculating the Consolidated Interest Coverage Ratio:

            (a)   acquisitions that have been made by the Borrower or any of its Subsidiaries, including through mergers or consolidations, or any Person or any of its Subsidiaries acquired by the Borrower or any of its Subsidiaries, and including any related financing transactions and including increases in ownership of Subsidiaries, during the applicable reference period or subsequent to such reference period and on or prior to the date on which the event for which the calculation of the Consolidated Interest Coverage Ratio is made (the "Calculation Date") will be given Pro Forma effect as if they had occurred on the first day of such reference period;

            (b)   the Adjusted EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

            (c)   the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the Borrower or any of its Subsidiaries following the Calculation Date;

            (d)   any Person that is a Subsidiary on the Calculation Date will be deemed to have been a Subsidiary at all times during such reference period; and

            (e)   any Person that is not a Subsidiary on the Calculation Date will be deemed not to have been a Subsidiary at any time during such reference period.

          "Consolidated Interest Expense" means, for any period, the sum, without duplication, of:

            (a)   the consolidated interest expense of the Borrower and its Subsidiaries for such period accrued (whether or not paid), including non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capitalized Lease Liabilities, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Interest Rate Hedging Transactions, plus one-third of all payments with respect to Operating Lease Liabilities related to sale and leaseback transactions of the Facilities; plus

            (b)   the consolidated interest expense of the Borrower and its Subsidiaries that was capitalized during such period; plus

            (c)   any interest accruing on Indebtedness of a Person that is Guaranteed by the Borrower or one of its Subsidiaries or secured by a Lien on assets of the Borrower or one of its Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

            (d)   the product of (i) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred equity of the Borrower or any of its Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Borrower or to the Borrower or any of its Subsidiaries, multiplied by (ii) a fraction, the numerator of which is one and the denominator of which is one minusthe effective combined federal, state and local statutory tax rate of the Borrower for the immediately preceding fiscal year, expressed as a decimal, in each case, on a consolidated basis and determined in accordance with GAAP.

          "Consolidated Net Income" means, for any period, the aggregate of Net Income for such period, on a consolidated basis, determined in accordance with GAAP.

          "Contingent Liability" means any agreement, undertaking or arrangement by which any Person Guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or Guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed for purposes of this Agreement to be the outstanding principal amount of the debt, obligation or other liability Guaranteed thereby; provided, however, that if the maximum amount of the debt, obligation or other liability Guaranteed thereby has not been established, the amount of such Contingent Liability shall be the maximum reasonably anticipated amount of the debt, obligation or other liability; provided, further, however, that any agreement to limit the maximum amount of such Person's obligation under such Contingent Liability shall not, of and by itself, be deemed to establish the maximum reasonably anticipated amount of such debt, obligation or other liability.

          "Continuation/Conversion Notice" means a notice of continuation or conversion and certificate duly executed by an Authorized Representative of the Borrower, substantially in the form of Exhibit C.

          "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

          "Controlled Group" means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

          "Core Facilities" means the Crawford Facility (other than the Crawford Peaking Unit), the Fisk Facility (other than the Fisk Peaking Unit), the Waukegan Facility (other than Waukegan Unit 6 and the Waukegan Peaking Unit), the Joliet #9 Facility (other than the Joliet Peaking Unit), the Joliet Leased Facility, the Powerton Facility and the Will County Facility (other than Will County Units 1 and 2).

          "Crawford Facility" means the Crawford station, 542 MW net coal-fired electric generating facility and related assets owned by the Borrower, including the Crawford Peaking Unit, and located in Cook County, Illinois.

          "Crawford Peaking Unit" means the 121 MW (nominal summer rating) gas- and oil-fired Crawford peaking unit owned by the Borrower and located in Cook County, Illinois.

          "Credit Extension" means and includes (a) any Borrowing and (b) any Issuance of, or participation in, any Letter of Credit.

          "CSFB" means Credit Suisse First Boston, acting through its Cayman Islands Branch.

          "Debt Rating" means, with respect to any Person, a rating by each of Moody's and S&P of such Person's long-term debt which is not secured or supported by a guarantee, letter of credit or other form of credit enhancement; provided that, with respect to the Borrower, "Debt Rating" means, unless otherwise specified, a rating by each of Moody's and S&P of the Indebtedness evidenced by this Agreement. If Moody's or S&P shall have changed its system of classifications after the date hereof, a Debt Rating shall be considered to be at or above a specified level if it is at or above the new rating which most closely corresponds to the specified level under the old rating system.

          "Default" means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

          "Dollar" and the sign "$" mean lawful money of the United States.

          "Domestic Office" means, relative to any Lender, the office of such Lender designated on Schedule 1.1(c) or designated in the Assignment Agreement pursuant to which such Lender became a Lender hereunder or such other office of a Lender (or any successor or assign of such Lender) within the United States as may be designated from time to time by notice from such Lender, as the case may be, to each other Person party hereto. A Lender may have separate Domestic Offices for purposes of making, maintaining or continuing, as the case may be, Base Rate Loans.

          "Effective Date" means the date this Agreement becomes effective pursuant to Section 5.1.

          "Electric Junction Peaking Unit" means the 159 MW (nominal summer rating) gas- and oil-fired Electric Junction peaking unit and related assets owned by the Borrower and located in Dupage County, Illinois.

          "EME" means Edison Mission Energy, a Delaware corporation.

          "EME Trading Revolvers" means, collectively, (a) the Amended and Restated Revolving Credit Agreement (Margining) dated as of April27, 2004 between EMMT and EME, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, and (b) the Amended and Restated Revolving Credit Agreement (Operations) dated as of April 27, 2004 between EMMT and EME, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

          "EMMH" means Edison Mission Midwest Holdings Co., a Delaware corporation.

          "EMMH Credit Agreement" means the Credit Agreement dated as of December 15, 1999 among EMMH, the Lenders party thereto and JPMorgan Chase Bank (successor to The Chase Manhattan Bank), as administrative agent, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

          "EMMH Debt Repayment" has the meaning set forth in Section 7.1.10.

          "EMMH Pledge Agreement" means the Pledge Agreement dated as of April 27, 2004 between EMMH and the Collateral Trustee, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

          "EMMT" means Edison Mission Marketing & Trading, Inc., a California corporation.

          "EMMT Indebtedness" means, without duplication:

            (a)   all indebtedness of EMMT for borrowed money;

            (b)   all obligations of EMMT issued, undertaken or assumed as the deferred purchase price of property or services which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof or is evidenced by a note or other instrument, except trade accounts arising in the ordinary course of business; provided, that any such obligation with respect to office equipment and similar property of EMMT entered into in the ordinary course of business shall not be considered EMMT Indebtedness for purposes of this clause (b);

            (c)   all reimbursement obligations of EMMT with respect to surety bonds, letters of credit (to the extent not collateralized with cash or Cash Equivalent Investments), bankers' acceptances and similar instruments (in each case, whether or not matured);

            (d)   all obligations of EMMT evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses;

            (e)   all indebtedness of EMMT created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by EMMT (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); provided, that any such conditional sale or other title retention agreement with respect to office equipment and similar property of EMMT entered into in the ordinary course of business shall not be considered EMMT Indebtedness for purposes of this clause (e);

            (f)    all Capitalized Lease Liabilities of EMMT and Operating Lease Liabilities of EMMT;

            (g)   all net obligations with respect to interest cap arrangements, interest rate swaps agreements, sales of foreign exchange options and other hedging agreements or arrangements of EMMT (except insofar as incurred in connection with Permitted Trading Activities);

            (h)   all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by EMMT, even though EMMT has not assumed or become liable for the payment of such indebtedness; and

            (i)    all Contingent Liabilities of EMMT; provided, that NUG Contingent Liabilities shall not be EMMT Indebtedness for the purposes of this clause (i);

  provided, that, EMMT Indebtedness shall not (x) include obligations and indebtedness of EMMT incurred in the ordinary course of business in connection with Permitted Trading Activities or (y) obligations of EMMT under each EME Trading Revolver.

          The amount of any EMMT Indebtedness outstanding as of any date will be (i) the accreted value of such EMMT Indebtedness, in the case of any EMMT Indebtedness issued with original issue discount, (ii) the principal amount of such EMMT Indebtedness, in the case of any other EMMT Indebtedness and (iii) in respect of Indebtedness of another Person secured by a Lien on the assets of EMMT, the lesser of (A) the fair market value of such asset at the date of determination and (B) the amount of Indebtedness of such other Person.

          "EMMT Security Agreement" means the Security Agreement dated as of April 27, 2004 between EMMT and the Collateral Trustee, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

          "EMOC" means Edison Mission Overseas Co., a Delaware corporation.

          "Energy and Fuel Risk Management Policies" means the Edison Mission Energy Risk Management Policy dated February 6, 2004, as such policy may be amended or otherwise modified in accordance with Section 7.2.12.

          "Energy Management Agreements" means the Master Purchase Agreement, the Midwest Trading Revolver and each other agreement between EMMT and the Borrower (as each such other agreement may be amended, supplemented, amended and restated or otherwise modified and in effect from time to time) relating to energy sales and fuel purchases by the Borrower (including the posting of collateral for such sales and purchases).

          "Environmental CapEx Debt" means Indebtedness of the Borrower incurred for the purpose of financing Environmental Capital Expenditures.

          "Environmental Capital Expenditures" means capital expenditures deemed necessary by the Borrower to comply with Environmental Laws.

          "Environmental Laws" means all applicable Federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to Hazardous Materials and/or to public health and protection of the environment.

          "Environmental Reports" means the Environmental Liabilities Reports concerning the Facilities prepared by Environmental Strategies Consulting LLC dated December 18, 2003 and February 12, 2004.

          "equally and ratably" means, in reference to sharing of Liens or proceeds thereof as between Secured Parties of the same Secured Class, that such Liens or proceeds:

            (a)   will be allocated and distributed first to the Secured Debt Representative for each outstanding Series of Secured Debt within that Secured Class, for the account of the holders of such Series of Secured Debt, ratably in proportion to the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made under such letters of credit) on each outstanding Series of Secured Debt within that Secured Class when the allocation or distribution is made, and thereafter

            (b)   will be allocated and distributed (if any remain after payment in full of all of the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made on such letters of credit) on, all outstanding Secured Obligations within that Secured Class) to the Secured Debt Representative for each outstanding Series of Secured Obligations within that Secured Class, for the account of the holders of any remaining Secured Obligations within that Secured Class, ratably in proportion to the aggregate unpaid amount of such remaining Secured Obligations within that Secured Class due and demanded (with written notice to the applicable Secured Debt Representative and the Collateral Trustee) prior to the date such distribution is made.

          "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

          "Equity Issuance" means (a) any issuance or sale by any Person after the Effective Date of (i) any of its Capital Stock, (ii) any warrants or options exercisable in respect of its Capital Stock (other than any warrants or options issued to directors, officers or employees of such Person pursuant to employee benefit plans established in the ordinary course of business and any Capital Stock of such Person issued upon the exercise of such warrants or options) or (iii) any other security or instrument representing an equity interest (or the right to obtain any equity interest) in such Person or (b) the receipt by any of the Borrower's Subsidiaries after the Effective Date of any capital contribution (whether or not evidenced by any equity security issued by the recipient of such contribution); provided that Equity Issuance shall not include (A) any such issuance or sale described in clause (a) above by any Subsidiary of the Borrower to the Borrower or any direct or indirect Subsidiary of the Borrower; (B) any capital contribution by the Borrower or any direct or indirect Subsidiary of the Borrower to any Subsidiary of the Borrower or (C) Special Capital Contributions.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

          "Event of Default" has the meaning set forth in Section 8.1.

          "Excess Cashflow" means, for any period, the excess, if any, of Funds Flow from Operations for such period overCash Disbursements for such period.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Excluded Taxes" means, with respect to the Administrative Agent, the Issuing Lenders or any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder or under any other Loan Document, (a) income or franchise Taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which it is located (other than a jurisdiction in which it is treated as being located solely by reason of its participation in transactions contemplated by the Loan Documents), (c) in the case of a Non-U.S. Lender, any Tax that is imposed on amounts payable to such Non-U.S. Lender at the time such Non-U.S. Lender becomes a party to this Agreement, except to the extent that such Non-U.S. Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Tax pursuant to Section 4.7(a) and (d) in the case of a Non-U.S. Lender, any Tax that is attributable to such Non-U.S. Lender's failure or inability to comply with Section 4.7(e).

          "Exelon Letter" means the letter re: Midwest Generation, LLC—Refinancing, dated March 23, 2004, from the Borrower to Exelon Generation Company and acknowledged and agreed to by Exelon Generation Company.

          "Facilities" means (a) certain electric generation facilities and other related assets associated therewith and ancillary thereto located in the State of Illinois acquired by the Borrower pursuant to the Asset Sale Agreement dated as of April 22, 1999 between Commonwealth Edison Company and EME, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, as assigned by EME and (b) any other electric generation facilities and other related assets associated therewith and ancillary thereto (or interests therein) owned, directly or indirectly, or leased by the Borrower from time to time.

          "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          "Fee Letters" means (a) the Fee Letter dated as of April 5, 2004 between the Borrower, CNAI, CSFB, JPMS and Lehman, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time and (b) each Fee Letter between the Borrower and any Issuing Lender, as each such Issuing Lender Fee Letter may be amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

          "Financing" means, with respect to any Person, either Indebtedness of such Person or Lease Obligations of such Person, or a combination of both.

          "Fiscal Quarter" means any quarter of a Fiscal Year.

          "Fiscal Year" means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g.,

  the "2003 Fiscal Year") refers to the Fiscal Year ending on December 31 occurring during such calendar year.

          "Fisk Facility" means the Fisk station, 326 MW net coal-fired electric generating facility and related assets owned by the Borrower, including the Fisk Peaking Unit, and located in Cook County, Illinois.

          "Fisk Peaking Unit" means the 163 MW (nominal summer rating) oil-fired Fisk peaking unit owned by the Borrower and located in Cook County, Illinois.

          "Free Cashflow" has the meaning set forth in the Powerton/Joliet Lease Participation Agreements as in effect on the Effective Date.

          "F.R.S. Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

          "Funds Flow from Operations" means, in respect of any period, the excess, if any, of:

            (a)   all cash amounts received by the Borrower during such period from any source, including revenues from the sale of energy and capacity and proceeds of business interruption insurance, and excluding, without duplication, the proceeds of (i) any Asset Sale, (ii) the sale of Equity Interests by, or contributions to the common equity capital of, the Borrower or any of its Subsidiaries and (iii) any incurrence of Indebtedness by the Borrower or any of its Subsidiaries, over

            (b)   Operating Expenses during such period.

          "Funds Flow Undertaking" has the meaning set forth in Section 2.3(a).

          "GAAP" means generally accepted accounting principles in the United States.

          "Governmental Approval" means any authorization, consent, approval, license, permit, exemption, filing or registration with any Governmental Authority.

          "Governmental Authority" means any nation or government, any state, provincial or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Granting Lender" has the meaning set forth in Section 10.11.1(e).

          "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

          "Hazardous Material" means:

            (a)   any "hazardous substance", as defined by any Environmental Law;

            (b)   any "hazardous waste", as defined by any Environmental Law;

            (c)   any petroleum product (including crude oil or any fraction thereof); or

            (d)   any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, force or substance (including polychlorinated biphenyls, urea-formaldehyde insulation, asbestos or radioactivity) that is regulated pursuant to or could give rise to liability under any Environmental Law.

          "herein", "hereof", "hereto", "hereunder" and similar terms contained in any Loan Document refer to such Loan Document as a whole and not to any particular Section, paragraph or provision of such Loan Document.

          "Holdings Collateral Agent" has the meaning set forth in each Powerton/Joliet Lease Participation Agreement.

          "Holdings Intercreditor Agreement" has the meaning assigned to the term "Collateral Agency and Intercreditor Agreement" in the Collateral Trust Agreement.

          "including" means including without limiting the generality of any description preceding such term, and, for purposes of each Loan Document, the parties thereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

          "Indebtedness" of any Person means, without duplication:

            (a)   all indebtedness for borrowed money;

            (b)   all obligations issued, undertaken or assumed as the deferred purchase price of property or services which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof or is evidenced by a note or other instrument, except trade accounts arising in the ordinary course of business;

            (c)   all reimbursement obligations with respect to surety bonds, letters of credit (to the extent not collateralized with cash or Cash Equivalent Investments), bankers' acceptances and similar instruments (in each case, whether or not matured);

            (d)   all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses;

            (e)   all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property);

            (f)    all Capitalized Lease Liabilities and Operating Lease Liabilities;

            (g)   all net obligations with respect to interest cap arrangements, interest rate swaps agreements, sales of foreign exchange options and other hedging agreements or arrangements;

            (h)   all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and

            (i)    all Contingent Liabilities.

  For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer. The amount of any Indebtedness outstanding as of any date will be (i) the accreted value of such Indebtedness, in the case of any Indebtedness issued with original issue discount, (ii) the principal amount of such Indebtedness, in the case of any other Indebtedness and (iii) in respect of Indebtedness of another Person secured by a Lien on the assets of such Person, the lesser of (A) the fair market value of such asset at the date of determination and (B) the amount of Indebtedness of such other Person.

          "Indemnified Parties" has the meaning set forth in Section 10.4(a).

          "Indemnified Liabilities" has the meaning set forth in Section 10.4(a).

          "Indemnified Taxes" means Taxes other than Excluded Taxes.

          "Initial Issuing Lender" means CNAI in its capacity as the issuer of Letters of Credit hereunder.

          "Insolvency" means, with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

          "Interest Period" means, relative to any LIBO Rate Loan, the period beginning on (and including) the date on which such LIBO Rate Loan is made or continued as, or converted into, a LIBO Rate Loan pursuant to Section 2.3 or 2.4 and shall end on (but exclude) the day which numerically corresponds to such date one, two, three or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in either case as the Borrower may select in its relevant notice pursuant to Section 2.3 or 2.4; provided, however, that (a) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless, if such Interest Period applies to LIBO Rate Loans, such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day) and (b) no Interest Period may end later than the date of the "Maturity Date".

          "Interest Rate Hedging Transactions" means all interest rate swaps, caps or collar agreements or similar arrangements entered into by any Person (a) in order to protect against fluctuations in, or hedge or manage, interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, and, in any event, not for speculative purposes and (b) with a counterparty who is either (i) a Working Capital Lender or an Affiliate of such Working Capital Lender, or (ii) such other Person with the prior approval of the Required Lenders, such approval not to be unreasonably withheld or delayed.

          "Investment" means, relative to any Person:

            (a)   any loan or advance made by such Person to any other Person (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business);

            (b)   any Contingent Liability of such Person; and

            (c)   any ownership or similar interest held by such Person in any other Person.

  The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.

          "Investment Grade" means, with respect to any Person, such Person's Debt Ratings are at least BBB- and Baa3 by S&P and Moody's, respectively.

          "Issuance Date" means the date on which a Letter of Credit is Issued pursuant to Section 2.6.

          "Issue" means, with respect to any Letter of Credit, to issue or to extend the expiry of, to amend or to renew or to increase the amount of, such Letter of Credit; and the terms "Issued", "Issuing" and "Issuance" have corresponding meanings.

          "Issuing Lenders" means the Initial Issuing Lender and each other Person as may have subsequently been appointed as a successor or an additional Issuing Lender pursuant to Section 2.6.9.

          "Joliet #9 Facility" means the Joliet station, Unit 6, 314 MW of the 1,358 MW coal-fired electric generating facility and certain related assets owned by the Borrower, including the Joliet Peaking Unit, and located on the parcel of real property known as Joliet #9 in Will County, Illinois. For the avoidance of doubt, the Joliet #9 Facility does not include the Joliet Leased Facility.

          "Joliet Equity Financing Parties I" means, collectively, the Equity Investor, the Owner Participant and the OP Guarantor (each as defined in the Joliet Lease Participation Agreement (T1)).

          "Joliet Equity Financing Parties II" means, collectively, the Equity Investor, the Owner Participant and the OP Guarantor (each as defined in the Joliet Lease Participation Agreement (T2)).

          "Joliet Guarantee (T1)" means the Guaranty Agreement dated as of July 31, 2002 made by EME in favor of Joliet Trust I that, among other things, guarantees the payment by the Borrower of all Joliet Lease Liabilities (T1) payable to Joliet Trust I, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

          "Joliet Guarantee (T1: Equity Financing Parties)" means the Guaranty Agreement dated as of July 31, 2002 made by EME in favor of the Joliet Equity Financing Parties I that, among other things, guarantees the payment by the Borrower of certain Joliet Lease Liabilities (T1) payable to Joliet Equity Financing Parties I, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

          "Joliet Guarantee (T2)" means the Guaranty Agreement dated as of July 31, 2002 made by EME in favor of Joliet Trust II that, among other things, guarantees the payment by the Borrower of all Joliet Lease Liabilities (T2) payable to Joliet Trust II, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

          "Joliet Guarantee (T2: Equity Financing Parties)" means the Guaranty Agreement dated as of July 31, 2002 made by EME in favor of the Joliet Equity Financing Parties II that, among other things, guarantees the payment by the Borrower of certain Joliet Lease Liabilities (T2) payable to Joliet Equity Financing Parties II, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

          "Joliet Guarantees" means, collectively, the Joliet Guarantee (T1), the Joliet Guarantee (T2), the Joliet Guarantee (T1: Equity Financing Parties) and the Joliet Guarantee (T2: Equity Financing Parties).

          "Joliet Intercompany Note Pledge Agreement (T1)" means the Pledge Agreement (T1) dated as of August 17, 2000 between the Borrower and the Holdings Collateral Agent relating to the pledge of the Joliet Lease Intercompany Note (T1), as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

          "Joliet Intercompany Note Pledge Agreement (T2)" means the Pledge Agreement (T2) dated as of August 17, 2000 between the Borrower and the Holdings Collateral Agent relating to the pledge of the Joliet Lease Intercompany Note (T2), as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

          "Joliet Lease (T1)" means the Facility Lease Agreement (T1) dated as of August 17, 2000 between the Borrower and Joliet Trust I, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

          "Joliet Lease (T2)" means the Facility Lease Agreement (T2) dated as of August 17, 2000 between the Borrower and Joliet Trust II, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

          "Joliet Lease Intercompany Note (T1)" means the EME Note (as defined in the Joliet Lease Participation Agreement (T1)) dated the Closing Date (as defined in the Joliet Lease Participation Agreement (T1)) evidencing the loan by the Borrower to EME of the proceeds of the Joliet Lease Transaction (T1), as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

          "Joliet Lease Intercompany Note (T2)" means the EME Note (as defined in the Joliet Lease Participation Agreement (T2)) dated the Closing Date (as defined in the Joliet Lease Participation Agreement (T2)) evidencing the loan by the Borrower to EME of the proceeds of the Joliet Lease Transaction (T2), as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

          "Joliet Lease Intercompany Notes" means, collectively, the Joliet Lease Intercompany Note (T1) and the Joliet Lease Intercompany Note (T2).

          "Joliet Lease Liabilities" means, collectively, the Joliet Lease Liabilities (T1) and the Joliet Lease Liabilities (T2).

          "Joliet Lease Liabilities (T1)" mean the basic rent, the supplemental rent, termination value or any other amount, liability or obligation that the Borrower is obligated to pay under the Joliet Lease (T1) or the other Joliet Lease Operative Documents (T1).

          "Joliet Lease Liabilities (T2)" mean the basic rent, the supplemental rent, termination value or any other amount, liability or obligation that the Borrower is obligated to pay under the Joliet Leases (T2) or the other Joliet Lease Operative Documents (T2).

          "Joliet Lease Operative Documents" means, collectively, the Joliet Lease Operative Documents (T1) and the Joliet Lease Operative Documents (T2).

          "Joliet Lease Operative Documents (T1)" means, collectively, the Operative Documents as defined in the Joliet Lease Participation Agreement (T1).

          "Joliet Lease Operative Documents (T2)" means, collectively, the Operative Documents as defined in the Joliet Lease Participation Agreement (T2).

          "Joliet Lease Participation Agreement (T1)" means the Participation Agreement (T1) dated as of August 17, 2000 by and among the Borrower, EME, Joliet Trust I, Wilmington Trust Company, Joliet Generation I, the Lease Indenture Trustee named therein and the Pass Through Trustees named therein, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

          "Joliet Lease Participation Agreement (T2)" means the Participation Agreement (T2) dated as of August 17, 2000 by and among the Borrower, EME, Joliet Trust II, Wilmington Trust Company, Joliet Generation II, the Lease Indenture Trustee named therein and the Pass Through Trustees named therein, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

          "Joliet Lease Participation Agreements" means, collectively, the Joliet Lease Participation Agreement (T1) and the Joliet Lease Participation Agreement (T2).

          "Joliet Lease Transaction" means, collectively, the Joliet Least Transaction (T1) and the Joliet Lease Transaction (T2).

          "Joliet Lease Transaction (T1)" means the transactions pursuant to the Joliet Lease Participation Agreement (T1) and the Joliet Lease Operative Documents (T1) whereby the Borrower sold a 63.6% undivided interest in the Joliet Leased Facility to Joliet Trust I and Joliet Trust I leases such undivided interest to the Borrower pursuant to the Joliet Lease (T1).

          "Joliet Lease Transaction (T2)" means the transactions pursuant to the Joliet Lease Participation Agreement (T2) and the Joliet Lease Operative Documents (T2) whereby the Borrower sold a 36.4% undivided interest in the Joliet Leased Facility to Joliet Trust II and Joliet Trust II leases such undivided interest to the Borrower pursuant to the Joliet Lease (T2).

          "Joliet Lease Trusts" means, collectively, Joliet Trust I and Joliet Trust II.

          "Joliet Leased Facility" means the Joliet station, Units 7 and 8, 1,044 MW of the 1,358 MW coal-fired electric generating facility and certain related assets located in Will County, Illinois and more fully described in Exhibit B to each Joliet Lease.

          "Joliet Leases" means, collectively, the Joliet Lease (T1) and Joliet Lease (T2).

          "Joliet Peaking Unit" means the 112 MW (nominal summer rating) gas- and oil-fired peaking unit owned by the Borrower and located in Will County, Illinois.

          "Joliet Shared Facilities Agreements" means, collectively, (a) the Shared Facilities Agreement No. 1 dated as of August 17, 2000 between the Borrower and Joliet Trust I, (b) the Shared Facilities Agreement No. 2 dated as of August 17, 2000 between Joliet Trust I and the Borrower, (c) the Shared Facilities Agreement No. 1 dated as of August 17, 2000 between the Borrower and Joliet Trust II and (d) the Shared Facilities Agreement No. 2 dated as of August 17, 2000 between Joliet Trust II and the Borrower.

          "Joliet Subordination Agreement (T1)" means the Subordination Agreement dated as of August 17, 2000 between Joliet Trust I, the Owner Participant (as defined in the Joliet Lease Participation Agreement (T1)), the Lease Indenture Trustee (as defined in the Joliet Lease Participation Agreement (T1)) and the Holdings Collateral Agent, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

          "Joliet Subordination Agreement (T2)" means the Subordination Agreement dated as of August 17, 2000 between Joliet Trust II, the Owner Participant (as defined in the Joliet Lease Participation Agreement (T2)), the Lease Indenture Trustee (as defined in the Joliet Lease Participation Agreement (T2)) and the Holdings Collateral Agent, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

          "Joliet Trust I" means Nesbitt Asset Recovery, Series C-1 (formerly known as Joliet Trust I), a Delaware business trust.

          "Joliet Trust II" means Joliet Trust II, a Delaware business trust.

          "JPMC" means JPMorgan Chase Bank.

          "JPMS" means J.P. Morgan Securities Inc.

          "LC Collateral Account" means an account established in the name of the Borrower but under the exclusive dominion and control of the Administrative Agent, which shall be a "securities account" (as defined in Section 8-501(a) of the UCC) and, to the extent that credit balances not constituting "financial assets" (as defined in Section 8-102(a)(9) of the UCC) are credited thereto, a "deposit account" (as defined in Section 8-102(a)(29) of the UCC).

          "LC Disbursement" means a payment made by any Issuing Lender pursuant to a Letter of Credit.

          "LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Working Capital Lender at any time shall be its Percentage of the total LC Exposure at such time.

          "LCPI" means Lehman Commercial Paper Inc.

          "Lease Obligations" means rent, supplemental rent, termination value, or a similar monetary obligation under, or pursuant to, a lease or related documents in connection with a leveraged lease transaction (including Contingent Liabilities related thereto).

          "Lehman" means Lehman Brothers Inc.

          "Lenders" means the Term Loan Lenders and the Working Capital Lenders.

          "Letter of Credit" means any letter of credit issued pursuant to this Agreement.

          "Letter of Credit Application" has the meaning set forth in Section 2.6.1.

          "Letter of Credit Documents" means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, Guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be amended, supplemented, amended and restated or otherwise in effect from time to time.

          "LIBO Rate" means, for each day during each Interest Period for each LIBO Rate Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Telerate Service Page 3750 as of 11:00 a.m., London time, two (2) Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Telerate Service Page 3750, the "LIBO Rate" shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 a.m., New York City time, two (2) Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein. Notwithstanding any other provision hereof, at such time as there shall exist for any Lender a LIBOR Reserve Percentage which is greater than zero, the LIBO Rate used in the determination of LIBO Rate Loans made by such Lender shall be the LIBO Rate (Reserve Adjusted).

          "LIBO Rate Loan" means a Loan bearing interest, at all times during an Interest Period applicable to such Loan at a fixed rate of interest per annum determined by reference to the LIBO Rate plus the LIBOR Applicable Margin from time to time in effect.

          "LIBO Rate (Reserve Adjusted)" means, relative to any Loan to be made, continued or maintained as, or converted into, a LIBO Rate Loan for any Interest Period, a rate per annum

  (rounded upwards, if necessary, to the nearest whole multiple of l/100 of 1%) determined pursuant to the following formula:

LIBO Rate (Reserve Adjusted) =	LIBO Rate 1.00 - LIBOR Reserve Percentage

  The LIBO Rate (Reserve Adjusted) for any Interest Period for LIBO Rate Loans will be determined by the Administrative Agent on the basis of the LIBOR Reserve Percentage in effect on, and the applicable rates furnished to and received by the Administrative Agent, two (2) Business Days before the first day of such Interest Period.

          "LIBOR Applicable Margin" is 3.25% per annum.

          "LIBOR Office" means, relative to any Lender, the office of such Lender designated as such on Schedule 1.1(c) or designated in the Assignment Agreement or such other office of a Lender as designated from time to time by notice from such Lender to the Borrower and the Administrative Agent pursuant to Section 4.4, whether or not outside the United States, which shall be making or maintaining LIBO Rate Loans of such Lender hereunder.

          "LIBOR Reserve Percentage" means, relative to any Interest Period for LIBO Rate Loans, the reserve percentage (expressed as a decimal) equal to the aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of and including "Eurocurrency Liabilities", as currently defined in Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such Interest Period.

          "Lien" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, in each case of any kind, to secure payment of a debt or performance of an obligation.

          "Loan Associated Expenses" has the meaning set forth in Section 7.1.10.

          "Loan Documents" means (a) this Agreement, (b) the Security Documents, (c) the documentation set forth in Section 5.1.7, (d) the Communications Agreement, (e) the Fee Letters, (f) the Letter of Credit Documents, (g) each Subsidiary Guarantee executed and delivered pursuant to Section 7.1.8(d) and (h) the other agreements, documents and instruments delivered in connection with this Agreement, including each Borrowing Request and each Continuation/ Conversion Notice.

          "Loans" means, collectively, the Term Loans and the Working Capital Loans.

          "Lombard Peaking Unit" means the 64 MW (nominal summer rating) gas- and oil-fired Lombard peaking unit and related assets owned by the Borrower and located in DuPage County, Illinois.

          "Maintained Facilities" means (a) any Facility that is part of a Mortgaged Facility, (b) the Powerton Facility and (c) the Joliet Leased Facility.

          "Mandatory Prepayment Date" has the meaning set forth in Section 3.1.2(c).

          "Mandatory Prepayment Trigger Event" has the meaning set forth in Section 3.1.2(a).

          "Master Purchase Agreement" means the Amended and Restated Master Purchase, Sale and Services Agreement dated as of April 27, 2004 between the Borrower and EMMT, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

          "Material Adverse Effect" means any event, development or circumstance that has had or would reasonably be expected to have a material adverse effect on (a) the business, assets, property, condition (financial or otherwise) or operations of the Borrower and its Subsidiaries, taken as a whole since the Effective Date, (b) the ability of the Borrower or any of its Subsidiaries to perform its obligations under any of the Loan Documents to which it is a party or (c) the aggregate value of the Collateral or the validity, enforceability or priority of the security interests granted in favor of the Lenders pursuant to the Security Documents granting a security interest in the Collateral.

          "Maturity Date" means April 27, 2011.

          "MGE" means Midwest Generation EME LLC, a Delaware limited liability company.

          "MGE Pledge Agreement" means the Pledge Agreement dated as of April 27, 2004 between MGE and the Collateral Trustee, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

          "Midwest Finance" means Midwest Finance Corp., a Delaware corporation.

          "Midwest Finance Note Guarantee" means the Guarantee dated as of April 27, 2004, made by the Borrower in favor of the trustee on behalf of the holders of the Notes.

          "Midwest Related Party" means EMMH and MGE.

          "Midwest Trading Revolver" means the Credit Agreement dated as of April 27, 2004 between the Borrower and EMMT, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

          "Moody's" means Moody's Investors Service, a division of Dun & Bradstreet Corporation, and its successors and assigns.

          "Mortgaged Facilities" means the Crawford Facility, the Fisk Facility, the Waukegan Facility, the Joliet #9 Facility, the Will County Facility, the Calumet Peaking Unit, the Electric Junction Peaking Unit, the Lombard Peaking Unit and the Sabrooke Peaking Unit together with any and all easements benefiting any of the foregoing.

          "Mortgaged Facility Mortgages" means (a) the Mortgage, Assignment of Rents and Leases, Fixture Filing, Financing Statement and Security Agreement with respect to the Crawford Facility dated as of the Effective Date, (b) the Mortgage, Assignment of Rents and Leases, Fixture Filing, Financing Statement and Security Agreement with respect to the Fisk Facility dated as of the Effective Date, (c) the Mortgage, Assignment of Rents and Leases, Fixture Filing, Financing Statement and Security Agreement with respect to the Waukegan Facility dated as of the Effective Date, (d) the Mortgage, Assignment of Rents and Leases, Fixture Filing, Financing Statement and Security Agreement with respect to the Joliet #9 Facility dated as of the Effective Date, (e) the Mortgage, Assignment of Rents and Leases, Fixture Filing, Financing Statement and Security Agreement with respect to the Will County Facility dated as of the Effective Date, (f) the Mortgage, Assignment of Rents and Leases, Fixture Filing, Financing Statement and Security Agreement with respect to the Calumet Peaking Unit dated as of the Effective Date, (g) the Mortgage, Assignment of Rents and Leases, Fixture Filing, Financing Statement and Security Agreement with respect to the Electric Junction Peaking Unit dated as of the Effective Date, (h) the Mortgage, Assignment of Rents and Leases, Fixture Filing, Financing Statement and Security Agreement with respect to the Lombard Peaking Unit dated as of the Effective Date and (i) the Mortgage, Assignment of Rents and Leases, Fixture Filing, Financing Statement and Security Agreement with respect to the Sabrooke Peaking Unit dated as of the Effective Date, in each case, made by the Borrower to the Collateral Trustee.

          "Multiemployer Plan" means a "multiemployer plan" as such term is defined in Section 4001(a)(3) of ERISA.

          "MW" means megawatts.

          "Necessary Capital Expenditures" means capital expenditures that, in the exercise of Prudent Industry Practices, are reasonably necessary for the continued operation or maintenance of the Facilities or are required by applicable law (other than Environmental Laws). The term "Necessary Capital Expenditures" does not include any capital expenditure undertaken primarily to increase the efficiency of, expand or re-power the Facilities.

          "Net Cash Proceeds" means (a) in connection with any Recovery Event, the cash proceeds (or proceeds consisting of Cash Equivalent Investments) of such Recovery Event, reduced by (i) any expenses reasonably incurred in respect of such Recovery Event, including attorneys' fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Recovery Event (other than any Lien pursuant to a Security Document) and (ii) Taxes incurred or reasonably estimated to be incurred as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), to the extent that, in the case of Recovery Events relating to property or casualty insurance claims, the amount of such proceeds exceeds $15,000,000 with respect to any asset or group of related assets of the Borrower, (b) in connection with any Equity Issuance or any issuance or sale of debt securities by any Person, the cash proceeds (or proceeds consisting of Cash Equivalent Investments) received from such Equity Issuance, issuance or sale, reduced by (i) the amount of any Taxes incurred by the Borrower by reason of such Equity Issuance, issuance or sale and (ii) reasonable fees, costs and expenses directly and indirectly incurred by such Person in connection with such Equity Issuance, issuance or sale and (c) in connection with any Asset Sale, the cash proceeds (or proceeds consisting of Cash Equivalent Investments) received from such Asset Sale, reduced by (i) the amount of any legal, title, and recording tax expenses, commissions and other fees, costs and expenses directly or indirectly incurred by the Borrower as a result of such Asset Sale and (ii) the amount of any Taxes, incurred by the Borrower by reason of such Asset Sale.

          Notwithstanding the preceding, any proceeds received in connection with a Recovery Event in respect of either the Powerton Facility or the Joliet Leased Facility shall be applied in accordance with the Powerton/Joliet Lease Operative Documents, as in effect on the Effective Date, as applicable, and, to the extent so applied, shall not be included in the definition of "Net Cash Proceeds".

          "Net Income" means the net income (loss) of the Borrower, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding:

            (a)   any gain (but not loss), together with any related provision for Taxes on such gain (but not loss), realized in connection with (i) any Asset Sale or (ii) the disposition of any securities by the Borrower or any of its Subsidiaries or the extinguishment of any Indebtedness of the Borrower or any of its Subsidiaries; and

            (b)   any extraordinary gain (but not loss), together with any related provision for Taxes on such extraordinary gain (but not loss).

          "Non-Core Facilities" means the Facilities other than the Collins Facility and the Core Facilities.

          "Non-Recourse Persons" means Edison International, Edison Mission Group, EME, Mission Energy Holding Company and Southern California Edison Company, and each of their Affiliates (except as provided herein) and the officers, directors, employees, shareholders (except as aforesaid), agents, Authorized Representatives and other controlling persons (except as aforesaid) of the Borrower, provided that in no event shall the Borrower be deemed to be a Non-Recourse Person and provided further that each Midwest Related Party and EMMT shall be a Non-Recourse Person except with respect to, and to the extent, of the Collateral furnished thereby under the Security Documents to which it is a party and as otherwise provided in such Security Documents.

          "Non-U.S. Lender" has the meaning set forth in Section 4.7(e).

          "Notes" mean the 8.75% Second Priority Senior Secured Notes in an aggregate principal amount of $1,000,000,000 issued on the date of and pursuant to an indenture dated as of the Effective Date among the Borrower, Midwest Finance and The Bank of New York, as trustee.

          "NUG Contingent Liabilities" means Contingent Liabilities of EMMT existing as of the Effective Date in connection with (a) the disaggregation of the New England Power Pool and (b) agreements existing as of the Effective Date relating to the NUG Trading Entities, Newhall Funding Company and Athens Funding, LLC.

          "NUG Trading Entities" means CL Power Sales One, L.L.C., CL Power Sales Two, L.L.C., CL Power Sales Three, L.L.C., CL Power Sales Seven, L.L.C., CL Power Sales Eight, L.L.C., CL Power Sales Nine, L.L.C., CL Power Sales Ten, L.L.C., CP Power Sales Twelve, L.L.C., CP Power Sales Sixteen, L.L.C. and CP Power Sales Seventeen, L.L.C.

          "Obligations" means with respect to any Indebtedness of any Person (collectively, without duplication): (a) all debt, financial liabilities and obligations of such Person of whatsoever nature and howsoever evidenced (including principal, interest, fees, reimbursement obligations, cash cover obligations, penalties, indemnities and legal and other expenses, whether due after acceleration or otherwise) to the providers or holders of such Indebtedness or to any agent, trustee or other representative of such providers or holders of such Indebtedness under or pursuant to each agreement, document or instrument evidencing, securing, Guaranteeing or relating to such Indebtedness, financial liabilities or obligations relating to such Indebtedness (including Loan Documents applicable to such Indebtedness (if any)), in each case, direct or indirect, primary or secondary, fixed or contingent, now or hereafter arising out of or relating to any such agreement, document or instrument; (b) any and all sums advanced by the Collateral Trustee or any other Person in order to preserve the Collateral or any other collateral securing such Indebtedness or to preserve the Liens and security interests in the Collateral or any other collateral, securing such Indebtedness; and (c) the costs and expenses of collection and enforcement of the obligations referred to in clauses (a) and (b) (including (i) the costs and expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on any Collateral or any other collateral, (ii) the costs and expenses of any exercise by the Collateral Trustee or any other Person of its rights under the Security Documents or any other security documents and (iii) reasonable attorneys' fees and court costs).

          "Officer's Certificate" means a certificate with respect to compliance with a condition or covenant provided for in this Agreement, signed on behalf of the Borrower by two Authorized Representatives of the Borrower, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Borrower, including:

            (a)   a statement that the Authorized Representative making such certificate or opinion has read such covenant or condition;

            (b)   a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

            (c)   a statement that, in the opinion of such Authorized Representative, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

            (d)   a statement as to whether or not, in the opinion of such Authorized Representative, such condition or covenant has been satisfied.

          "Operating Expenses" means, in respect of any period, all cash used in operating activities or investing activities of the Borrower (as determined in accordance with GAAP), including any Permitted Tax Payments; provided that Operating Expenses will exclude Powerton/Joliet Lease Liabilities to the extent included in Cash Disbursements; provided, further that cash used for investments made with the proceeds of (a) any Asset Sale, (b) the sale of Equity Interests by, or contributions to the common equity capital of, the Borrower or any of its Subsidiaries and (c) any incurrence of Indebtedness by the Borrower or any of its Subsidiaries shall be excluded from the calculation of Operating Expenses.

          "Operating Lease" means any lease other than a Capital Lease.

          "Operating Lease Liability" of any Person means all monetary obligations of such Person under any Operating Lease, and, for purposes of each Loan Document, the amount of such obligations shall be the termination value of such Operating Lease.

          "Operation" has the meaning set forth in Section 6.10(b).

          "Optional Prepayment Notice" has the meaning set forth in Section 3.1.2(d).

          "Organic Document" means, with respect to any Person that is a corporation, its certificate of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock; with respect to any Person that is a limited liability company, its certificate of formation and its limited liability agreement, and, with respect to a private limited liability company, its deed of incorporation, its articles of association, all shareholders agreements, if any, and the shareholders register in each case, as from time to time amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

          "Other Taxes" means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

          "PA" means PA Consulting Group, Inc.

          "PA Collateral Valuation Report" means the Midwest Generation, LLC Asset Valuation report dated as of March 18, 2004 and prepared by PA.

          "PA Market Report" means the Independent Expert's Market Report for the MAIN Region dated as of March 2, 2004 and prepared by PA.

          "Parity Debt Representative" means:

            (a)   in the case of the Notes, the trustee; or

            (b)   in the case of any other Series of Parity Lien Debt, the trustee, agent or representative of the holders of such Series of Parity Lien Debt who maintains the transfer register for such Series of Parity Lien Debt and is appointed as a Parity Debt Representative (for purposes related to the administration of the security documents) pursuant to the indenture or other agreement governing such Series of Parity Lien Debt, and who has executed a Collateral Trust Joinder.

          "Parity Debt Sharing Confirmation" has the meaning set forth in the Collateral Trust Agreement.

          "Parity Lien Debt" means:

            (a)   the Notes;

            (b)   Obligations under Interest Rate Hedging Transactions incurred to hedge or manage interest rate risk with respect to Parity Lien Debt and Priority Lien Debt (without duplication, other than Interest Rate Hedging Transactions that satisfy the requirement of clause (a)(iv) of the definition of "Priority Lien Debt") having an aggregate principal amount not to exceed the aggregate notional principal amount of outstanding Parity Lien Debt and Priority Lien Debt;

            (c)   Permitted Refinancing Indebtedness incurred or issued to Refinance Parity Lien Debt or Priority Lien Debt (other than Permitted Refinancing Indebtedness that satisfies the requirements of clause (b) of the definition of "Priority Lien Debt");

            (d)   any other Indebtedness that is permitted to be incurred pursuant to Section 7.2.1 if the aggregate principal amount of all such other Indebtedness contemplated by this clause (d) does not as of any date of incurrence exceed the greater of (i) $100.0 million or (ii) such maximum principal amount of Indebtedness as would not, after giving Pro Forma effect to the incurrence thereof and the application of the proceeds therefrom, cause the Secured Leverage Ratio to be greater than 2.75 to 1.0;

            (e)   any other Parity Lien Obligations;

  provided, that, in each case:

            (A)  on or before the date on which such Indebtedness is incurred by the Borrower such Indebtedness is designated by the Borrower, in an Officer's Certificate delivered to each Parity Debt Representative and the Collateral Trustee, as Parity Lien Debt for the purposes of this Agreement and the Collateral Trust Agreement; provided, that no Obligation or Indebtedness may be designated as both Priority Lien Debt and Parity Lien Debt;

            (B)  such Indebtedness is governed by an indenture or other agreement that includes a Parity Debt Sharing Confirmation; and

            (C)  all requirements set forth in the Collateral Trust Agreement as to the confirmation, grant or perfection of the Collateral Trustee's Lien to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (C) shall be conclusively established, for purposes of entitling the holders of such Indebtedness to share equally and ratably with the other holders of Parity Lien Debt in the benefits and proceeds of the Collateral Trustee's Lien on the Collateral, if the Borrower delivers to the Collateral Trustee an officer's certificate in the form required pursuant to the Collateral Trust Agreement stating that such requirements and other provisions have been satisfied and that such Indebtedness is Parity Lien Debt).

          "Parity Lien Obligations" means Parity Lien Debt and all other Obligations in respect thereof.

          "Participant" has the meaning set forth in Section 10.11.2.

          "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

          "Pension Plan" means a "pension plan", as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which the Borrower or any corporation, trade or business that is, along with the Borrower, a member of a Controlled Group, has any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

          "Percentage" means, at the time of determination: (a) with respect to Working Capital Lenders, the sum of the amount of such Working Capital Lender's Working Capital Exposure and unused Working Capital Commitments at such time divided by the sum of the total amount Working Capital Exposure and unused Working Capital Commitments at such time and (b) with respect to Term Loan Lenders, the amount of such Term Loan Lender's Term Loans at such time divided by the total amount of all outstanding Term Loans at such time.

          "Permitted Liens" means the liens permitted under Section 7.2.2.

          "Permitted Marketing Support" shall mean the use by the Borrower of its funds, the proceeds of Working Capital Loans and Letters of Credit, in each case, to support Permitted Trading Activities conducted by or for the benefit of the Borrower, whether directly with unaffiliated third parties or with EMMT, provided that, in the case of support for Permitted Trading Activities conducted for the benefit of the Borrower by EMMT, such support shall be provided to EMMT in a manner consistent with the Midwest Trading Revolver.

          "Permitted Refinancing Indebtedness" means any Indebtedness of the Borrower or any of its Affiliates issued in exchange for, or the net proceeds of which are used to Refinance other Indebtedness of the Borrower or any of its Subsidiaries (other than intercompany Indebtedness); provided, that:

            (a)   the aggregate principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the aggregate principal amount (or accreted value, if applicable) of the Indebtedness Refinanced (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

            (b)   such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being Refinanced; provided, that with respect to any Capitalized Lease Liabilities, the final maturity date thereof, for purposes of this definition and the definition of "Weighted Average Life to Maturity" shall be the earlier of (i) the expiration of such Capitalized Lease Liabilities and (ii) the final maturity date of any Indebtedness underlying such Capitalized Lease Liabilities; and

            (c)   if the Indebtedness being Refinanced is subordinated in right of payment to the Loans, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Loans on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced.

          "Permitted Tax Payment" means, with respect to the Borrower and its Subsidiaries, without duplication as to amounts, (a) any payment of United States Federal, state, local or foreign taxes required to be paid by the Borrower or its Subsidiaries and (b) any payments required by any tax allocation or similar agreements existing as of the date hereof or any amendment or modification thereto, so long as such amendment, modification or waiver (i) does not result in such tax allocation or similar agreement requiring payments of the Borrower and its Subsidiaries in excess of United States Federal, state, local or foreign taxes attributable to the Borrower and its Subsidiaries or (ii) would otherwise cause a Material Adverse Effect.

          "Permitted Trading Activities" means (a) the daily or forward purchase and/or sale, or other acquisition or disposition, of wholesale or retail electric energy, capacity, ancillary services, transmission rights, emissions allowances, weather derivatives and/or related commodities, in each case, whether physical or financial, (b) the daily or forward purchase and/or sale, or other acquisition or disposition, of fuel, mineral rights and/or related commodities, including swaps, options and swaptions, in each case, whether physical or financial, (c) electric energy-related tolling transactions, as seller of tolling services, (d) price risk management activities or services, (e) other similar electric industry activities or services, or (f) additional services as may be consistent with Prudent Industry Practice from time to time to support the marketing and trading related to the Facilities, in each case, consistent with the Energy and Fuel Risk Management Policies.

          "Person" means any natural person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

          "Pledge Agreements" means (a) the MGE Pledge Agreement and (b) the EMMH Pledge Agreement.

          "Powerton Equity Financing Parties I" means, collectively, the Equity Investor, the Owner Participant and the OP Guarantor (each as defined in the Powerton Lease Participation Agreement (T1)).

          "Powerton Equity Financing Parties II" means, collectively, the Equity Investor, the Owner Participant and the OP Guarantor (each as defined in the Powerton Lease Participation Agreement (T2)).

          "Powerton Facility" means the Powerton station, 1,538 MW coal-fired electric generating facility and certain related assets located in Tazewell County, Illinois and more fully described in Exhibit B to each Powerton Lease.

          "Powerton Guarantee (T1)" means the Guaranty Agreement dated as of July 31, 2002 made by EME in favor of Powerton Trust I that, among other things, guarantees the payment by the Borrower of all Powerton Lease Liabilities (T1) payable to Powerton Trust I, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

          "Powerton Guarantee (T1: Equity Financing Parties)" means the Guaranty Agreement dated as of July 31, 2002 made by EME in favor of the Powerton Equity Financing Parties I that, among other things, guarantees the payment by the Borrower of certain Powerton Lease Liabilities (T1) payable to Powerton Equity Financing Parties I, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

          "Powerton Guarantee (T2)" means the Guaranty Agreement dated as of July 31, 2002 made by EME in favor of Powerton Trust II that, among other things, guarantees the payment by the Borrower of all Powerton Lease Liabilities (T2) payable to Powerton Trust II, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

          "Powerton Guarantee (T2: Equity Financing Parties)" means the Guaranty Agreement dated as of July 31, 2002 made by EME in favor of the Powerton Equity Financing Parties II that, among other things, guarantees the payment by the Borrower of certain Powerton Lease Liabilities (T2) payable to Powerton Equity Financing Parties II, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

          "Powerton Guarantees" means, collectively, the Powerton Guarantee (T1), the Powerton Guarantee (T2), the Powerton Guarantee (T1: Equity Financing Parties) and the Powerton Guarantee (T2: Equity Financing Parties).

          "Powerton Intercompany Note Pledge Agreement (T1)" means the Pledge Agreement (T1) dated as of August 17, 2000 among the Borrower and the Holdings Collateral Agent relating to the pledge of the Powerton Lease Intercompany Note (T1), as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

          "Powerton Intercompany Note Pledge Agreement (T2)" means the Pledge Agreement (T2) dated as of August 17, 2000 among the Borrower and the Holdings Collateral Agent relating to the pledge of the Powerton Lease Intercompany Note (T2), as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

          "Powerton Lease (T1)" means the Facility Lease Agreement (T1) dated as of August 17, 2000 between the Borrower and Powerton Trust I, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

          "Powerton Lease (T2)" means the Facility Lease Agreement (T2) dated as of August 17, 2000 between the Borrower and Powerton Trust II, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

          "Powerton Lease Intercompany Note (T1)" means the EME Note (as defined in the Powerton Lease Participation Agreement (T1)) dated the Closing Date (as defined in the Powerton Lease Participation Agreement (T1)) evidencing the loan by the Borrower to EME of the proceeds of the Powerton Lease Transaction (T1), as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

          "Powerton Lease Intercompany Note (T2)" means the EME Note (as defined in the Powerton Lease Participation Agreement (T2)) dated the Closing Date (as defined in the Powerton Lease Participation Agreement (T2)) evidencing the loan by the Borrower to EME of the proceeds of the Powerton Lease Transaction (T2), as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

          "Powerton Lease Intercompany Notes" means, collectively, the Powerton Lease Intercompany Note (T1) and the Powerton Lease Intercompany Note (T2).

          "Powerton Lease Liabilities" means, collectively, the Powerton Lease Liabilities (T1) and the Powerton Lease Liabilities (T2).

          "Powerton Lease Liabilities (T1)" mean the basic rent, the supplemental rent, termination value or any other amount, liability or obligation that the Borrower is obligated to pay under the Powerton Lease (T1) or the other Powerton Lease Operative Documents (T1).

          "Powerton Lease Liabilities (T2)" mean the basic rent, the supplemental rent, termination value or any other amount, liability or obligation that the Borrower is obligated to pay under the Powerton Lease (T2) or the other Powerton Lease Operative Documents (T2).

          "Powerton Lease Operative Documents" means, collectively, the Powerton Lease Operative Documents (T1) and the Powerton Lease Operative Documents (T2).

          "Powerton Lease Operative Documents (T1)" means, collectively, the Operative Documents as defined in the Powerton Lease Participation Agreement (T1).

          "Powerton Lease Operative Documents (T2)" means, collectively, the Operative Documents as defined in the Powerton Lease Participation Agreement (T2).

          "Powerton Lease Participation Agreement (T1)" means the Participation Agreement (T1) dated as of August 17, 2000 by and among the Borrower, EME, Powerton Trust I, Wilmington Trust Company, Powerton Generation I, the Lease Indenture Trustee named therein and the Pass Through Trustees named therein, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

          "Powerton Lease Participation Agreement (T2)" means the Participation Agreement (T2) dated as of August 17, 2000 by and among the Borrower, EME, Powerton Trust II, Wilmington Trust Company, Powerton Generation II, the Lease Indenture Trustee named therein and the Pass Through Trustees named therein, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

          "Powerton Lease Participation Agreements" means, collectively, the Powerton Lease Participation Agreement (T1) and the Powerton Lease Participation Agreement (T2).

          "Powerton Lease Transaction" means, collectively, the Powerton Lease Transaction (T1) and the Powerton Lease Transaction (T2).

          "Powerton Lease Transaction (T1)" means the transactions pursuant to the Powerton Lease Participation Agreement (T1) and the Powerton Lease Operative Documents (T1) whereby the Borrower sells a 63.6% undivided interest in the Powerton Facility to Powerton Trust I and Powerton Trust I leases such undivided interest to the Borrower pursuant to the Powerton Lease (T1).

          "Powerton Lease Transaction (T2)" means the transactions pursuant to the Powerton Lease Participation Agreement (T2) and the Powerton Lease Operative Documents (T2) whereby the Borrower sells a 36.4% undivided interest in the Powerton Facility to Powerton Trust II and Powerton Trust II leases such undivided interest to the Borrower pursuant to the Powerton Lease (T2).

          "Powerton Lease Trusts" means, collectively, Powerton Trust I and Powerton Trust II.

          "Powerton Leases" means, collectively, the Powerton Lease (T1) and Powerton Lease (T2).

          "Powerton Subordination Agreement (T1)" means the Subordination Agreement dated as of August 17, 2000 between Powerton Trust I, the Owner Participant (as defined in the Powerton Lease Participation Agreement (T1)), the Lease Indenture Trustee (as defined in the Powerton Lease Participation Agreement (T1)) and the Holdings Collateral Agent, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

          "Powerton Subordination Agreement (T2)" means the Subordination Agreement dated as of August 17, 2000 between Powerton Trust II, the Owner Participant (as defined in the Powerton Lease Participation Agreement (T2)), the Lease Indenture Trustee (as defined in the Powerton

  Lease Participation Agreement (T2)) and the Holdings Collateral Agent, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

          "Powerton Trust I" means Nesbitt Asset Recovery, Series P-1 (formerly known as Powerton Trust I), a Delaware business trust.

          "Powerton Trust II" means Powerton Trust II, a Delaware business trust.

          "Powerton/Joliet Intercompany Note Pledge Agreements" means, collectively, the Powerton Intercompany Note Pledge Agreement (T1), the Powerton Intercompany Note Pledge Agreement (T2), the Joliet Intercompany Note Pledge Agreement (T1) and the Joliet Intercompany Note Pledge Agreement (T2).

          "Powerton/Joliet Lease Assets" means, collectively, the Powerton Facility and the Joliet Leased Facility.

          "Powerton/Joliet Lease Guarantees" means, collectively, the Powerton Guarantees, the Joliet Guarantees and the Powerton/Joliet Reimbursement Agreement.

          "Powerton/Joliet Lease Intercompany Notes" means, collectively, the Powerton Lease Intercompany Notes and the Joliet Lease Intercompany Notes.

          "Powerton/Joliet Lease Liabilities" means, collectively, the Powerton Lease Liabilities and the Joliet Lease Liabilities.

          "Powerton/Joliet Lease Operative Documents" means, collectively, the Powerton Lease Operative Documents and the Joliet Lease Operative Documents.

          "Powerton/Joliet Lease Participation Agreements" means, collectively, the Powerton Lease Participation Agreement (T1), Powerton Lease Participation Agreement (T2), Joliet Lease Participation Agreement (T1) and Joliet Lease Participation Agreement (T2).

          "Powerton/Joliet Lease Transaction" means, collectively, the Powerton Lease Transaction and the Joliet Lease Transaction.

          "Powerton/Joliet Lease Trusts" means, collectively, the Powerton Lease Trusts and the Joliet Lease Trusts.

          "Powerton/Joliet Leases" means, collectively, Powerton Leases and Joliet Leases.

          "Powerton/Joliet Reimbursement Agreement" means the Reimbursement Agreement dated as of August 17, 2000 between EME and the Borrower, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time.

          "Powerton/Joliet Subordination Agreements" means, collectively, the Powerton Subordination Agreement (T1), the Powerton Subordination Agreement (T2), the Joliet Subordination Agreement (T1) and the Joliet Subordination Agreement (T2).

          "Prepayment Lender" has the meaning set forth in Section 3.1.2(c).

          "Priority Debt Representative" means (a) in the case of this Agreement, the Administrative Agent and (b) in the case of any other Priority Lien Debt the trustee, agent or representative of the holders of such Series of Priority Lien Debt who maintains the transfer register for such Series of Priority Lien Debt and is appointed as a Priority Lien Debt Representative (for purposes related to the administration of the security documents) pursuant to the credit agreement, indenture or other agreement governing such Priority Lien Debt, and who has executed a Collateral Trust Joinder.

          "Priority Debt Sharing Confirmation" has the meaning set forth in the Collateral Trust Agreement.

          "Priority Lien Debt" means:

            (a)   (i) the Indebtedness under this Agreement, (ii) Environmental CapEx Debt, (iii) Indebtedness incurred to finance Necessary Capital Expenditures in an aggregate amount not to exceed $50,000,000, (iv) Obligations under Interest Rate Hedging Transactions incurred to hedge or manage interest rate risk with respect to Indebtedness under clause (i) having an aggregate notional principal amount not to exceed $350,000,0000, and (v) all other Priority Lien Obligations;

            (b)   Permitted Refinancing Indebtedness to Refinance Priority Lien Debt; provided that:

              (i)    on or before the date on which such Indebtedness is incurred by the Borrower such Indebtedness is designated by the Borrower, in an Officer's Certificate delivered to each Priority Debt Representative and the Collateral Trustee, as Priority Lien Debt for the purposes of this Agreement and the Collateral Trust Agreement; provided, that no Obligation or Indebtedness shall be designated as both Priority Lien Debt and Parity Lien Debt;

              (ii)   such Indebtedness is governed by a credit agreement, an indenture or other agreement that includes a Priority Debt Sharing Confirmation; and

              (iii)  all requirements set forth in the Collateral Trust Agreement as to the confirmation, grant or perfection of the Collateral Trustee's Lien to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (iii) shall be conclusively established, for purposes of entitling the holders of such Indebtedness to share equally and ratably with the other holders of Priority Lien Debt in the benefits and proceeds of the Collateral Trustee's Lien on the Collateral, if the Borrower delivers to the Collateral Trustee an officer's certificate in the form required pursuant to the Collateral Trust Agreement stating that such requirements and other provisions have been satisfied and that such Indebtedness is Priority Lien Debt).

          "Priority Lien Obligations" means the Priority Lien Debt and all other Obligations in respect of Priority Lien Debt.

          "Pro Forma" means, with respect to a calculation required to be made pursuant to this Agreement, that such calculation is made in accordance with the methodologies set forth in Regulation S-X under the Securities Act and gives effect to all relevant modifications to contractual arrangements that have been made prior to, or are being made on, the calculation date; provided, that in the case of a calculation for any period occurring prior to the Effective Date, all contractual arrangements in effect on the Effective Date shall be deemed to have been in effect for the entirety of such period.

          "Prudent Industry Practice" means, at a particular time, (a) any of the practices, methods and acts engaged in or approved by a significant portion of the competitive electric generating industry at such time, or (b) with respect to any matter to which clause (a) does not apply, any of the practices, methods and acts which, in the exercise of reasonable judgment at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. "Prudent Industry Practice" is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts having due regard for, among other things, manufacturers' warranties and the requirements of any Governmental Authority of competent jurisdiction.

          "PUHCA" means the Public Utility Holding Company Act of 1935, as amended.

          "Quarterly Payment Date" means the first day of each January, April, July and October or, if any such day is not a Business Day, the next succeeding Business Day.

          "Recovery Event" means any settlement of or payment of $15,000,000 or more in respect of (a) any property or casualty insurance claim relating to any asset of the Borrower or (b) any seizure, condemnation, confiscation or taking of, or requisition of title or use of, the Facilities or any part thereof by any Governmental Authority.

          "Refinance" means with respect to any Financing, extensions, refinancing, renewal, replacement, defeasance or refund of such Financing for, or with the proceeds of, other Indebtedness.

          "Register" has the meaning set forth in Section 10.11.1(b).

          "Regulatory Violation" means (a) the Borrower or any of its Subsidiaries becoming (i) subject to regulation as a "holding company" or a "subsidiary company" or an "affiliate" of a "holding company" under PUHCA or (ii) subject to regulation as a "public utility" under the laws of the State of Illinois or (b) the Borrower failing (i) to be an "exempt wholesale generator" under PUHCA, (ii) to be interconnected with the high voltage network or to have access to transmission services and ancillary services to sell wholesale electric power or (iii) to have the authority to sell wholesale electric power at market-based rates and, in the case of clause (a) or (b), such circumstance could reasonably be expected to result in a Material Adverse Effect.

          "Reimbursement Restricted Payments" means payments to reimburse or repay Special Capital Contributions.

          "Reinvestment Deferred Amount" means with respect to any Recovery Event, the aggregate Net Cash Proceeds received by the Borrower in connection therewith which are not applied to prepayments or reductions pursuant to Section 3.1.2(b) as a result of the delivery of a Reinvestment Notice.

          "Reinvestment Notice" has the meaning set forth in Section 7.1.11(a).

          "Reinvestment Prepayment Amount" means, with respect to any Recovery Event, the Reinvestment Deferred Amount relating thereto less any amount which, prior to the relevant Reinvestment Prepayment Date, the Borrower or its Subsidiaries have spent or have agreed, pursuant to a binding written contract (under which performance is in progress) to spend, to restore or replace the assets in respect of which a Recovery Event has occurred pursuant to Section 7.1.11.

          "Reinvestment Prepayment Date" means, with respect to any Recovery Event, the earliest of (a) the first date occurring after such Recovery Event on which an Event of Default shall have occurred, (b) the date occurring twelve months after such Recovery Event and (c) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, restore or replace the assets in respect of which a Recovery Event has occurred.

          "Reorganization" means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

          "Reportable Event" means any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty (30) day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. Section 2615.

          "Required Lenders" means, at any time, subject to the last paragraph of Section 10.1, Lenders having Working Capital Exposure, unused Commitments and outstanding Term Loans representing at least 50.1% of the sum of the total Working Capital Exposure, unused and outstanding Commitments and outstanding Term Loans at such time. The "Required Lenders" of a particular Class of Loans means Lenders having Working Capital Exposure, unused and outstanding Commitments of such Class and outstanding Term Loans representing at least 50.1% of the total Working Capital Exposure, unused and outstanding Commitments of such Class and outstanding Term Loans at such time.

          "Requirement of Law" means, as to any Person, the Organic Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other authority, in each case, applicable to or binding upon such Person or any of its Property or to which such Person or any of its property is subject.

          "Restricted Payment" has the meaning set forth in Section 7.2.7.

          "S&P" means Standard & Poor's Ratings Services and its successors and assigns.

          "Sabrooke Peaking Unit" means the 70 MW (nominal summer rating) oil-fired Sabrooke peaking unit and related assets owned by the Borrower and located in Winnebago County, Illinois.

          "Secured Class" means all Secured Parties having the same priority. This Agreement provides for two Classes of Secured Parties, the holders of Priority Lien Obligations and the holders of Parity Lien Obligations.

          "Secured Debt" means Priority Lien Debt and Parity Lien Debt.

          "Secured Debt Representative" means each Parity Debt Representative and each Priority Debt Representative.

          "Secured Leverage Ratio" means, on any date, the ratio of:

            (a)   the aggregate principal amount of Secured Debt outstanding on such date plus all Indebtedness of any Subsidiaries of the Borrower outstanding on such date (and, for this purpose, letters of credit will be deemed to have a principal amount equal to the maximum potential liability of the Borrower and its Subsidiaries thereunder) to

            (b)   the aggregate amount Adjusted EBITDA for the most recent four-quarter period for which financial information is available.

  In addition, for purposes of calculating the Secured Leverage Ratio:

              (i)    acquisitions that have been made by the Borrower or any of its Subsidiaries, including through mergers or consolidations, or any Person or any of its Subsidiaries acquired by the Borrower or any of its Subsidiaries, and including any related financing transactions and including increases in ownership of Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the date on which the event for which the calculation of the Secured Leverage Ratio is made (the "Leverage Calculation Date") will be given Pro Forma effect as if they had occurred on the first day of the four-quarter reference period;

              (ii)   the amount of Indebtedness arising out of Interest Rate Hedging Transactions will be deemed to be the net amount attributable to Interest Rate Hedging Transactions at the time outstanding;

              (iii)  the Adjusted EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Leverage Calculation Date will be excluded;

              (iv)  any Person that is a Subsidiary of the Borrower on the Leverage Calculation Date will be deemed to have been a Subsidiary of the Borrower at all times during such four-quarter period; and

              (v)   any Person that is not a Subsidiary of the Borrower on the Leverage Calculation Date will be deemed not to have been a Subsidiary of the Borrower at any time during such four-quarter period.

          "Secured Obligations" means the Parity Lien Obligations and the Priority Lien Obligations.

          "Secured Parties" has the meaning set forth in the Collateral Trust Agreement.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Security Documents" means (a) the Collateral Trust Agreement, (b) the Borrower Security Agreement, (c) each Pledge Agreement, (d) the EMMT Security Agreement, (e) the Powerton/Joliet Subordination Agreements, (f) the Mortgaged Facility Mortgages and (g) any other agreement or instrument hereafter entered into by the Borrower or any other Person which, directly or indirectly, Guarantees or secures payment of Indebtedness under this Agreement or payment or performance of any other Obligation arising under a Loan Document.

          "Series of Parity Lien Debt" means, severally, the Notes and each other issue or series of Parity Lien Debt for which a single transfer register is maintained.

          "Series of Priority Lien Debt" means indebtedness under this Agreement and each other issue or series of Priority Lien Debt for which a single transfer register is maintained.

          "Series of Secured Debt" means, severally, each Series of Priority Lien Debt and each Series of Parity Lien Debt.

          "Special Capital Contribution" means cash contributions in the form of equity or subordinated intercompany loans made by EME or a Subsidiary of EME after the Effective Date.

          "Solvent" means, with respect to any Person, on any date of determination:

            (a)   the fair market value of its assets is in excess of the total amount of its liabilities (including net contingent liabilities);

            (b)   it is then able and expects to be able to pay its debts as they mature; and

            (c)   it has capital sufficient to carry on its business as conducted and as proposed to be conducted. For purposes of the foregoing, the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.

          "SPC" has the meaning set forth in Section 10.11.1(e).

          "Subordinated Indebtedness" means Indebtedness of the Borrower or any of its Subsidiaries (other than Affiliated Indebtedness) that is unsecured and/or contractually subordinated to Priority Lien Debt and Parity Lien Debt.

          "Subsidiary" means, with respect to any Person: (a) any corporation, association or other business entity of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the directors, managers or trustees of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person; and (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

          "Subsidiary Guarantee" means a Subsidiary Guarantee substantially in the form of Exhibit H between a Subsidiary of the Borrower and the Administrative Agent, as amended, restated, amended and restated or otherwise modified and in effect from time to time.

          "Surveyor" means V3 Consultants Ltd.

          "Surveys" means as-built surveys, as prepared in 1999, updated to reflect the plotting of all easements shown as exceptions on the Title Policies (or stating that such exceptions are not plottable) as well as showing any boundary changes with respect to the Waukegan Facility, the Crawford Facility and the Sabrooke Peaking Unit, of each of the real properties to be covered by the Mortgaged Facility Mortgages prepared by the Surveyor, in form, scope and substance satisfactory to the Administrative Agent, meeting the "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys" jointly established and adopted by the American Land Title Association, the American Congress on Surveying & Mapping and the National Society of Professional Surveyors in 1997, showing such additional matters as may be reasonably required by the Administrative Agent, and certified to the Collateral Trustee, the Borrower and the Title Insurer using a form of certification reasonably acceptable to the Administrative Agent. "Surveys" does not include an as-built survey with respect to the Lombard Peaking Unit and related parcels of real property.

          "Tax" or "Taxes" means, with respect to any Person, any present or future taxes (including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, ad valorem, alternative or add-on minimum, estimated, or other tax of any kind whatsoever), levies, imposts, duties, fees or charges imposed by any government or any governmental agency or instrumentality or any international or multinational agency or commission, including any interest, penalty, or addition thereto, whether disputed or not for which such Person may be liable (including any such Tax related to any other Person for which such Person is liable, by contract, as transferee or successor, by law or otherwise).

          "Tax Return" means all returns, declarations, reports, claims for refund and information returns and statements of any Person required to be filed with respect to, or in respect of, any Taxes, including any schedule or attachment thereto and any amendment thereof.

          "Term Loan Commitment" means, relative to any Lender, the obligation of such Lender to make a Loan to the Borrower on the Effective Date in a principal amount not to exceed the amount set forth under "Term Loan Commitment" opposite such Lender's name on Schedule 1.1(a), as the same may be reduced in accordance with Section 2.1 or the Funds Flow Undertaking.

          "Term Loan Commitment Amount" means $700,000,000, as the same may be reduced in accordance with Section 2.1 or the Funds Flow Undertaking.

          "Term Loan Lender" means a Lender with a Term Loan Commitment or an outstanding Term Loan.

          "Term Loans" has the meaning set forth in Section 2.1.1.

          "Title Insurer" means Chicago Title Insurance Company.

          "Title Policies" shall mean the American Land Title Association 1970 (revised 10/17/84) Form extended coverage Lender's Fee Policies of title insurance or such other form as is reasonably acceptable to the Administrative Agent or a binding marked commitment to issue such policy dated the Effective Date and to be redated the date of recording of the Mortgaged Facility Mortgages issued by the Title Insurer in an amount reasonably acceptable to the Administrative Agent insuring the Lien in favor of the Collateral Trustee for the benefit of the Secured Parties created by the Mortgaged Facility Mortgages, subject only to those exceptions approved by the Administrative Agent and containing such endorsements and affirmative assurances as the Administrative Agent shall reasonably require and which are reasonably obtainable from title companies in the state in which the Mortgaged Facilities are located, together with reinsurance in such amount and issued by companies reasonably acceptable to the Administrative Agent using ALTA form 9/24/94 Facultative Reinsurance Agreements.

          "Transaction with an Affiliate" means, with respect to any Person (a) any agreement or contract with any Affiliate or Subsidiary of such Person and any amendment, modification or supplement thereof or thereto or (b) any other transaction or business arrangement with an Affiliate or Subsidiary of such Person not otherwise expressly permitted by the Loan Documents.

          "type" means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a LIBO Rate Loan.

          "Uniform Commercial Code" or "UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York.

          "United States" or "U.S." means the United States of America, its fifty States and the District of Columbia.

          "United States Person" has the meaning given to such term in Section 7701(a) (30) of the Code.

          "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

          "Waukegan Facility" means the Waukegan station, 789 MW net coal-fired electric generating facility and related assets owned by the Borrower, including the Waukegan Peaking Unit, and located in Lake County, Illinois.

          "Waukegan Peaking Unit" means the 92 MW (nominal summer rating) oil-fired Waukegan peaking unit owned by the Borrower and located in Lake County, Illinois.

          "Waukegan Unit 6" means the 100 MW net coal-fired Unit 6 that is part of the Waukegan Facility.

          "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

            (a)   the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

            (b)   the then outstanding principal amount of such Indebtedness.

          "Welfare Plan" means a "welfare plan", as such term is defined in Section 3(1) of ERISA.

          "Will County Facility" means the Will County station, 1,092 MW net coal-fired electric generating facility and related assets owned by the Borrower and located in Will County, Illinois.

          "Will County Units 1 and 2" means, collectively, (a) the 156 MW net coal-fired Unit 1 that is part of the Will County Facility and (b) the 154 MW net coal-fired Unit 2 that is part of the Will County Facility.

          "Working Capital Availability Period" means the period from and including the Effective Date to but excluding the earlier of the Working Capital Commitment Termination Date and the date of termination of the Working Capital Commitments.

          "Working Capital Commitment" means, with respect to each Working Capital Lender, the commitment, if any, of such Working Capital Lender to make Working Capital Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Working Capital Lender's Working Capital Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 3.1 and (b) reduced or increased from time to time pursuant to assignments by or to such Working Capital Lender pursuant to Section 10.11.1. The initial amount of each Working Capital Lender's Working Capital Commitment is set forth on Schedule 1.1(b), or in the Assignment Agreement pursuant to which such Working Capital Lender shall have assumed its Working Capital Commitment, as applicable. The initial aggregate amount of the Working Capital Lenders' Working Capital Commitments is $200,000,000.

          "Working Capital Commitment Termination Date" means April 27, 2009.

          "Working Capital Exposure" means, with respect to any Working Capital Lender at any time, the sum of the outstanding principal amount of such Working Capital Lender's Working Capital Loans and LC Exposure at such time.

          "Working Capital Lender" means a Lender with a Working Capital Commitment, an outstanding Working Capital Loan or an unreimbursed LC Disbursement.

          "Working Capital Loan" has the meaning set forth in Section 2.1.2.

        SECTION 1.2    Use of Defined Terms.    Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in (a) the Funds Flow Undertaking and (b) each Borrowing Request, Continuation/Conversion Notice, Loan Document, notice and other communication delivered from time to time in connection with any Loan Document.

        SECTION 1.3    Cross-References.    Unless otherwise specified, references in this Agreement to any Article, Section, Annex, Exhibit or Schedule are references to such Article, Section, Annex, Exhibit or Schedule of or to this Agreement, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

        SECTION 1.4    Accounting and Financial Determinations.    Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

COMMITMENTS AND BORROWING PROCEDURES

        SECTION 2.1    Commitments.

        SECTION 2.1.1    Term Loans.    Subject to the terms and conditions set forth herein, each Term Loan Lender agrees to make a loan (each, a "Term Loan") to the Borrower on the Effective Date in a principal amount not exceeding its Term Loan Commitment. The portion of any Lender's Term Loan Commitment not borrowed on the Effective Date as part of the Borrowing in accordance with the Funds Flow Undertaking shall be immediately terminated. Amounts prepaid or repaid in respect of Term Loans may not be reborrowed.

        SECTION 2.1.2    Working Capital Loans.    Subject to the terms and conditions set forth herein, each Working Capital Lender agrees to make revolving loans ("Working Capital Loans") to the Borrower from time to time during the Working Capital Availability Period in an aggregate principal amount that will not result in (a) such Working Capital Lender's Working Capital Exposure exceeding such Working Capital Lender's Working Capital Commitment or (b) the total Working Capital Exposures exceeding the total Working Capital Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Working Capital Loans.

        SECTION 2.2    Loans.

        SECTION 2.2.1    Obligations of Lenders.    Each Loan shall consist of the same Class and type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

        SECTION 2.2.2    Type of Loans.    Subject to Section 4.2, each Loan shall be constituted entirely of Base Rate Loans or of LIBO Rate Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any LIBO Rate Loans by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

        SECTION 2.2.3    Minimum Amounts; Limitation on Number of Loans.    Each Loan shall be in an aggregate amount of $5,000,000 or a larger multiple of $1,000,000; provided that a Base Rate Loan may be in an aggregate amount that is equal to the entire unused balance of the total Commitments of the applicable Class or (in the case of a Working Capital Loan) that is required to finance, in an amount not less than $5,000,000, the reimbursement of an LC Disbursement as contemplated by Section 2.6.5. Loans of more than one Class and type may be outstanding at the same time; provided that there shall not at any time be more than a total of (a) five (5) LIBO Rate Loans outstanding with respect to Term Loans and (b) ten (10) LIBO Rate Loans outstanding with respect to Working Capital Loans.

        SECTION 2.2.4    Limitations on Interest Periods.    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request (or to elect to convert to or continue as a LIBO Rate Loan): (a) any Working Capital Loan if the Interest Period requested therefor would end after the Working Capital Commitment Termination Date; (b) any Term Loan if the Interest Period requested therefor would end after the Maturity Date; or (c) any Term Loan if the Interest Period requested therefor would commence before and end after any Quarterly Payment Date unless, after giving effect thereto, the aggregate principal amount of the Term Loans having Interest Periods that end after such Quarterly Payment Date shall be equal to or less than the aggregate principal amount of the Term Loans permitted to be outstanding after giving effect to the payments of principal required to be made on such Quarterly Payment Date.

        SECTION 2.3    Borrowing Procedure.

        (a)   By delivering a duly executed agreement substantially in the form of Exhibit A (the "Funds Flow Undertaking") to the Administrative Agent on or before 12:00 Noon, New York City time, on a Business Day, the Borrower (i) may irrevocably request, (x) on not less than three (3) Business Days' notice, in the case of a LIBO Rate Loan and (y) on the same Business Day, in the case of a Base Rate Loan, that the Term Loans be made on the Effective Date, on the terms and subject to the conditions of this Agreement, in an amount equal to the entire amount of the Term Loan Commitment Amount (or such lesser amount as specified in the Funds Flow Undertaking) in a single type and (ii) shall specify in the Funds Flow Undertaking, in the case of each portion of the Borrowing that is a LIBO Rate Loan, the initial Interest Period for each such LIBO Rate Loan. On or before 2:00 p.m., New York City time, on the Effective Date, each Term Loan Lender shall deposit with the Administrative Agent immediately available funds in the amount of the Term Loans set forth opposite such Term Loan Lender's name on Schedule 1.1(a) (or such Term Loan Lender's pro rata portion of such lesser amount as specified in the Funds Flow Undertaking). Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Term Loan Lenders. To the extent funds are received from the Term Loan Lenders, the Administrative Agent shall make such funds available to the Borrower by wire transfer to the Closing Date Bank Account the Borrower shall have specified in the Funds Flow Undertaking.

        (b)   Each Borrowing of Working Capital Loans shall be made on notice, given not later than 12:00 Noon, New York City time, on the third Business Day prior to the date of the proposed Borrowing (in the case of a Borrowing of Working Capital Loans to consist of LIBO Rate Loans) and no later than 12:00 Noon, New York City time, on the Business Day of the proposed Borrowing (in the case of a Borrowing of Working Capital Loans to consist of Base Rate Loans), by the Borrower to the Administrative Agent, which shall give to each Working Capital Lender prompt notice thereof by facsimile transmission. Each such notice of a Borrowing of Working Capital Loans shall be made in writing, in substantially the form of a Borrowing Request, specifying therein (i) the requested date of such Borrowing (which shall be a Business Day), (ii) whether such Borrowing is to be a LIBO Rate Loan or a Base Rate Loan, (iii) the requested aggregate amount of such Borrowing, (iv) in the case of a LIBO Rate Loan, the initial Interest Period therefor and (v) the location and number of the Borrower's Bank Account to which funds are to be disbursed.

        (c)   Each Working Capital Lender shall make each Working Capital Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Working Capital Lenders. The Administrative Agent will make such Working Capital Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to a Bank Account of the Borrower and designated by the Borrower in the applicable Borrowing Request; provided that Borrowings made to finance the reimbursement of an LC Disbursement as provided in Section 2.6.5 shall be remitted by the Administrative Agent to the Issuing Lender specified in Section 2.6.5.

        (d)   If no election as to the type of a Loan is specified, then the requested Loan shall be a Base Rate Loan. If no Interest Period is specified with respect to any requested LIBO Rate Loan, then the requested Loan shall be made instead as a Base Rate Loan.

        SECTION 2.4    Continuation and Conversion Elections.    By delivering a Continuation/Conversion Notice to the Administrative Agent on or before 12:00 Noon, New York City time, on a Business Day, the Borrower may from time to time irrevocably elect that all, or any portion in an aggregate minimum amount of $5,000,000 and an integral multiple of $1,000,000 in excess thereof, of any Loans be (a) on not less than three (3) Business Days' notice, converted into, or continued as, LIBO Rate Loans, or (b) on the same Business Day, be converted into Base Rate Loans. In the absence of delivery of a

Continuation/Conversion Notice with respect to any LIBO Rate Loan, such LIBO Rate Loan shall automatically be continued as a LIBO Rate Loan with an Interest Period of the same duration as the then expiring Interest Period; provided, however, that (i) each such conversion or continuation shall be pro rated among the applicable outstanding Loans of all Lenders, (ii) a LIBO Rate Loan may not be converted at any time other than the last day of the Interest Period applicable thereto and (iii) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, LIBO Rate Loans when any Default or Event of Default has occurred and is continuing. Each delivery of a Continuation/Conversion Notice shall constitute a certification and warranty by the Borrower that on the date of delivery of such notice no Default has occurred and is continuing. If prior to the time of such continuation or conversion any matter certified to by the Borrower by reason of the immediately preceding sentence will not be true and correct at such time if then made, the Borrower will immediately so notify the Administrative Agent. Except to the extent, if any, that prior to the time of such continuation or conversion the Administrative Agent shall have received written notice to the contrary from the Borrower, such certification and warranty shall be deemed to be made at the date of such continuation or conversion as if then made. Upon the occurrence and during the continuance of any Event of Default under Section 8.1.1, each LIBO Rate Loan shall convert automatically to a Base Rate Loan at the end of the Interest Period then in effect for such LIBO Rate Loan.

        SECTION 2.5    Funding.    Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBO Rate Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBO Rate Loan; provided, however, that such LIBO Rate Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, the Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Section 4.1, 4.2, 4.3, 4.4, or 4.5, it shall be conclusively assumed that each Lender elected to fund all LIBO Rate Loans by purchasing deposits in its LIBOR Office's interbank eurodollar markets. Notwithstanding the foregoing, such foreign branch or Affiliate shall satisfy the requirements of Section 4.7(e).

        SECTION 2.6    Letters of Credit.    Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.1, the Borrower may request an Issuing Lender to Issue, at any time and from time to time on any Business Day during the period from the Effective Date to the date which is ten (10) Business Days prior to the termination of the Working Capital Availability Period, Letters of Credit for its own account in such form as is acceptable to such Issuing Lender in its reasonable determination. Letters of Credit Issued hereunder shall constitute utilization of the Working Capital Commitments; provided, that the Borrower's ability to obtain Letters of Credit shall be fully revolving and accordingly the Borrower may, within the Working Capital Availability Period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn and subsequently reimbursed.

        SECTION 2.6.1    Notice of Issuance, Amendment, Renewal or Extension.    To request the Issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by such Issuing Lender) to an Issuing Lender and the Administrative Agent at least three (3) Business Days (or such shorter time as such Issuing Lender may agree in a particular instance in its sole discretion) prior to the requested Issuance Date a notice (a "Letter of Credit Application") requesting the Issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the Issuing Lender for such Letter of Credit, the Issuance Date (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.6.3), the amount of such Letter of Credit, the name and address of the beneficiary thereof, all other terms and conditions regarding such Letter of Credit and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by an Issuing Lender, the Borrower also shall submit a Letter of Credit Application on such Issuing Lender's standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of Letter of Credit Application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

        SECTION 2.6.2    Limitations on Amounts.    A Letter of Credit shall be Issued only if (and upon Issuance of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such Issuance the total Working Capital Exposures shall not exceed the total Working Capital Commitments.

        SECTION 2.6.3    Expiration Date.    Each Letter of Credit shall expire at or prior to the close of business on the earlier of (a) the date set forth in the Letter of Credit Application and (b) the date that is five (5) Business Days prior to the Working Capital Commitment Termination Date.

        SECTION 2.6.4    Participations.    By the Issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by an Issuing Lender, and without any further action on the part of such Issuing Lender or the Working Capital Lenders, such Issuing Lender hereby grants to each Working Capital Lender, and each Working Capital Lender hereby acquires from such Issuing Lender, a participation in such Letter of Credit equal to such Working Capital Lender's Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Working Capital Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Working Capital Commitments.

        In consideration and in furtherance of the foregoing, each Working Capital Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of an Issuing Lender, such Working Capital Lender's Percentage of each LC Disbursement made by such Issuing Lender promptly upon the request of such Issuing Lender at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.3(c) with respect to Working Capital Loans made by such Working Capital Lender (and Section 2.3(c) shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the relevant Issuing Lender the amounts so received by it from the Working Capital Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to Section 2.6.5, the Administrative Agent shall distribute such payment to the relevant Issuing Lender or, to the extent that the Working Capital Lenders have made payments pursuant to this paragraph to reimburse such Issuing Lender, then to such Working Capital Lenders and such Issuing Lender as their interests may appear. Any payment made by a Working Capital Lender pursuant to this paragraph to reimburse an Issuing Lender for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

        SECTION 2.6.5    Reimbursement.    If an Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such Issuing Lender in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement and any interest accrued pursuant to Section 2.6.8 not later than 2:00 p.m., New York City time, four (4) Business Days after the Business Day on which the Borrower receives notice of such LC Disbursement, provided that, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.3(b) that such LC Disbursement be financed with a Borrowing (or a portion thereof) of Working Capital Loans and, to the extent so financed, the Borrower's obligation to reimburse such LC Disbursement shall be discharged and replaced by the resulting Working Capital Loan.

        If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Working Capital Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Working Capital Lender's Percentage thereof.

        SECTION 2.6.6    Obligations Absolute.

        (a)   The Borrower's obligation to reimburse LC Disbursements as provided in Section 2.6.5 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, and (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.6, constitute a legal or equitable discharge of the Borrower's obligations hereunder.

        (b)   Neither the Administrative Agent, the Working Capital Lenders nor the Issuing Lenders, nor any of their respective directors, officers, employees, agents or advisors, shall have any liability or responsibility by reason of or in connection with the Issuance or transfer of any Letter of Credit by an Issuing Lender or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of an Issuing Lender; provided that the foregoing shall not be construed to excuse any Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Lender's gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that:

          (i)    each Issuing Lender may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

          (ii)   each Issuing Lender shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

          (iii)  this sentence shall establish the standard of care to be exercised by each Issuing Lender when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

        (c)   Each Issuing Lender shall act on behalf of the Working Capital Lenders with respect to any Letters of Credit Issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders, with respect to Working Capital Lenders, to act for such Issuing Lender with respect thereto; provided, however, that each Issuing Lender shall have all of the benefits and immunities (i) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by each Issuing Lender in connection with Letters of Credit Issued by it or proposed to be Issued by it and the Letter of Credit

Documents mutatis mutandis as if set forth in full therein as if the term "Administrative Agent", as used in Article IX, included each Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to each Issuing Lender.

        SECTION 2.6.7    Disbursement Procedures.    Each Issuing Lender shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Lender shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Lender and the Lenders with respect to any such LC Disbursement.

        SECTION 2.6.8    Interim Interest.    If an Issuing Lender shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement (in an amount equal to the LC Disbursement if such LC Disbursement is reimbursed by the Borrower after the date the LC Disbursement is made), at a rate equal to the Alternate Base Rate, in effect from time to time, plus the Base Rate Applicable Margin; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.6.5, then such overdue amount shall bear additional interest (after as well as before judgment) at a rate equal to 2% per annum. Interest accrued pursuant to this paragraph shall be for account of the Issuing Lender, except that interest accrued on and after the date of payment by any Working Capital Lender pursuant to Section 2.6.5 to reimburse such Issuing Lender shall be for account of such Lender to the extent of such payment.

        SECTION 2.6.9    Addition and Replacement of Issuing Lenders.    Any Working Capital Lender may become an Issuing Lender at any time by written agreement between the Borrower, the Administrative Agent, and such Working Capital Lender. Any Issuing Lender may be replaced by a Working Capital Lender at any time by written agreement between the Borrower, the Administrative Agent, the replaced Issuing Lender and such Working Capital Lender. The Administrative Agent shall notify the Lenders of any such change of an Issuing Lender. At the time any such change shall become effective, the Borrower shall pay all unpaid fees accrued for account of the replaced Issuing Lender pursuant to Section 3.3.2. From and after the effective date of any such change, (a) the Working Capital Lender becoming an Issuing Lender shall have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit to be Issued thereafter and (b) references herein to the term "Issuing Lender" shall be deemed to refer to such new or to any previous Issuing Lender, or to such new and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit Issued by it prior to such replacement, but shall not be required to Issue additional Letters of Credit.

        SECTION 2.6.10    Cash Collateralization.

        (a)   If an Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Required Lenders, with respect to Working Capital Lenders, demanding the deposit of cash collateral pursuant to this paragraph the Borrower shall immediately deposit into the LC Collateral Account an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the Borrower's obligation to Cash Collateralize shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind upon the occurrence of any Event of Default with respect to the Borrower described in Section 8.1.6.

        (b)   If the Borrower is required to Cash Collateralize Letters of Credit pursuant to Section 3.1.2(d), the Borrower shall immediately deposit into the LC Collateral Account the amount specified in Section 3.1.2(d).

        (c)   The Administrative Agent shall apply deposits made pursuant to clauses (a) and (b) first to reimburse outstanding LC Disbursements, second to be held in the LC Collateral Account as collateral for the aggregate undrawn amount of all outstanding Letters of Credit at such time under this Agreement and thereafter for the payment of the "Secured Obligations" under and as defined in the Collateral Trust Agreement, and, for these purposes, the Borrower hereby grants a security interest to the Administrative Agent for the benefit of the Lenders in the LC Collateral Account and in any "financial assets" (as defined in Section 8-102(a)(9) of the UCC) or other property held therein.

        (d)   At any time no Default or Event of Default has occurred and is continuing, the Borrower may request, upon five (5) Business Days' prior written notice to the Administrative Agent the refund of cash collateral deposited in the LC Collateral Account pursuant to clause (b) in an amount equal to the lesser of (i) the amount of cash collateral deposited pursuant to clause (b) and (ii) an amount equal to the excess of outstanding Working Capital Commitments over the Working Capital Exposure of all Working Capital Lenders at such time.

ARTICLE III

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

        SECTION 3.1    Repayments, Amortization and Prepayments.

        (a)   The Borrower hereby unconditionally promises to pay to the Administrative Agent $1,750,000 in the aggregate of principal amount of the Term Loans for the account of each Term Loan Lender on each Quarterly Payment Date. The Term Loans shall mature, and the Borrower hereby unconditionally promises to pay in full the unpaid principal amount and all amounts outstanding and unpaid in respect of the Term Loans to the Administrative Agent for the account of each Term Lender, on the Maturity Date.

        (b)   The Working Capital Loans shall mature, and the Borrower hereby unconditionally promises to pay in full the unpaid principal amount and all amounts outstanding and unpaid in respect of the Working Capital Loans to the Administrative Agent for the account of each Working Capital Lender, on the Working Capital Commitment Termination Date.

        SECTION 3.1.1    Optional Prepayments and Commitment Reductions.    At any time, and from time to time, the Borrower may, on any Business Day, make a voluntary prepayment or permanent commitment reduction, in whole or in part, of the outstanding principal amount of the Term Loans or the Working Capital Loans (in the Borrower's discretion) or the Commitments thereunder; provided, however, that:

        (a)   any such prepayment or commitment reduction shall be applied pro rata among the Lenders in accordance with the respective unpaid principal amounts of the Term Loans or the Working Capital Loans, as applicable, and Commitments thereunder held by them; provided, that the Working Capital Commitments shall not be reduced to an amount that is less than the aggregate Working Capital Exposure then in effect;

        (b)   any such prepayment or commitment reduction made shall be applied pro rata among Loans and Commitments of the same type and Class and, if applicable, having the same Interest Period;

        (c)   any such prepayment of any LIBO Rate Loan made on any day other than the last day of the Interest Period for such Loan shall be subject to the provisions of Section 4.5;

        (d)   any such prepayment of LIBO Rate Loans shall require at least two (2) Business Days' prior written notice to the Administrative Agent and any such prepayment of Base Rate Loans may be made on same day's written notice to the Administrative Agent; and

        (e)   any such partial prepayment of Loans shall be in an aggregate minimum amount of $10,000,000 and an integral multiple of $1,000,000 in excess thereof.

        SECTION 3.1.2    Mandatory Prepayments.

        (a)   At any time either (x) the Borrower is not Investment Grade or (y) the Secured Leverage Ratio is greater than 2.75 to 1, the Borrower shall offer to make a prepayment to the Term Loan Lenders in an amount equal to (each of the following, a "Mandatory Prepayment Trigger Event"):

          (i)    the excess (if any) of one-third of the amount of any Restricted Payment over the amount of any Reimbursement Restricted Payments;

          (ii)   100% of the amount of Net Cash Proceeds from Indebtedness incurred pursuant to Section 7.2.1(j) after the Effective Date in excess of $100,000,000 in the aggregate;

          (iii)  50% of the amount of Net Cash Proceeds from Equity Issuances of EMMH or MGE; and

          (iv)  100% of the amount of Net Cash Proceeds from Asset Sales.

        At the option of any Prepayment Lender electing to receive its portion of the mandatory prepayments pursuant to Section 3.1.2(c), the Borrower shall make a prepayment of the Term Loans on the relevant Mandatory Prepayment Date to the Administrative Agent for the account of each Prepayment Lender in an amount equal to the amount elected by each such Prepayment Lender pursuant to Section 3.1.2(c) and in manner set forth in Section 3.1.2(e).

        (b)   If the Borrower shall receive any Net Cash Proceeds from any Recovery Event, the Borrower shall make a prepayment of the Term Loans in an amount equal to 100% of such Net Cash Proceeds as set forth in Section 3.1.2(e), unless the Borrower delivers a Reinvestment Notice in respect of such Recovery Event pursuant to Section 7.1.11, in which case, an amount equal to the Reinvestment Prepayment Amount with respect to such Recovery Event shall be applied on each Reinvestment Prepayment Date to the prepayment of the Term Loans as set forth in Section 3.1.2(e).

        (c)   The Borrower will give not less than ten (10) Business Days' prior notice of any Mandatory Prepayment Trigger Event to the Administrative Agent, which notice shall be irrevocable, specify the date the prepayment in connection with the Mandatory Prepayment Trigger Event will be made (the "Mandatory Prepayment Date") (such date to be on or prior to the date three (3) Business Days after the occurrence of the Mandatory Prepayment Trigger Event) and the maximum principal amount of the prepayment available to be made in connection therewith if all of the Term Loan Lenders elect such prepayment (such notice, an "Optional Prepayment Notice"). Each Term Loan Lender electing not to receive the mandatory prepayment offered in the Optional Prepayment Notice shall notify the Administrative Agent five (5) days prior to the Mandatory Prepayment Date. Each Term Loan Lender that does not notify the Administrative Agent five (5) days prior to the Mandatory Prepayment Date will be deemed to have elected to receive the prepayment specified in the Optional Prepayment Notice. The Administrative Agent shall notify the Borrower three (3) days prior to the Mandatory Prepayment Date of each of the Term Loan Lenders that have elected (or deemed to have elected) to receive prepayment of its portion of the amount specified in the Optional Prepayment Notice based on each such Term Loan Lender's pro rata portion of the Term Loans (such Lenders, the "Prepayment Lenders").

        (d)   At any time that the (i) maximum principal amount of the prepayment available to be made in connection with a Mandatory Prepayment Trigger Event as set forth in the Optional Prepayment Notice exceeds the principal and interest due and payable on outstanding Term Loans or (ii) the prepayment available under Section 3.1.2(b) exceeds the principal and interest due and payable on outstanding Term Loans, the Borrower shall, to the extent of such excess, first, repay any outstanding Working Capital Loans as set forth in Section 3.1.2(e) and second, apply the remainder of such excess (if any) to Cash Collateralize any outstanding Letters of Credit.

        (e)   Prepayments of Loans under this Section 3.1.2 shall be applied pro rata among (i) the Prepayment Lenders, in the case of prepayment pursuant to Section 3.1.2(a), (ii) all Term Loan Lenders, in the case of the portion of the prepayment pursuant to Section 3.1.2(b) to be applied to the Term Loans and (iii) the Working Capital Lenders, in the case of prepayment pursuant to Section 3.1.2(d), in each case, in accordance with the respective unpaid principal amounts of the Loans held by such Lenders provided, that: (A) any such prepayment made shall be applied first pro rata among Base Rate Loans and (B) any such prepayment made shall be applied second pro rata among LIBO Rate Loans and, if applicable, having the same Interest Period.

        SECTION 3.1.3    Acceleration; Penalty.

        (a)   The Borrower shall immediately upon any acceleration of any Loans pursuant to Section 8.2 or Section 8.3, repay all Loans, unless, pursuant to Section 8.3, only a portion of all Loans is so accelerated (in which event the Borrower shall repay the portion of the Loans so accelerated).

        (b)   Each prepayment of Loans made pursuant to Section 3.1 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid, but shall be without premium or penalty, except as may be required by Section 4.5. Prepayment of principal of any Term Loan pursuant to Section 3.1 shall cause a permanent reduction in such Term Loan prepaid.

        SECTION 3.2    Interest Provisions.    Interest on the outstanding principal amount of Loans shall accrue and be payable in accordance with this Section 3.2.

        SECTION 3.2.1    Rates.

        (a)   Pursuant to an appropriately delivered Borrowing Request or Continuation/ Conversion Notice, the Borrower may elect that the Loans or a portion of the Loans pursuant to Section 2.3 accrue interest at a rate per annum:

          (i)    on that portion maintained from time to time as a Base Rate Loan, equal to the sum of the Alternate Base Rate from time to time in effect plus the Base Rate Applicable Margin from time to time in effect; and

          (ii)   on that portion maintained as a LIBO Rate Loan, during each Interest Period applicable thereto, equal to the sum of the LIBO Rate for such Interest Period plus the LIBOR Applicable Margin from time to time in effect.

        (b)   All LIBO Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBO Rate Loan.

        SECTION 3.2.2    Default Rates.    Upon the occurrence and during the continuance of any Event of Default, the Borrower shall pay, but only to the extent permitted by law, in addition to the applicable Alternate Base Rate or LIBO Rate plus the Applicable Margin on each such Loan, then payable on the Loans, additional interest (after as well as before judgment) on the Loans at 2% per annum until such Event of Default is cured.

        SECTION 3.2.3    Payment Dates.    Interest accrued on each Loan shall be payable, without duplication:

          (a)   in the case of Term Loans, on the Maturity Date and, in the case of Working Capital Loans, on the Working Capital Commitment Termination Date;

          (b)   on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan and, in the case of Working Capital Loans, upon the termination of the Working Capital Commitments, provided, that upon a payment or prepayment in part, only the interest accrued on such portion shall be payable;

          (c)   with respect to Base Rate Loans, on each Quarterly Payment Date occurring after the Effective Date;

          (d)   with respect to LIBO Rate Loans, the last day of each applicable Interest Period (and, if such Interest Period shall exceed three months, on the day three months after such Loan is made or continued); and

          (e)   on that portion of any Loans which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.

Interest accrued on Loans or other monetary Obligations arising under any Loan Document after the date such amount is due and payable (whether on the related Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

        SECTION 3.2.4    Interest Rate Determination.    The Administrative Agent shall determine the interest rate applicable to Loans and shall give prompt notice to the Borrower and the Lenders of such determination, and its determination thereof shall be conclusive in the absence of manifest error.

        SECTION 3.3    Fees.

        SECTION 3.3.1    Commitment Fee.    The Borrower agrees to pay to the Administrative Agent for account of each Working Capital Lender a commitment fee, which shall accrue at a rate per annum equal to 0.50% on the average daily unused amount of the Working Capital Commitment of such Working Capital Lender during the period from and including the Effective Date to but excluding the earlier of the date such Working Capital Commitment terminates and the Working Capital Commitment Termination Date. Accrued commitment fees shall be payable on each Quarterly Payment Date and on the earlier of the date the Working Capital Commitments terminate and the Working Capital Commitment Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, the Working Capital Commitment of a Working Capital Lender shall be deemed to be used to the extent of the outstanding Working Capital Loans and LC Exposure of such Working Capital Lender.

        SECTION 3.3.2    Letter of Credit Fees.    The Borrower agrees to pay (a) to the Administrative Agent for account of each Working Capital Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the LIBOR Applicable Margin on the average daily amount of such Working Capital Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Working Capital Lender's Working Capital Commitment terminates and the date on which such Working Capital Lender ceases to have any LC Exposure, and (b) to each Issuing Lender a fronting fee, which shall accrue at the rate of 0.25% per annum (or such lesser amount as shall have been agreed from time to time between the Borrower and an Issuing Lender) on the average daily amount of the LC Exposure of each such Issuing Lender (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Working Capital Commitments and the date on which there ceases to be any LC Exposure, as well as each such Issuing Lender's standard fees with respect to the Issuance of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including each Quarterly Payment Date shall be payable on such Quarterly Payment Date, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Working Capital Commitments terminate and any such fees accruing after the date on which the Working Capital Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Lender pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

        SECTION 3.3.3    Other Fees.    The Borrower agrees to pay to the Administrative Agent, for (a) its own account, (b) the account of each of CNAI, CSFB, JPMS and Lehman, (c) the account of the Issuing Lenders and (d) the account of the Lenders, the respective fees as agreed to in the Fee Letters.

        SECTION 3.3.4    Payment of Fees.    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Lenders, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

ARTICLE IV

CERTAIN LIBO RATE AND OTHER PROVISIONS

        SECTION 4.1    LIBO Rate Lending Unlawful.    If any Lender shall reasonably determine (which determination shall, upon notice thereof to the Borrower and the Administrative Agent, be conclusive and binding on the Borrower absent manifest error) that the introduction of or any change in or in the interpretation of any law, rule or regulation makes it unlawful, or any central bank or other Governmental Authority or comparable agency asserts that it is unlawful, for such Lender to make, continue or maintain any Loan as, or to convert any Loan into, a LIBO Rate Loan, the obligations of such Lender to make, continue, maintain or convert any such Loans shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all LIBO Rate Loans of such Lender shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

        SECTION 4.2    Inability to Determine Rates.    If the Administrative Agent shall have determined that by reason of circumstances affecting the Administrative Agent's relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Loans, then, upon notice from the Administrative Agent to the Borrower and the Lenders, the obligations of all Lenders under Section 2.3 and Section 2.4 to make or continue any Loans as, or to convert any Loans into, LIBO Rate Loans shall forthwith be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

        SECTION 4.3    Increased LIBO Rate Loan Costs.    If after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its LIBOR Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall increase the cost to such Lender of, or result in any reduction in the amount of any sum receivable by such Lender in respect of, making, continuing or maintaining (or of its obligation to make, continue or maintain) any Loans as, or of converting (or of its obligation to convert) any Loans into, LIBO Rate Loans, then the Borrower agrees to pay to the Administrative Agent for the account of such Lender the amount of any such increase or reduction. Such Lender shall promptly notify the Administrative Agent and the Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required to compensate fully such Lender for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower directly to such Lender within ten (10) Business Days of its receipt of such notice, and such notice shall be binding on the Borrower absent clear and convincing evidence to the contrary.

        SECTION 4.4    Obligation to Mitigate.    Each Lender agrees that as promptly as practicable after it becomes aware of the occurrence of an event that would entitle it to give notice pursuant to Section 4.1, 4.3 or 4.6 or to receive additional amounts pursuant to Section 4.7, and in any event if so requested by the Borrower, such Lender shall use reasonable efforts to make, fund or maintain its affected Loans through another lending office if as a result thereof the increased costs would be avoided or materially reduced or the illegality would thereby cease to exist and if, in the reasonable opinion of such Lender, the making, funding or maintaining of such Loans through such other lending office would not in any material respect be disadvantageous to such Lender, contrary to such Lender's normal banking practices or violate any applicable law or regulation. No change by a Lender in its Domestic Office or LIBOR Office made for such Lender's convenience shall result in any increased cost to the Borrower. The Borrower shall not be obligated to compensate any Lender for the amount of any additional amount pursuant to Section 4.1, 4.3 or 4.6 accruing prior to the date which is ninety (90) days before the date on which such Lender first notifies the Borrower that it intends to claim such compensation; it being understood that the calculation of the actual amounts may not be possible within such period and that such Lender may provide such calculation as soon as reasonably practicable thereafter without affecting or limiting the Borrower's payment obligation thereunder. If any Lender demands compensation pursuant to Section 4.1, 4.3 or 4.6 with respect to any LIBO Rate Loan, the Borrower may, at any time upon at least one (1) Business Day's prior notice to such Lender through the Administrative Agent, elect to convert such Loan into a Base Rate Loan. Thereafter, unless and until such Lender notifies the Borrower that the circumstances giving rise to such notice no longer apply, all such LIBO Rate Loans by such Lender shall bear interest as Base Rate Loans, notwithstanding any prior election by the Borrower to the contrary. If such Lender notifies the Borrower that the circumstances giving rise to such notice no longer apply, the Borrower may elect that the principal amount of each such Loan again bear interest as LIBO Rate Loans in accordance with this Agreement, on the first day of the next succeeding Interest Period applicable to the related LIBO Rate Loans of other Lenders. Additionally, the Borrower may, at its option, upon at least five (5) Business Days' prior notice to such Lender, elect to prepay in full, without premium or penalty, such Lender's affected LIBO Rate Loans. If the Borrower elects to prepay any Loans pursuant to this Section 4.4, the Borrower shall pay within ten (10) Business Days after written demand any additional increased costs of such Lender accruing for the period prior to such date of prepayment. If such conversion or prepayment is made on a day other than the last day of the current Interest Period for such affected LIBO Rate Loans, such Lender shall be entitled to make a request for, and the Borrower shall pay, compensation under Section 4.5.

        SECTION 4.5    Funding Losses.    In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a LIBO Rate Loan) as a result of:

          (a)   any conversion or repayment or prepayment of the principal amount of any LIBO Rate Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3.1 or otherwise; or

          (b)   any Loans not being continued as, or converted into, LIBO Rate Loans in accordance with the Continuation/Conversion Notice therefor;

then, upon the written notice of such Lender to the Borrower (with a copy to the Administrative Agent), the Borrower shall, within ten (10) Business Days of its receipt thereof, pay to the Administrative Agent for the account of such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall be binding on the Borrower absent manifest error.

        SECTION 4.6    Increased Capital Costs.    If after the date hereof any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any applicable law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other Governmental Authority affects the amount of capital required to be maintained by any Lender or any Issuing Lender, and such Lender or such Issuing Lender reasonably determines that the rate of return on its capital as a consequence of its Loans or participating in issuing or maintaining any Letter of Credits as the case may be, made by such Lender or such Issuing Lender is reduced in a material amount to a level below that which such Lender or such Issuing Lender could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by such Lender or such Issuing Lender to the Borrower, the Borrower shall pay within ten (10) Business Days after such demand directly to such Lender or such Issuing Lender additional amounts sufficient to compensate such Lender or such Issuing Lender for such reduction in rate of return. A statement of such Lender or such Issuing Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall be binding on the Borrower absent manifest error.

        SECTION 4.7    Taxes.

        (a)    Payments Free of Taxes.    Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Issuing Lender or Lender as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

        (b)    Payment of Other Taxes by the Borrower.    In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

        (c)    Indemnification by the Borrower.    The Borrower shall indemnify the Administrative Agent, each Issuing Lender and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Issuing Lender or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, by an Issuing Lender or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Lender, shall be conclusive absent manifest error.

        (d)    Evidence of Payments.    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the

Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

        (e)    Foreign Lenders.    Each Lender that is not a United States Person (a "Non-U.S. Lender"), to the extent that it is legally able to do so, shall deliver to the Borrower and the Administrative Agent two copies of U.S. Internal Revenue Service Form W-8ECI, Form W-8BEN or Form W-8IMY (with supporting documentation), or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments of interest by the Borrower under the Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement. In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).

        SECTION 4.8    Payments, Computations.    Unless otherwise expressly provided, all payments by the Borrower pursuant to any Loan Document shall be made by the Borrower to the Administrative Agent for the pro rata account of the Lenders entitled to receive such payment. All such payments required to be made to the Administrative Agent shall be made, without setoff, deduction or counterclaim, not later than 12:00 Noon, New York City time, on the date due, in immediately available funds, to such account as the Administrative Agent shall specify from time to time by notice to the Borrower; provided that such payment shall be deemed made timely if made by wire transfer and by such time as an Authorized Representative has advised the Administrative Agent of the applicable Federal Reserve System wire transfer confirmation number. Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day. The Administrative Agent shall promptly remit in immediately available funds to each Lender its share, if any, of such payments received by the Administrative Agent for the account of such Lender. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on a Base Rate Loan, 365 days or, if appropriate, 366 days). Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by clause (a) of the definition of the term "Interest Period" with respect to LIBO Rate Loans) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

        SECTION 4.9    Sharing of Payments.    If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan or LC Disbursement (other than pursuant to the terms of Sections 4.3, 4.4, 4.5, 4.6, 4.7 and 4.11) in excess of its pro rata share of payments then or therewith obtained by all Lenders holding Loans of such type, such Lender shall purchase from the other Lenders such participations in Loans and LC Disbursements made by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation in any Loan or LC Disbursement to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender's ratable share (according to the proportion of (a) the amount of such selling Lender's required repayment to the purchasing Lender to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 4.9 may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.10) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

        If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 4.9 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 4.9 to share in the benefits of any recovery on such secured claim.

        SECTION 4.10    Setoff.    Each of the Lenders and the Issuing Lenders shall, upon the occurrence of any Event of Default described in clause (a) or (b) of Section 8.1.6 and, upon the occurrence of any Default described in clauses (c) and (d) of Section 8.1.6 or, with the consent of the Required Lenders, upon the occurrence and continuance beyond the expiration of the applicable grace period, if any, of any other Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due) under the Loan Documents; provided, however, that any such appropriation and application shall be subject to the provisions of Section 4.9.

        Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.

        The rights of each Lender under this Section 4.10 are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Lender may have.

        SECTION 4.11    Replacement of Lender.    The Borrower shall be permitted to replace (with one or more replacement Lenders) any Lender: (a) that does not consent to a waiver, amendment or modification pursuant to Section 10.1 that requires a vote of holders of 100% of the Lenders (provided, that, such replacement Lender consents to such waiver, amendment or modification) or (b) which requests reimbursement for, or is otherwise entitled to, amounts owing pursuant to Section 4.1, 4.3, 4.6 or 4.7; provided that (i) such replacement does not conflict with any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to the Borrower or such Lender or to which the Borrower or such Lender or any of their respective property is subject, (ii) no Default or Event of Default shall have occurred and be continuing at the time of such replacement (other than, in the case of a replacement predicated upon clause (a) above, the Default or Event of Default that is the subject of the vote referred to in clause (a) above), (iii) the replacement bank or institution shall purchase, at par all Loans and other amounts owing to such replaced Lender prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Section 4.5 if any LIBO Rate Loan owing to such replaced Lender shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto, (v) the replacement (A) Term Loan Lender, if not already a Term Loan Lender, shall be reasonably satisfactory to the Administrative Agent and (B) Working Capital Lender shall be reasonably satisfactory to the Administrative Agent and the Issuing Lenders, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.11.1 (provided that the Borrower or replacement Lender shall be obligated to pay the registration and processing fee), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 4.1, 4.3, 4.6 or 4.7, as the case may be, (viii) any such replacement shall not be deemed to be a waiver of any rights which the Borrower, the Administrative Agent, any Issuing Lender or any other Lender shall have against the replaced Lender, (ix) if such replacement bank or institution is not already a Lender, the Borrower shall pay to the Administrative Agent an administrative fee of $3,500 and (x) in the case of a replacement predicated upon clause (a) above, for the related vote referred to in clause (a) above, no more Lenders than Lenders holding 20% or more of the aggregate outstanding principal amount of the Loans shall be replaced by the Borrower

(provided that the Borrower may replace a single Lender holding greater than 20% of the aggregate outstanding principal amount of the Loans).

ARTICLE V

CONDITIONS TO LOANS

        SECTION 5.1    Conditions to Effectiveness.    This Agreement shall become effective, as between all parties hereto, upon the satisfaction of each of the conditions precedent set forth in this Section 5.1.

        SECTION 5.1.1    Delivery of Loan Documents.    The Administrative Agent shall have received:

          (a)   this Agreement, duly executed and delivered by an Authorized Representative of the Borrower, with a counterpart for each Lender party hereto on the Effective Date;

          (b)   the Borrower Security Agreement, duly executed and delivered by an Authorized Representative of the Borrower;

          (c)   each Pledge Agreement duly executed and delivered by an Authorized Representative of the Midwest Related Party party to such document;

          (d)   the EMMT Security Agreement executed and delivered by an Authorized Representative of EMMT;

          (e)   the Collateral Trust Agreement duly executed and delivered by an Authorized Representative of the Borrower and each other party thereto; and

          (f)    the Communications Agreement, duly executed and delivered by an Authorized Representative of the Borrower.

        SECTION 5.1.2    Officer's Certificates.    The Administrative Agent shall have received:

          (a)   a certificate from an Authorized Representative of the Borrower (i) certifying that all representations and warranties made by it in this Agreement and each of the Loan Documents to which it is a party are true and correct in all material respects on and as of the Effective Date (except with respect to representations and warranties made as of a prior specific date), before and after giving effect to the Borrowing and to the application of the proceeds therefrom, (ii) certifying that no Default or Event of Default, has occurred and is continuing, or would result from the Borrowing and (iii) calculating the Secured Leverage Ratio and the Consolidated Interest Coverage Ratio as of the Effective Date (after giving effect to the Borrowing and the application of the proceeds thereof) for the immediately preceding four full Fiscal Quarters;

          (b)   a certificate of an Authorized Representative of EMMT and each Midwest Related Party certifying that all representations and warranties made by it in each of the Loan Documents to which it is a party are true and correct in all material respects on and as of the Effective Date (except with respect to representations and warranties made as of a prior specific date), before and after giving effect to the Borrowing and to the application of the proceeds therefrom.

        SECTION 5.1.3    Resolutions.    The Administrative Agent shall have received from the Borrower, each of its Subsidiaries party to any Loan Document, EMMT and each of the Midwest Related Parties party to any Loan Document a certificate dated the Effective Date of its Secretary, Assistant Secretary or Authorized Representative as to:

          (a)   resolutions of its Board of Directors or managing members, as the case may be, then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by it;

          (b)   the incumbency and signatures of those of its officers and representatives authorized to act with respect to each Loan Document executed by it; and

          (c)   such Person's Organic Documents.

        The Administrative Agent and each Lender may conclusively rely upon such certificate until it shall have received a further certificate of the Secretary, Assistant Secretary or other Authorized Representative of such Person canceling or amending such prior certificate.

        SECTION 5.1.4    Opinions of Counsel.    The Administrative Agent shall have received opinions, dated the Effective Date and addressed to the Administrative Agent and the Lenders, from counsel to the Borrower, its Subsidiaries, EMMT and the Midwest Related Parties reasonably acceptable to the Administrative Agent, substantially in the forms of Exhibit F-1 through Exhibit F-6 hereto.

        SECTION 5.1.5    Closing Fees, Expenses.    The Administrative Agent shall have received for its own account, or for the account of each Lender, CNAI, CSFB, JPMC and Lehman, as the case may be, all fees due and payable pursuant to Sections 3.3 and 10.3, and all costs and expenses for which invoices have been presented.

        SECTION 5.1.6    Financial Statements.    The Administrative Agent shall have received:

          (a)   an audited consolidated balance sheet of each of the Borrower and EMMH and their respective Subsidiaries at December 31, 2003; and

          (b)   an audited consolidated income statement of each of the Borrower and EMMH and their respective Subsidiaries for the year ended December 31, 2003.

        SECTION 5.1.7    Funds Flow Undertaking.    The Administrative Agent shall have received (a) the Funds Flow Undertaking executed by an Authorized Representative of each of EMMH and the Borrower which shall demonstrate that 100% of the proceeds of the Term Loans shall be applied in accordance with Section 7.1.10 and (b) any other documents from the Borrower, its Subsidiaries or any Midwest Related Party and their Affiliates necessary for the Borrower to comply with Section 7.1.10.

        SECTION 5.1.8    Lien Search; Recordings and Filings.

          (a)   The Administrative Agent shall have received results of a recent search by a Person satisfactory to the Administrative Agent that there are no UCC, judgment or Tax lien filings on any of the assets of any of the Borrower, its Subsidiaries, EMMT or any Midwest Related Party party to a Security Document in each relevant jurisdiction except for (i) Liens pursuant to the Loan Documents, (ii) Permitted Liens and (iii) Liens to be discharged on or prior to the Effective Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

          (b)   Arrangements reasonably satisfactory to the Administrative Agent shall have been made for filing, registration or recordation of all financing statements and other documents required to be filed, registered or recorded in order to create, in favor of the Collateral Trustee for the benefit of the Secured Parties, a perfected, first priority lien in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect the security interests created by the Security Documents, and any other action required in the judgment of the Administrative Agent to perfect such security interests as such first priority liens.

        SECTION 5.1.9    Mortgages.    The Administrative Agent shall have received:

          (a)   the Mortgaged Facility Mortgages;

          (b)   the Title Policies, together with a bill from the Title Insurer for all premiums and other charges marked "paid";

          (c)   evidence satisfactory to the Administrative Agent that the Title Insurer will file or record, or cause to be filed or recorded, the Mortgaged Facility Mortgages in the appropriate offices;

          (d)   the Surveys (except with respect to the Lombard Peaking Unit); and

          (e)   the Exelon Letter.

        SECTION 5.1.10    Environmental Reports.    The Administrative Agent shall have received: (a) certified copies of those portions of the Environmental Reports that relate to the Facilities and the sites on which the Facilities are located and (b) certificates by Environmental Strategies Consulting LLC certifying that no material change has occurred after the date of each such Environmental Report to, and including, the Effective Date, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

        SECTION 5.1.11    Projections, Budget and Rating Agency Presentations.    The Administrative Agent shall have received, with a copy for each Lender, (a) satisfactory financial projections for the Borrower for the 2004-2014 Fiscal Years, including Pro Forma consolidated financial statements and calculations of the projected Consolidated Interest Coverage Ratio (b) a consolidated budget for the 2004 Fiscal Year, which shall be reasonably acceptable to the Administrative Agent and (c) the financial projections and presentation provided to Moody's and S&P on February 19, 2004 and February 20, 2004, respectively, in connection with the issuance of the most recent debt ratings of the Loans and the Notes.

        SECTION 5.1.12    Approvals.

          (a)   (i) All Governmental Approvals required to have been obtained on or prior to the Effective Date in connection with the transactions contemplated by the Loan Documents and (ii) all material Governmental Approvals required to have been obtained on or prior to the Effective Date in connection with the conduct of the business of the Borrower (except, in each case, filings required to perfect the security interest contemplated by Section 5.1.8) shall have been obtained or made, be in full force and effect and, be final and any period for the filing of notice of rehearing or application for judicial review of the issuance of each such Governmental Approval shall have expired without any such notice or application having been given or made. No such Governmental Approval shall be the subject of any pending or threatened judicial or administrative proceeding.

          (b)   All consents and approvals required to be obtained from Persons other than Governmental Authorities in connection with the transactions contemplated by the Loan Documents shall have been obtained and shall be in full force and effect, other than such consents or approvals, the failure of which to obtain, would not, individually or in the aggregate, cause a Material Adverse Effect.

        SECTION 5.1.13    Consultant's Reports.    The Administrative Agent shall have received (i) an engineering report prepared by Stone & Webster Management Consultants, Inc., (ii) the PA Market Report and (iii) the PA Collateral Valuation Report, each in form and substance reasonably satisfactory to the Administrative Agent.

        SECTION 5.1.14    Collins Facility.    The Administrative Agent shall have received evidence satisfactory in form and substance to it of the Collins Termination Payment.

        SECTION 5.1.15    Conditions to Other Financings.    (a) The Administrative Agent shall have received confirmation from an Authorized Representative of the Borrower that all conditions precedent to the closing of the offering of the Notes shall have been satisfied or waived in accordance with their respective terms and (b) the Notes shall be issued concurrently with the draw down of the Term Loan.

        SECTION 5.1.16    Ratings.    The Administrative Agent shall have received ratings letters indicating the Borrower's Debt Ratings.

        SECTION 5.1.17    Energy Trading Risk Management.    The Administrative Agent shall have received a copy of the Energy and Fuel Risk Management Policies and the Energy Management Agreements.

        SECTION 5.1.18    Insurance.    The Administrative Agent shall have received evidence that the Collateral Trustee is named as loss payee under the insurance policies of the Borrower to be maintained pursuant to Section 7.1.5 (other than insurance policies maintained with respect to the Powerton Facility and the Joliet Leased Facility to the extent required by the Powerton/Joliet Lease Operative Documents).

        SECTION 5.1.19    Holdings Intercreditor Agreement.    The Administrative Agent shall have received:

          (a)   a copy of a letter from Citibank tendering its resignation of its capacity as Holdings Collateral Agent under the Holdings Intercreditor Agreement upon the Collateral Trust Agreement becoming effective;

          (b)   evidence of written accession of the Borrower and each of its Affiliates party to the Holdings Intercreditor Agreement to Section 7.23 of the Collateral Trust Agreement upon the Collateral Trust Agreement becoming effective;

          (c)   evidence that written notice, in the manner prescribed in the Powerton/Joliet Lease Participation Agreements, of the matters described in Section 7.23 of the Collateral Trust Agreement, upon the Collateral Trust Agreement becoming effective, shall have been delivered to each of the Owner Lessors (as defined in each Powerton/Joliet Lease Participation Agreement) and the Owner Participants (as defined in each Powerton/Joliet Lease Participation Agreement) party to each Subordination Agreement (as defined in each Powerton/Joliet Lease Participation Agreement); and

          (d)   evidence of the contemporaneous release of each of the Powerton/Joliet Lease Intercompany Notes under each of the relevant Powerton/Joliet Intercompany Note Pledge Agreements.

        SECTION 5.2    Credit Extensions.    The obligation of each Lender and each Issuing Lender to make any Credit Extension (including the initial Credit Extension) shall be subject to the satisfaction of each of the conditions precedent set forth in this Section 5.2.

        SECTION 5.2.1    Representations and Warranties; No Default.    Both before and after giving effect to any Credit Extension (but, if any Default of the nature referred to in Section 8.1.5 shall have occurred with respect to any other Indebtedness, without giving effect to the application, directly or indirectly, of the proceeds of such Credit Extension), the following statements shall be true and correct:

          (a)   the representations and warranties set forth in Article VI shall be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);

          (b)   except as otherwise disclosed in public filings of the Borrower with the Securities and Exchange Commission prior to the Effective Date, no event or condition has occurred since December 31, 2003 having a Material Adverse Effect as of the date of such Credit Extension;

          (c)   no Default or Event of Default has occurred and is continuing or would result from such Credit Extension.

        SECTION 5.2.2    Borrowing or Letter of Credit Request.    The Administrative Agent shall have received, in the case of Working Capital Loans, a Borrowing Request for such Borrowing or, in the case of a Letter of Credit, a Letter of Credit Application for such Credit Extension. Each of the delivery of a Borrowing Request or Letter of Credit Application and the acceptance by the Borrower of the proceeds of a Credit Extension shall constitute a representation and warranty by the Borrower that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the statements made in Section 5.2.1 are true and correct.

        SECTION 5.3    Satisfactory Legal Form.    All documents executed or submitted pursuant hereto by or on behalf of the Borrower, its Subsidiaries, EMMT or any Midwest Related Party shall be satisfactory in form and substance to the Administrative Agent and its counsel.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

        In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make Loans hereunder, the Borrower represents and warrants with respect to itself and its Subsidiaries unto the Administrative Agent and each Lender as set forth in this Article VI.

        SECTION 6.1    Financial Information.    The most recent consolidated balance sheet of the Borrower and the related consolidated statements of income and cash flows of the Borrower, copies of which have been furnished to the Administrative Agent pursuant to Section 7.1.1(a) have been prepared in accordance with GAAP consistently applied, and present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at the dates thereof and the results of their operations for the periods then ended.

        SECTION 6.2    Organization; Power.    Each of the Borrower and its Subsidiaries (a) is a corporation, limited liability company or partnership validly organized and existing and in good standing under the laws of the state of its incorporation or formation, as the case may be, (b) is duly qualified to do business and is in good standing as a corporation, limited liability company or partnership in each jurisdiction where the nature of its business requires such qualification and (c) has all requisite corporate, company or partnership power and authority to enter into and perform its Obligations under this Agreement and each other Loan Document to which it is a party and, in the case of the Borrower, to conduct the business of owning, leasing and operating the Facilities and the sale and marketing of wholesale electric power and other products and services related thereto, except, with respect to clauses (b) and (c) above, where the failure to be so qualified or be in good standing would not, individually or in the aggregate, cause a Material Adverse Effect.

        SECTION 6.3    Due Authorization; Non-Contravention.    The execution, delivery and performance by the Borrower and its Subsidiaries of each Loan Document to which it is a party do not:

          (a)   contravene the Borrower's or its Subsidiaries' Organic Documents;

          (b)   contravene any Requirement of Law or Contractual Obligation, binding on or affecting Borrower or any Subsidiary, except where such contravention would not result in a Material Adverse Effect; or

          (c)   result in, or require the creation or imposition of, any Lien (other than Permitted Liens) on any of the properties of the Borrower or any of its Subsidiaries.

        SECTION 6.4    Approvals.

        (a)   As of the Effective Date, all Governmental Approvals (other than filings required to perfect the security interests contemplated by Section 5.1.8) required in connection with the transactions contemplated by the Loan Documents and the conduct of the business of each of the Borrower and its Subsidiaries have been duly obtained or made and are in full force and effect other than (i) as may be required under existing Requirements of Law to be obtained, given or renewed at any time after the Effective Date or from time to time after the Effective Date in connection with the transactions contemplated by the Loan Documents and (ii) which are routine in nature and which cannot be obtained and such failure to obtain would not result in a Material Adverse Effect, or are not normally applied for, prior to the time they are required, and which the Borrower has no reason to believe will not be timely obtained. All Governmental Approvals that have been obtained pursuant to clause (a) of this Section 6.4 are final and any period for the filing of notice of rehearing or application for judicial review of the issuance of each such Governmental Approval has expired without any such notice or application having been made. No such Governmental Approval is the subject of any pending or threatened judicial or administrative proceeding.

        (b)   As of the Effective Date, all consents and approvals required to be obtained from Persons other than Governmental Authorities in connection with the transactions contemplated by the Loan Documents have been obtained and are in full force and effect, other than such consents or approvals, the failure of which to obtain, would not, individually or in the aggregate, cause a Material Adverse Effect.

        SECTION 6.5    Accuracy of Information.

        (a)   All material factual information furnished by the Borrower and its Affiliates in writing prior to the Effective Date to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby (other than projections and other "forward-looking" information) is true and materially accurate in every material respect on the date as of which such information is dated or certified, and to the knowledge of the Borrower as of the Effective Date such information is not incomplete by omitting to state any material fact necessary in order to make such information not materially misleading.

        (b)   All projections and other "forward-looking" information heretofore or contemporaneously furnished by the Borrower and its Affiliates in writing to the Administrative Agent or any Lender for the purposes of or in connection with this Agreement or any transaction contemplated hereby were prepared in good faith and are based on reasonable assumptions.

        SECTION 6.6    Validity.    Each Loan Document to which the Borrower or any of its Subsidiaries is a party constitutes, or, upon the due execution and delivery thereof by the Borrower or such Subsidiary, will constitute, the legal, valid and binding obligation of the Borrower or such Subsidiary enforceable in accordance with its terms except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity.

        SECTION 6.7    Compliance with Law and Contractual Obligations.    Each of the Borrower and its Subsidiaries is in compliance with all Requirements of Law and Contractual Obligations applicable to it, except to the extent that the failure to comply therewith would not have a Material Adverse Effect.

        SECTION 6.8    Regulations T, U and X.    Neither the Borrower nor its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans will be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation T, U or X. Terms for which meanings are provided in F.R.S. Board Regulation T, U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section 6.8 with such meanings.

        SECTION 6.9    Litigation.    There is no pending or, to the knowledge of the Borrower, threatened litigation, action, proceeding, investigation or labor controversy against the Borrower or any of its Subsidiaries or any of their properties, businesses, assets or revenues or affecting any Governmental Approval required to be in full force and effect by Section 6.4, which, if adversely determined (taking into account any insurance proceeds payable under a policy where the insurer has accepted coverage without any reservations), would have a Material Adverse Effect.

        SECTION 6.10    Ownership of Properties.

        (a)   Each of Borrower and its Subsidiaries owns good and marketable title to, or a valid leasehold in or other enforceable interest in, all properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights) purported to be owned, leased or held by it, free and clear of all Liens, charges or claims (including infringement claims with respect to patents, trademarks, copyrights and the like) except as permitted pursuant to Section 7.2.2.

        (b)   As of the Effective Date, the Borrower owns and has good marketable title to a 100% interest in the Mortgaged Facilities, free and clear of all Liens other than Permitted Liens. The Borrower owns and (to the extent applicable) has good and marketable title to the Collateral (other than the Mortgaged Facilities and the after-acquired property contemplated by the Security Documents) purported to be covered by the Security Documents to which it is a party free and clear of all Liens other than Permitted Liens. The Borrower is lawfully possessed of a valid and subsisting estate in and to any and all easements (except for easements that, the absence of which, would not have a material adverse effect on the operation of a Mortgaged Facility) necessary for the ownership, leasing, occupation, construction, repair, operation, maintenance, use and financing (collectively, "Operation") of the Mortgaged Facilities free and clear of all Liens other than Permitted Liens, and has obtained all licenses and permits required by applicable Requirements of Law and all easements and access rights necessary (except for easements and access rights that, the absence of which, would not have a material adverse effect on the operation of a Mortgaged Facility) for the Operation of the Mortgaged Facilities and enjoys peaceful and undisturbed possession of all of the "Mortgaged Property" (as defined in the relevant Mortgaged Facility Mortgage) (subject only to Permitted Liens) in each of the foregoing cases to the extent that is necessary for the current state of Operation of the Mortgaged Facilities.

        SECTION 6.11    Taxes.    Each of the Borrower and its Subsidiaries has filed all Tax Returns and reports required by law to have been filed by it and has paid all Taxes thereby shown to be owing, except any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

        SECTION 6.12    Investment Company Act; Public Utility Holding Company Act; Other Regulations.

        (a)   Neither the Borrower nor its Subsidiaries is subject to any regulation as an "investment company" under the Investment Company Act of 1940, as amended.

        (b)   As of the Effective Date, the Borrower (i) is an "exempt wholesale generator" under PUHCA, (ii) is not a "public utility company" required to register under PUHCA, (iii) is not subject to regulation as an alternative retail electric supplier under the laws of the State of Illinois, (iv) is interconnected with the high voltage network and has access to transmission services and ancillary services to sell wholesale electric power and (v) has the authority to sell wholesale electric power at market-based rates.

        (c)   As of the Effective Date, neither the Borrower nor any Subsidiary of the Borrower is subject to regulation as a "holding company", or a "subsidiary company" or an "affiliate" of a "holding company" under PUHCA or is or will be subject to regulation as a "public utility" under the laws of the State of Illinois.

        SECTION 6.13    Environmental Warranties.    Except as could not, individually, or would not, in the aggregate, be reasonably expected to have a Material Adverse Effect:

          (a)   (i) All facilities and property owned, leased or operated by each of the Borrower and its Subsidiaries have been, and continue to be, owned, leased or operated by the Borrower or such Subsidiary in compliance with all applicable Environmental Laws and (ii) each of the Borrower and its Subsidiaries is, and within the period of all applicable statutes of limitation has been, in compliance with all applicable Environmental Laws.

          (b)   Except as otherwise disclosed in public filings of the Borrower with the Securities and Exchange Commission prior to the Effective Date, there are no pending or, to the knowledge of the Borrower, threatened (i) claims, complaints, notices or requests for information received by the Borrower or any of its Subsidiaries with respect to any alleged violation by the Borrower or any of its Subsidiaries of any applicable Environmental Law, or (ii) complaints, notices or inquiries to the Borrower or any of its Subsidiaries regarding potential liability under any applicable Environmental Law.

          (c)   Each of the Borrower and its Subsidiaries has obtained and is in compliance with all Governmental Approvals required, other than those that will be obtained in due course promptly after the Effective Date, under any Environmental Law necessary for the Borrower's or its Subsidiaries' business.

          (d)   No property now or previously owned, leased or operated by the Borrower or any of its Subsidiaries is listed or, to the knowledge of the Borrower, is proposed for listing on the National Priorities List pursuant to any Environmental Law, on the CERCLIS or on any similar state or local list of sites requiring investigation or clean-up.

          (e)   To the knowledge of the Borrower, no conditions exist at, on, under or about any property now or previously owned or leased by the Borrower or its Subsidiaries or at any other location (including any location to which Hazardous Materials have been sent for re-use or for recycling or for treatment, storage or disposal) which, with the passage of time, or the giving of notice or both, would give rise to liability under any applicable Environmental Law.

        SECTION 6.14    The Obligations.    The Loans and all other Obligations under the Loan Documents are senior secured Indebtedness of the Borrower and its Subsidiaries ranking at least pari passu with all other senior secured Indebtedness of the Borrower and its Subsidiaries.

        SECTION 6.15    Pension and Welfare Plans.    During the consecutive twelve-month period prior to each date as of which the following representations are made or deemed made, and prior to the date of any Borrowing hereunder, no steps have been taken to terminate any Pension Plan; no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA or Section 412 of the Code; no condition exists or event or transaction has occurred with respect to any Pension Plan which could reasonably be expected to result in the incurrence by the Borrower or any of its Subsidiaries or any member of the Controlled Group of any material liability (other than liabilities incurred in the ordinary course of maintaining the Pension Plan), fine or penalty and none of the following events or conditions, either individually or in the aggregate, has resulted or is reasonably likely to result in a material liability to the Borrower or any of its Subsidiaries or any member of the Controlled Group: (i) a Reportable Event; (ii) a complete or partial withdrawal from any Multiemployer Plan by the Borrower or any of its Subsidiaries or any member of the Controlled Group; (iii) any liability of the Borrower or any of its Subsidiaries or any member of the Controlled Group under ERISA if the Borrower or any of its Subsidiaries or any member of the Controlled Group were to withdraw completely from all Multiemployer Plans as of the annual valuation date most closely preceding the date on which this representation is made or deemed made; or (iv) the Reorganization or Insolvency of any Multiemployer Plan. None the Borrower or any of its Subsidiaries or any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan which could reasonably be expected to have a Material Adverse Effect, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

        SECTION 6.16    Solvency.    The Borrower, together with its respective Subsidiaries, taken as a whole, will be Solvent as of the Effective Date after giving effect to the Borrowing and to the application of the proceeds therefrom.

        SECTION 6.17    Subsidiaries.    On the Effective Date, the Borrower has no Subsidiaries other than Midwest Finance.

ARTICLE VII

COVENANTS

        SECTION 7.1    Affirmative Covenants.    The Borrower agrees with the Administrative Agent and each Lender that, until the Commitments have terminated and all Loans and all other Obligations under the Loan Documents have been paid and performed in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower shall, and shall cause each of its Subsidiaries to, perform the obligations set forth in this Section 7.1.

        SECTION 7.1.1    Financial Information, Reports, Notices.    The Borrower shall furnish, or shall cause to be furnished, to the Administrative Agent copies of the following financial statements, reports, notices and information:

          (a)   as soon as available and in any event within sixty (60) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, consolidated balance sheets of the Borrower (which will include results for its Consolidated Subsidiaries) as of the end of such Fiscal Quarter and consolidated statements of income and cash flows of the Borrower (which will include results for its Consolidated Subsidiaries) for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by an Authorized Representative of the Borrower with responsibility for financial matters;

          (b)   as soon as available and in any event within 120 days after the end of each Fiscal Year of the Borrower, commencing with the 2004 Fiscal Year, a copy of the annual audit report for such Fiscal Year for the Borrower (which will include results for its Consolidated Subsidiaries), including therein consolidated balance sheets of the Borrower (which will include results for its Consolidated Subsidiaries) as of the end of such Fiscal Year and consolidated statements of income and cash flows of the Borrower (which will include results for its Consolidated Subsidiaries) for such Fiscal Year, and accompanied by the unqualified opinion of Pricewaterhouse Coopers LLP or other internationally recognized independent auditors selected by the Borrower to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

          (c)   as soon as possible after the end of the first and third Fiscal Quarters of each Fiscal Year, an officer's certificate stating the outstanding principal amounts of each of the Powerton/Joliet Lease Intercompany Notes and a statement of transactions reconciling such amounts to the last day of the immediately preceding Fiscal Quarter;

          (d)   prior to the commencement of each Fiscal Year of the Borrower, an operating budget for the Facilities for the ensuing Fiscal Year, based upon good faith, reasonable assumptions, together with an "income statement variance report" showing the actual experience for the current Fiscal Year (or portion thereof) against the income statement projections for the current Fiscal Year (or portion thereof);

          (e)   concurrently with the delivery of the financial statements referred to in Section 7.1.1(b), and within sixty (60) days after each Quarterly Payment Date, a certificate, executed by an Authorized Representative of the Borrower with responsibility for financial matters, showing (i) the Consolidated Interest Coverage Ratio for the 12-month period ended on the last day of the immediately preceding Fiscal Quarter, (ii) the Secured Leverage Ratio as at the last day of the immediately preceding Fiscal Quarter, (iii) Excess Cashflow for the period beginning on the Effective Date and ending on the last day of the immediately preceding Fiscal Quarter, (iv) Free Cashflow for the three (3) month period ended on the last day of the immediately preceding Fiscal Quarter and (v) all Special Capital Contributions made to the Borrower and all Reimbursement Restricted Payments made by the Borrower, in each case, in reasonable detail with appropriate calculations and computations;

          (f)    as soon as possible and in any event within five (5) Business Days after any Authorized Representative of the Borrower obtains knowledge of the occurrence of (i) each Default under this Agreement and (ii) any default under any other material agreement to which the Borrower, any of its Subsidiaries, EMMT or any Midwest Related Party is a party or any termination thereof together with a statement of such Authorized Representative setting forth details of such Default, default or termination and the action which the Borrower, such Subsidiary, EMMT or such Midwest Related Party has taken and proposes to take with respect thereto;

          (g)   as soon as possible and in any event within five (5) Business Days after the commencement of, or the occurrence of any material adverse development with respect to, any litigation, action, proceeding, or labor controversy of the type described in Section 6.9, notice thereof and, upon request of the Administrative Agent, copies of all documentation relating thereto (other than documentation subject to the attorney-client privilege);

          (h)   promptly after the sending or filing thereof, copies of all reports and registration statements which the Borrower files with the Securities and Exchange Commission or any national securities exchange;

          (i)    immediately upon becoming aware of the institution of any steps by the Borrower, any of its Subsidiaries or any other Person to terminate any Pension Plan (other than a standard termination under ERISA Section 4041(b)), or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA or Section 412 of the Code, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Borrower furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could result in the incurrence by the Borrower or any member of the Controlled Group of any material liability (other than liabilities incurred in the ordinary course of maintaining the Pension Plan), fine or penalty, or any increase in the contingent liability of the Borrower with respect to any post-retirement Welfare Plan benefit the occurrence or expected occurrence of any Reportable Event or the termination, Reorganization or Insolvency of any Multiemployer Plan or the complete or partial withdrawal by the Borrower or any member of the Controlled Group from a Multiemployer Plan, notice thereof and copies of all documentation relating thereto;

          (j)    within ten (10) Business Days after each anniversary of the Effective Date, a certificate from the Borrower's insurers or insurance agents setting forth, in reasonable detail, each of the Borrower's insurance policies currently in place and confirming that such insurance policies satisfy the requirements of Section 7.1.5(b);

          (k)   as soon as possible and in any event within five (5) Business Days after any Authorized Representative of the Borrower obtains (i) knowledge of the occurrence thereof, notice of any casualty, damage or loss to the Facilities, whether or not insured, through fire, theft, other hazard or casualty, involving a probable loss of $5,000,000 or more; or (ii) knowledge of (A) the occurrence, notice of any cancellation, notice of threatened or potential cancellation or (B) any material change in the terms, coverage or amounts of any policy of insurance which would result in such policy deviating from Prudent Industry Practice;

          (l)    as soon as possible and in any event within five (5) Business Days after any Authorized Representative of the Borrower obtains knowledge of the occurrence thereof, notice that any Governmental Authority may revoke, or refuse to grant or renew, or materially modify, any material Governmental Approval then required to be in full force and effect, as contemplated by Section 6.4;

          (m)  within thirty (30) days of delivery to the Borrower, updates (to the extent the Borrower, in its sole discretion, has determined to have such updates prepared) to the Environmental Reports delivered pursuant to Section 5.1.10; and

          (n)   from time to time, with reasonable promptness, such other information regarding the Borrower, its Subsidiaries, EMMT or any Midwest Related Party (to the extent reasonably available to the Borrower and its Subsidiaries) as the Administrative Agent or any Lender may reasonably request.

        SECTION 7.1.2    Continuation of Business and Maintenance of Existence.    The Borrower shall continue to engage in the business of owning, leasing and operating the Facilities and the sale and marketing of wholesale electric power and other products and services related thereto. The Borrower shall not, and shall cause its Subsidiaries to not, engage in any business other than owning, leasing and operating electrical generating assets and selling and marketing wholesale electric power and other products and services related thereto. The Borrower shall, and shall cause each of its Subsidiaries to, preserve, renew and keep in full force and effect its corporate, limited liability company or partnership existence and take all reasonable action to maintain all material rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.2.3.

        Notwithstanding the preceding, nothing contained in this Section 7.1.2 shall prevent the Borrower from mothballing, decommissioning, or otherwise removing from productive service or use (a) the Collins Facility or (b) any Non-Core Facility (if the Borrower has determined that such Non-Core Facility is economically or technologically obsolete or otherwise surplus to the Borrower's needs or is no longer useful in its trade or business).

        SECTION 7.1.3    Compliance with Requirements of Law and Contractual Obligations.    The Borrower shall, and shall cause its Subsidiaries to, comply with all Requirements of Law (including all applicable zoning, use, subdivision or similar law, rule or regulation) and Contractual Obligations, such compliance to include the payment, before the same become delinquent, of all taxes, assessments and governmental charges or levies, except to the extent non-compliance would not have a Material Adverse Effect.

        SECTION 7.1.4    Maintenance of Facilities.    The Borrower shall (a) maintain the Maintained Facilities in all material respects (i) in good condition, repair and working order (ordinary wear and tear excepted), except where the failure so to do would not have a Material Adverse Effect, (ii) in accordance with Prudent Industry Practice and (iii) in accordance with the terms of all insurance policies required to be maintained pursuant to Section 7.1.5, and (b) make such repairs, renewals, replacements, betterments and improvements to the Maintained Facilities as in the reasonable judgment of the Borrower are necessary so that the Maintained Facilities may be operated in accordance with their intended purpose.

        Notwithstanding the preceding, nothing contained in this Section 7.1.4 shall (a) prevent the Borrower from mothballing, decommissioning, or otherwise removing from productive service or use or (b) require the Borrower to comply with this Section 7.1.4 with respect to any Non-Core Facility (if the Borrower has determined that such Non-Core Facility is economically or technologically obsolete or otherwise surplus to the Borrower's needs or is no longer useful in its trade or business).

        SECTION 7.1.5    Insurance.

        (a)   The Borrower shall maintain or cause to be maintained with financially sound and reputable insurance companies, insurance for such amounts against such risks, loss, damage and liability as are customarily insured against by other enterprises of like size and type as that of the Facilities, subject to the availability of such coverage, including the deductible and tenor for business interruption insurance referred to below, on commercially reasonable terms, all on terms and conditions which are in accordance with Prudent Industry Practice and shall include business interruption insurance with a deductible not to exceed sixty (60) days and a tenor no shorter than one year;

        (b)   All such policies of casualty, third party liability and business interruption insurance shall:

          (i)    provide that, with respect to third party liability insurance, the Secured Parties shall be named as additional insureds;

          (ii)   name the Collateral Trustee as a loss payee (other than insurance policies maintained with respect to the Powerton Facility and the Joliet Leased Facility to the extent required by the Powerton/Joliet Lease Operative Documents);

          (iii)  provide that (x) no cancellation or termination of such insurance and (y) no reduction in the limits of liability of such insurance shall be effective until thirty (30) days after written notice is given by the insurers to the Administrative Agent and the Collateral Trustee of such cancellation, termination, reduction or change;

          (iv)  waive all claims for insurance premiums or commissions or additional premiums or assessments against the Secured Parties; and

          (v)   waive any right of the insurers to setoff or counterclaim or to make any other deductions, whether by way of attachment or otherwise, as against the Secured Parties.

        Notwithstanding the preceding, with respect to the Collins Facility and any Non-Core Facility that the Borrower has determined is economically or technologically obsolete or otherwise surplus to the Borrower's needs or no longer useful in its trade or business, the Borrower shall not be required to maintain casualty or business interruption insurance.

        SECTION 7.1.6    Books and Records.    The Borrower shall, and shall cause its Subsidiaries to, keep books and records which accurately reflect all of its business affairs and transactions and permit the Administrative Agent and each Lender (at such Lender's expense) or any of their respective representatives, at reasonable times and intervals upon reasonable prior notice, to visit all of its offices and sites and, to discuss its financial matters with its officers and independent public accountant. The Borrower shall, at any reasonable time and from time to time upon reasonable prior notice, permit the Administrative Agent and the Lenders or any of their respective agents or representatives to examine and make copies of and abstracts from the records and books of account of the Borrower and its Subsidiaries; provided that by virtue of this Section 7.1.6 the Borrower shall not be deemed to have waived any right to confidential treatment of the information obtained, subject to the provisions of applicable law or court order.

        SECTION 7.1.7    Environmental Covenant.    The Borrower shall, and shall cause its Subsidiaries to, and, with respect to clause (a) below, shall take all reasonable efforts to ensure that all of its tenants, subtenants, contractors, subcontractors and invitees shall:

          (a)   comply with all applicable Environmental Laws and obtain, comply with and maintain all necessary Governmental Approvals required under any applicable Environmental Law, in each case, except where such noncompliance or failure, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;

          (b)   promptly upon the Administrative Agent's request if there has been an Event of Default which has not been fully and timely cured, permit an environmental consultant whom the Administrative Agent in its discretion designates to perform an environmental assessment (including, reviewing documents; interviewing knowledgeable employees and representatives of the Borrower or its Subsidiaries; and sampling and analyzing soil, air, surface water, groundwater, and/or other media in or about property owned or leased by the Borrower or its Subsidiaries, or on which operations of the Borrower or its Subsidiaries otherwise take place). Such environmental assessment shall be in form, scope and substance reasonably satisfactory to the Administrative Agent. The Borrower shall, and shall cause its Subsidiaries to, cooperate fully in the conduct of such environmental assessment upon written demand by the Administrative Agent. The Administrative Agent shall perform, or cause its agents and representatives to perform, the environmental assessment in such a manner as to minimize to the extent practicable any disruption with the conduct of operations of the involved property. Pursuant to this Section 7.1.7(b), the Administrative Agent shall have the right, but shall not have any duty, to request and/or obtain such environmental assessment; and

          (c)   provide copies of information to evidence compliance with this Section 7.1.7 to the extent reasonably requested by the Administrative Agent from time to time.

        SECTION 7.1.8    Further Assurances.

        (a)   Upon written request of the Administrative Agent, the Borrower shall, and shall cause its Subsidiaries to, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents (including, financing statements and continuation statements) for filing under the provisions of the UCC or any other Requirement of Law which are necessary or advisable to maintain in favor of the Collateral Trustee, for the benefit of the Secured Parties, Liens on the Collateral that are duly perfected in accordance with all applicable Requirements of Law.

        (b)   If the Borrower or any of its Subsidiaries shall at any time acquire any material interest in all real and personal property not covered by the Security Documents (to the extent that any such property is of a type that has been expressly included in the Security Documents), the Borrower shall, and shall cause its Subsidiaries to, promptly, upon such acquisition, execute, deliver and record a supplement to the relevant Security Documents or other documentation (including mortgages, security documents, financing statements, opinions, title insurance, surveys and other documents), reasonably satisfactory in form and substance to the Collateral Trustee, subjecting such interests to the security interests created by such Security Documents and ensuring that the security interest in such interest will be a valid and an effective interest on terms comparable to the security interest of the Collateral Trustee in the Collateral; provided, that clause (b) shall not require, at any time, the granting of a mortgage or other lien to the Collateral Trustee on the Collins Facility.

        (c)   The Borrower shall (i) promptly deliver to the Collateral Trustee a copy of any notice it receives in connection with the foreclosure of any mortgage permitted to exist pursuant to Section 7.2.2, which foreclosure would adversely effect the Borrower's right to use any portion of the Mortgaged Facilities, and (ii) redeem the portion of the Mortgaged Facilities affected by such foreclosure, prior to it being foreclosed; provided, that the Collateral Trustee may redeem such portion to the extent the Lenders may deem necessary or advisable.

        (d)   If the Borrower or any of its Subsidiaries acquires or creates another Subsidiary after the Effective Date, that newly acquired or created Subsidiary will become a guarantor of the Priority Lien Debt and the Parity Lien Debt by executing and delivering to the Priority Debt Lien Representative and the Collateral Trustee, a Subsidiary Guarantee within ten (10) days of the date on which such Subsidiary was acquired or created.

        (e)   The Borrower shall make all commercially reasonable efforts to provide for the inclusion of customary assignment provisions for the benefit of the Secured Parties in any material contracts exceeding six (6) months in duration entered into in connection with the Facilities (other than the Powerton Facility and the Joliet Leased Facility).

        (f)    The Borrower shall deliver within thirty (30) days of the Effective Date, an as-built survey substantially similar to a Survey dated on or after the Effective Date with respect to the Lombard Peaking Unit.

        SECTION 7.1.9    Financial Covenants.    The Borrower shall maintain (a) at the end of each of its Fiscal Quarters, the Consolidated Interest Coverage Ratio for the immediately preceding four consecutive Fiscal Quarters of the Borrower of at least 1.25 to 1.00 and (b) a Secured Leverage Ratio for the 12-month period ended on the last day of the immediately preceding Fiscal Quarter no greater than 8.75 to 1.00.

        SECTION 7.1.10    Use of Proceeds.    The proceeds of the Term Loans will be deposited into a Closing Date Bank Account on the Effective Date and used by the Borrower for general corporate purposes including the payment of fees and expenses associated with the Loans (the "Loan Associated Expenses"). After payment of the Loan Associated Expenses, a portion of the proceeds (along with other funds available to the Borrower) will be (a) paid to EMOC as a repayment of a portion of its intercompany Indebtedness and then distributed by EMOC by dividend to EMMH, in each case, on the Effective Date, for general corporate purposes including repayment in full of all principal and interest of EMMH outstanding under the EMMH Credit Agreement (the "EMMH Debt Repayment") and (b) used to pay the Collins Termination Payment. The Working Capital Loans and the Letters of Credit will be used by the Borrower for general corporate purposes and working capital requirements.

        SECTION 7.1.11    Recovery Events.    Not more than thirty (30) days after the occurrence of any Recovery Event, the Borrower shall give written notice thereof to the Administrative Agent and the Collateral Trustee and follow the procedures indicated below as applicable:

          (a)   if the settlement or payment related to such Recovery Event is under $100,000,000, the Borrower shall apply the Net Cash Proceeds of such Recovery Event to the payment of the cost of restoration or replacement of the asset or assets in respect of which such Recovery Event occurred within 12 months from the date of receipt of such proceeds, provided that the Administrative Agent and the Collateral Trustee receive from the Borrower, within forty-five (45) days of the Recovery Event, a written notice (a "Reinvestment Notice") executed by an Authorized Representative of the Borrower (i) setting forth in reasonable detail the nature of such restoration or replacement and the estimated cost and time to complete such restoration or replacement and (ii) stating that (A) no Default or Event of Default has occurred and is continuing, (B) such restoration or replacement is technologically and economically feasible, (C) the Net Cash Proceeds of such Recovery Event, together with other resources available to the Borrower, are sufficient to pay the estimated cost of completing such restoration or replacement and (D) the Borrower has sufficient resources (through business interruption insurance or otherwise) to pay all Cash Disbursements and other fixed charges projected to become due and payable prior to the completion of such restoration or replacement; or

          (b)   if the settlement or payment related to such Recovery Event is $100,000,000 or more, then no later than six months following such occurrence, the Borrower shall either:

            (i)    make a prepayment of all Net Cash Proceeds of such Recovery Event pursuant to Section 3.1.2(b); or

            (ii)   deliver to the Administrative Agent and the Collateral Trustee: (A) a Reinvestment Notice confirming the Borrower's decision to apply the Net Cash Proceeds of such Recovery Event to the payment of the cost of restoration or replacement of the asset or assets in respect of which such Recovery Event occurred; and (B) a report of an independent engineer, such engineer and such report to be satisfactory to the Administrative Agent, confirming the information set forth in Section 7.1.11(a)(i) and (ii)(B) above.

        SECTION 7.1.12    Separateness.    The Borrower will:

          (a)   act solely in its name and through its duly authorized officers or agents in the conduct of its business;

          (b)   conduct its business solely in its own name, in a manner not misleading to other persons as to its identity (without limiting the generality of the foregoing, all oral and written communications (if any), including letters, invoices, purchase orders, contracts, statements, and applications are made and shall continue to be made solely in the name of the Borrower, if related to the Borrower);

          (c)   provide for the payment of its own operating expenses and liabilities from its own funds; and

          (d)   obtain proper authorization from its directors or member(s), as required by its Organic Documents for all company actions of the Borrower.

        SECTION 7.2    Negative Covenants.    The Borrower agrees with the Administrative Agent and each Lender that, until the Term Loan Commitments have terminated and all Loans and all other Obligations under the Loan Documents have been paid and performed in full, the Borrower will, and will cause its Subsidiaries to, perform the obligations set forth in this Section 7.2.

        SECTION 7.2.1    Restrictions on Indebtedness.    The Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness in addition to Indebtedness under this Agreement and the other Loan Documents, other than:

          (a)   Indebtedness of the Borrower and its Subsidiaries of any kind whatsoever existing on the Effective Date (including the Midwest Finance Note Guarantee);

          (b)   Priority Lien Debt and Parity Lien Debt;

          (c)   (i) Capitalized Lease Liabilities and Operating Lease Liabilities outstanding (or anticipated to be outstanding) on the Effective Date and set forth on Schedule 7.2.1(c) and (ii) Capitalized Lease Liabilities and Operating Lease Liabilities entered into in the ordinary course of business not to exceed at any time an aggregate notional principal amount of $50,000,000;

          (d)   Indebtedness of the Borrower under Interest Rate Hedging Transactions;

          (e)   Subject to Section 7.2.8, Indebtedness of the Borrower incurred to finance the acquisition, construction or improvement of any fixed or capital assets in accordance with and subject to Schedule 7.2.1(e) hereto;

          (f)    Indebtedness consisting of (i) reimbursement obligations of the Borrower with respect to letters of credit, surety bonds and performance bonds used by the Borrower in the ordinary course of business in an aggregate amount not to exceed $40,000,000 at any time and (ii) workers' compensation claims, self-insurance obligations and bankers' acceptances;

          (g)   unsecured Indebtedness in respect of obligations of the Borrower or any of its Subsidiaries to pay the deferred purchase price of goods and services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within sixty (60) days of the incurrence of the related Indebtedness) in the ordinary course of business and not in connection with the borrowing of money;

          (h)   Indebtedness in the form of subordinated, unsecured intercompany loans between the Borrower and its Subsidiaries;

          (i)    Indebtedness in the form of Guarantees made by and reimbursement obligations with respect to stand-by letters of credit issued for the account of the Borrower (including, in each case, Permitted Marketing Support) in the ordinary course of business related to the Facilities in connection with Permitted Trading Activities conducted by or for the benefit of the Borrower, whether directly with unaffiliated third parties or with EMMT;

          (j)    Subject to Section 3.1.2, other Indebtedness of the Borrower; provided, that no Default or Event of Default has occurred or would occur after giving effect to the incurrence or issuance of such Indebtedness;

          (k)   Indebtedness incurred to finance Necessary Capital Expenditures;

          (l)    Environmental CapEx Debt; provided, that, prior to the incurrence of any Environmental CapEx Debt, the Borrower shall deliver to the Administrative Agent an Officer's Certificate designating such Indebtedness as Environmental CapEx Debt; and

          (m)  the incurrence by the Borrower or any of its Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five (5) Business Days.

        SECTION 7.2.2    Liens.    The Borrower shall not, and shall not permit its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

          (a)   any Lien existing on the property of the Borrower or its Subsidiaries on the Effective Date (including (i) the Joliet Shared Facilities Agreements and (ii) any easements, rights of way, reservations, restrictions, covenants, party-wall agreements, agreements for joint or common use, landlord's rights of distraint and other similar imperfections in title on real estate set forth as an exception in the Title Policies; provided, that such easements and imperfections are not incurred in connection with any Indebtedness); provided, that such Liens do not materially (individually or in the aggregate) (i) interfere with the use of the property and assets of the Borrower or (ii) affect the operation or value of the Mortgaged Facilities or the interest of the Secured Parties in the Collateral;

          (b)   Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or thereafter payable without penalty or which are being contested in good faith by appropriate proceedings promptly instituted and diligently prosecuted and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

          (c)   Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

          (d)   Liens incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits;

          (e)   Liens granted as security for the performance of bids, tenders, statutory obligations, operating leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

          (f)    judgment Liens in existence less than thirty (30) days after the entry thereof so long as no enforcement, levy, collection or foreclosure proceeding has commenced or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies;

          (g)   extensions or renewals of any Lien otherwise permitted to be incurred under this Section 7.2.2 securing Indebtedness (including Permitted Refinancing Indebtedness) in an amount not exceeding the principal amount of, and accrued interest on, the Indebtedness secured by such Lien as so extended or renewed at the time of such extension or renewal; provided that such Lien shall apply only to the same property theretofore previously securing such Indebtedness;

          (h)   Liens to secure Environmental CapEx Debt that encumber only the assets purchased, installed or otherwise acquired with the proceeds of such Environmental CapEx Debt;

          (i)    purchase money Liens securing Indebtedness permitted by Section 7.2.1(e); provided that such Liens do not encumber any assets other than those acquired or constructed with the proceeds of such Indebtedness;

          (j)    Liens on cash collateral securing investments and Guarantee obligations permitted by Section 7.2.1(e) or (i);

          (k)   Liens created pursuant to the Powerton/Joliet Lease Operative Documents;

          (l)    easements, rights of way, reservations, restrictions, covenants, party-wall agreements, agreements for joint or common use, landlord's rights of distraint and other similar imperfections in title on real estate; provided that such easements and imperfections are not incurred in connection with any Indebtedness, do not materially (individually or in the aggregate) (i) interfere with the use of the property and assets of the Borrower or (ii) affect the operation or value of the Mortgaged Facilities or the interest of the Secured Parties in the Collateral;

          (m)  Liens for the benefit of the holders of Priority Lien Debt in accordance with the Collateral Trust Agreement securing Priority Lien Debt;

          (n)   Liens for the benefit of the holders of Parity Lien Debt in accordance with the Collateral Trust Agreement securing Parity Lien Debt;

          (o)   Liens on cash and short-term investments (i) deposited by the Borrower or any of its Subsidiaries in margin accounts with or on behalf of futures contract brokers or paid over to other counterparties or (ii) pledged or deposited as collateral to a contract counterparty or issuer of surety bonds by the Borrower or any of its Subsidiaries, in the case of clause (i) or (ii), to secure obligations with respect to Permitted Trading Activities; and

          (p)   Liens granted to secure the Collins Equity Escrow Account.

        SECTION 7.2.3    Consolidation, Merger.

        The Borrower shall not directly or indirectly, (a) consolidate or merge with or into another Person (whether or not the Borrower is the surviving entity), (b) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Borrower or its Subsidiaries taken as a whole, in one or more related transactions, to another Person or (c) lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person; provided, that the Borrower may (i) merge with an Affiliate solely for purposes of reconstituting the Borrower in another jurisdiction or (ii) reorganize as either (x) a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia or (ii) a partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia that has at least one Subsidiary that is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia.

        Notwithstanding anything in this Section 7.2.3 to the contrary, the Borrower shall be permitted to reorganize as a corporation, so long as such reorganization is not adverse to the Lenders (it being recognized that such reorganization shall not be deemed adverse to the Lenders solely because (i) of the accrual of deferred tax liabilities resulting from such entity or (ii) the successor surviving corporation (x) is subject to income tax as a corporate entity or (y) is considered to be an "includable corporation" of an affiliated group of corporations within the meaning of the Code or any similar state or local law).

        SECTION 7.2.4    Asset Sales.    The Borrower shall not, and shall not permit its Subsidiaries to, sell, transfer, lease, contribute or otherwise convey, or grant options, warrants or other rights with respect to, any part of its assets (including accounts receivable and capital stock of or other ownership interests in Subsidiaries) to any Person (each such event, an "Asset Sale"), unless:

          (a)   such Asset Sale is to an unaffiliated third party on an arm's-length basis;

          (b)   at least 75% of the consideration to be received is paid in cash or Cash Equivalent Investments and such remaining 25% is not a debt instrument of the Borrower or any of its Affiliates (provided that for purposes of this provision, (i) any amounts deposited into an escrow or other type of holdback account and any consideration in the form of readily marketable securities shall be deemed to be cash, (ii) customary purchase price adjustments may be settled on a non-cash basis and (iii) the assumption of Indebtedness relating to the asset being disposed shall be disregarded for the purposes of this provision); and

          (c)   the Net Cash Proceeds of any such Asset Sale received by the Borrower are applied in accordance with Section 3.1.2.

          Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

            (i)    a disposition resulting from the exercise by a Governmental Authority of its claimed or actual power of eminent domain, in each case without compensation;

            (ii)   the sale or other disposition of cash or Cash Equivalent Investments;

            (iii)  any single transaction or series of related transactions that involves assets having a fair market value of less than $15,000,000; provided, that, the aggregate value of all such transactions shall not exceed $50,000,000; and

            (iv)  any sale or transfer of fuel or other related assets, including assets related to trading activities.

        SECTION 7.2.5    Investments.    The Borrower shall not, and shall not permits its Subsidiaries to, create or acquire, make, incur, assume or suffer to exist any Investment in any other Person, except:

          (a)   Investments existing on the Effective Date;

          (b)   cash, Cash Equivalent Investments or Permitted Investments under, and as defined in, the Borrower Security Agreement (in each case, held in Bank Accounts or securities accounts in which the Borrower shall have granted a security interest as Collateral and which security interest shall constitute a first priority perfected security interest);

          (c)   Investments evidenced by the Powerton/Joliet Lease Intercompany Notes;

          (d)   Investments in new Subsidiaries acquired or created in accordance with Section 7.1.8;

          (e)   any Permitted Tax Payments; and

          (f)    Investments in connection with the provision of Permitted Marketing Support.

        SECTION 7.2.6    Transactions with Affiliates.

        (a)   The Borrower shall not, and shall not permit its Subsidiaries to, enter into or suffer or permit to exist, any Transaction with an Affiliate unless such arrangement or contract is fair and reasonable to the Borrower or such Subsidiary and is an arrangement or contract of the kind which would be entered into by a prudent Person in the position of the Borrower or such Subsidiary with a Person which is not one of its Affiliates.

        (b)   The Borrower shall not, and shall not permit any of its Affiliates to (i) terminate or amend, supplement or otherwise modify any ComEd Agreement in a manner which would result or could reasonably be expected to result in a Material Adverse Effect without the written consent of the Required Lenders, which consent shall not be unreasonably withheld or delayed.

        (c)   The Borrower shall not, and shall not permit any of its Affiliates to terminate or amend, supplement, otherwise modify or waive any term of the Energy Management Agreements in (i) any manner materially adverse with respect to their payment terms or (ii) otherwise in a manner which would result or could reasonably be expected to result in a Material Adverse Effect without the written consent of the Required Lenders which consent shall not be unreasonably withheld or delayed.

        Notwithstanding the preceding, (I) the Powerton/Joliet Lease Transaction and the transactions contemplated by the Powerton/Joliet Lease Operative Documents, (II) the transactions contemplated in connection with the Collins Lease Termination Payment (III) Permitted Trading Activities conducted by or for the benefit of the Borrower, whether directly with unaffiliated third parties or with EMMT, and the provision of Permitted Marketing Support and (IV) any Permitted Tax Payment (or agreement pursuant to which a Permitted Tax Payment is made or required to be made) shall be deemed not to be a Transaction with an Affiliate for the purposes of this Section 7.2.6.

        SECTION 7.2.7    Restricted Payments.    The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly (all such payments and other actions set forth in clauses (a) through (e) below, collectively, "Restricted Payments"):

          (a)   declare or pay any dividend or make any other payment or distribution on account of the Borrower's Equity Interests (including any payment in connection with any merger or consolidation involving the Borrower) or to the direct or indirect holders of the Borrower's Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests of the Borrower or dividends or distributions payable to the Borrower);

          (b)   purchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation involving the Borrower) any Equity Interests of the Borrower;

          (c)   make any payment on or with respect to, or make any transfer to or for the benefit of, or purchase, redeem, defease or otherwise acquire or retire for value any Affiliated Indebtedness of the Borrower or any of its Subsidiaries (excluding any intercompany Indebtedness between or among the Borrower and any of its Subsidiaries);

          (d)   make any payment on or with respect to, or make any transfer to or for the benefit of, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness, except a payment of interest or principal at the stated maturity thereof; or

          (e)   make any Investments not otherwise permitted pursuant to Section 7.2.5;

provided that, the Borrower and its Subsidiaries may make Restricted Payments on, or within thirty (30) days after, any Quarterly Payment Date in an amount equal to (after giving effect to all Restricted Payments made since the Effective Date) (i) (A) up to 75% of Excess Cashflow generated since the Effective Date to the most recently ended Fiscal Quarter; plus (B) to the extent of Excess Cashflow available for such payments, Reimbursement Restricted Payments and (ii) at any time the Borrower is Investment Grade, 100% of Excess Cashflow generated after the date the Borrower becomes Investment Grade to the most recently ended Fiscal Quarter; provided, further, that no Default or Event of Default has occurred and is continuing or would occur as a after giving effect to such Restricted Payment (other than any Default or Event of Default that is cured as a result of such Restricted Payment).

        Notwithstanding anything in this Section 7.2.7 to the contrary, the Borrower may repurchase, redeem, defease or otherwise acquire or retire for value Subordinated Indebtedness of the Borrower or any of its Subsidiaries with the Net Cash Proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness; provided, that, no Default or Event of Default has occurred and is continuing or would occur as a result of, or after giving effect to, the foregoing.

        SECTION 7.2.8    Capital Expenditures.    The Borrower shall not, and shall not permit any Subsidiary to, make any capital expenditures, except Environmental Capital Expenditures or Necessary Capital Expenditures.

        SECTION 7.2.9    Restrictive Agreements.    The Borrower shall not, and shall not permit any Subsidiary to, enter into any agreement (excluding any Loan Document and any agreement governing any Indebtedness permitted by clause (d) of Section 7.2.1 as to the assets financed with the proceeds of such Indebtedness):

          (a)   expressly restricting the ability of the Borrower or such Subsidiary to amend or otherwise modify any Loan Document;

          (b)   restricting the ability of any Affiliate of the Borrower to make any payments, directly or indirectly, to the Borrower by way of dividends or make distributions on its capital stock or member or other ownership interests or to pay any Indebtedness owed to the Borrower; or

          (c)   restricting the ability of the Borrower or such Subsidiary to make loans or advances to the Borrower or any other Subsidiary.

        SECTION 7.2.10    Limitation on Lines of Business.    The Borrower shall not, and shall not permit any Subsidiary to, change its legal form or Organic Documents except as permitted by Section 7.2.3, change its Fiscal Year or engage in any business other than the construction, ownership, maintenance and operation of the Facilities, the sale of wholesale electric power therefrom and related products and services and such other business as may be reasonably incidental thereto.

        SECTION 7.2.11    Limitation on Electricity Market Risk Exposure.    The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, engage in transactions for (or incur Indebtedness under Section 7.2.1(i) in connection with) any speculative purpose, including speculative transactions relating to (a) fuel procurement or sales, (b) purchases, sales or exchanges related to capacity and energy from the Facilities or financial instruments related thereto or (c) purchases, sales or exchanges of energy or emissions credits.

        SECTION 7.2.12    Energy and Fuel Risk Management Policies.    The Borrower shall not, and shall not permit any of its Affiliates to, amend, supplement or otherwise modify the Energy and Fuel Risk Management Policies in a manner which would result or could reasonably be expected to result in a Material Adverse Effect without the written consent of the Required Lenders, which consent shall not be unreasonably withheld or delayed.

        SECTION 7.2.13    Amendment, Modification or Waiver of Certain Documents.    The Borrower shall not agree or consent to any termination, amendment, modification or waiver of (a) Section 18.19 of each of the Powerton/Joliet Lease Participation Agreements, (b) the definition of "Free Cashflow" set forth in the Powerton/Joliet Lease Operative Documents, (c) the Powerton/Joliet Lease Intercompany Notes or (d) or any other provision of the Powerton/Joliet Lease Operative Documents that increases or is reasonably likely to increase the liability, or the obligations, of the Borrower (or decreases or is reasonably likely to decrease the liability, or the obligations, of EME) with respect to the Powerton/Joliet Lease Operative Documents in any material respect.

ARTICLE VIII

EVENTS OF DEFAULT

        SECTION 8.1    Listing of Events of Default.    Each of the following events or occurrences described in this Section 8.1 shall constitute an "Event of Default".

        SECTION 8.1.1    Non-Payment of Obligations.    The Borrower shall default in (a) the payment or mandatory prepayment of any principal of any Loan or any reimbursement obligation in respect of any LC Exposure or the Borrower shall fail to Cash Collateralize its LC Exposure when due or (b) the payment of interest on any Loan or LC Exposure, any fees pursuant to Section 3.3 or any other Obligations under the Loan Documents, within five (5) Business Days after any such interest or other amount becomes due in accordance with the terms thereof or hereof.

        SECTION 8.1.2    Breach of Warranty.    Any representation or warranty of the Borrower, any of its Subsidiaries, EMMT or any Midwest Related Party made or deemed to be restated or remade in any Loan Document to which it is a party or any other writing or certificate furnished by or on behalf of the Borrower, such Subsidiary, EMMT or such Midwest Related Party to the Administrative Agent, the Collateral Trustee or any Lender for the purposes of or in connection with any such Loan Document

(including any certificates delivered pursuant to Article V) is or shall be incorrect when made or deemed made in any material respect.

        SECTION 8.1.3    Non-Performance of Certain Covenants and Obligations.    The Borrower shall default in the due performance and observance of any of its obligations under Section 7.1.1(f)(i), 7.1.2, 7.1.5 (solely with respect to the Mortgaged Facilities), 7.1.9 or 7.2.

        SECTION 8.1.4    Non-Performance of Other Covenants and Obligations.    The Borrower, any of its Subsidiaries, EMMT or any Midwest Related Party shall default in the due performance and observance of any other covenant or agreement contained in any Loan Document to which it is a party, and such default shall continue unremedied for a period of thirty (30) days after written notice thereof shall have been given to the Borrower by the Administrative Agent.

        SECTION 8.1.5    Default on other Indebtedness; Payment Default under EMMT Agreements.

        (a)   A default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of (i) any Indebtedness (other than Indebtedness described in Section 8.1.1 and Powerton/Joliet Lease Liabilities) of the Borrower, any of its Subsidiaries or any Midwest Related Party or (ii) any EMMT Indebtedness, in either case, having a principal amount, individually or in the aggregate, of at least $20,000,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness or EMMT Indebtedness, as applicable, if the effect of such default is to accelerate the maturity of any such Indebtedness or EMMT Indebtedness, as applicable, or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness or EMMT Indebtedness, as applicable, or any trustee or agent for such holders, to cause such Indebtedness or EMMT Indebtedness, as applicable, to become due and payable prior to its expressed maturity.

        (b)   A default shall occur in the payment or reimbursement when due by EMMT of any amount in excess of $2,000,000 owed to the Borrower under any Energy Management Agreement and such default shall continue unremedied for a period of thirty (30) days. Notwithstanding the foregoing, any such failure to pay or reimburse the Borrower shall not constitute a default (and such period of thirty (30) days shall not begin to toll) for purposes of this clause (b) until EMMT shall have received the corresponding payment or reimbursement from the counterparty under the applicable Back-to-Back Transaction; provided, that (i) EMMT shall have used commercially reasonable efforts to obtain payment from such counterparty, (ii) such counterparty was, at the time such Back-to-Back Transaction was entered into, Investment Grade and (iii) to the extent of any offsets between EMMT and such counterparty (unrelated to Back-to-Back Transactions with the Borrower) that reduce such counterparty's obligation to make payment to EMMT with respect to such Back-to-Back Transaction, EMMT shall be required to make payment to the Borrower in the amount of such offset or reduction.

        (c)   A default shall occur in the payment when due by EMMT of any amount in excess of $2,000,000 owed to EME under an EME Trading Revolver and EME shall have commenced remedies to enforce payment thereunder and such default shall continue unremedied for a period of thirty (30) days.

        SECTION 8.1.6    Bankruptcy, Insolvency.    The Borrower, any of its Subsidiaries, EMMT, any Midwest Related Party or EME shall:

          (a)   become insolvent or generally fail to pay, or admit in writing its inability or unwillingness to pay, debts as they become due;

          (b)   apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestration or other custodian for itself or a substantial portion of a its property, or make a general assignment for the benefit of creditors;

          (c)   in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestration or other custodian for itself or for a substantial part of its property, and such trustee, receiver, sequestration or other custodian shall not be discharged within sixty (60) days, provided that nothing in the Loan Documents shall prohibit or restrict any right the Administrative Agent, the Collateral Trustee or any Lender may have under applicable law to appear in any court conducting any relevant proceeding during such sixty (60) day period to preserve, protect and defend its rights under the Loan Documents (and the Borrower shall not object to any such appearance);

          (d)   permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, and, if any such case or proceeding is not commenced by the Borrower, such case or proceeding shall be consented to or acquiesced in by the Borrower or shall result in the entry of an order for relief or shall remain for sixty (60) days undismissed, provided that nothing in the Loan Documents shall prohibit or restrict any right the Administrative Agent, Collateral Trustee or any Lender may have under applicable law to appear in any court conducting any such case or proceeding during such sixty (60) day period to preserve, protect and defend its rights under the Loan Documents (and the Borrower shall not object to any such appearance); or

          (e)   take any corporate action authorizing, or in furtherance of, any of the foregoing.

        SECTION 8.1.7    Pension Plans.    Any of the following events shall occur with respect to any Pension Plan:

          (a)   the institution of any steps by the Borrower, any member of the Controlled Group or any other Person to terminate a Pension Plan or the occurrence of any other event or condition with respect to any Pension Plan, Welfare Plan or Multiemployer Plan if, as a result of such termination or such other event or condition, together with all other such terminations, events or conditions, if any, the Borrower or any Controlled Group member could reasonably expect to incur, individually or in the aggregate, a liability or obligation in excess of $20,000,000; or

          (b)   a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA or Section 412 of the Code.

        SECTION 8.1.8    Judgments.    Any judgment or order for the payment of money in excess of $20,000,000 individually or in the aggregate (taking into account any insurance proceeds payable under a policy where the insurer has accepted coverage without reservation) shall be rendered against Borrower and such judgments or decrees shall not have been vacated, discharged or effectively stayed or bonded within sixty (60) days from the entry thereof.

        SECTION 8.1.9    Regulatory Violation.    Any Regulatory Violation shall have occurred and be continuing.

        SECTION 8.1.10    Loan Documentation.    This Agreement or any Loan Document is declared unenforceable or is terminated or any Lien securing Indebtedness under this Agreement purported to be created by any Security Document shall at any time fail to constitute a valid and first priority, perfected Lien on the Collateral intended to be covered thereby in favor of the Collateral Trustee, free and clear of all other Liens (other than Permitted Liens), or the Borrower, any of its Subsidiaries, EMMT or any Midwest Related Party shall assert that such Lien is not a valid and first priority, perfected Lien or any of the Security Documents to which it is a party shall no longer be in full force and effect.

        SECTION 8.1.11    Change-In-Control.    Any Change-In-Control shall have occurred and be continuing.

        SECTION 8.1.12    Powerton/Joliet Leases.    Any of the Powerton/Joliet Lease Trusts (or the related Lease Indenture Trustee) (under, and as defined in the related, Powerton/Joliet Lease Operative Documents) shall have commenced to exercise remedies in accordance with Section 17 of each of the Powerton/Joliet Leases to terminate any of the Powerton/Joliet Leases and repossess any of the Powerton/Joliet Lease Assets.

        SECTION 8.1.13    EME Obligations.    EME shall fail to make payment or fail to perform its obligations under any Powerton/Joliet Lease Guarantee or any Powerton/Joliet Lease Intercompany Note within five (5) Business Days after any such payment becomes due in accordance with the terms thereof or hereof.

        SECTION 8.1.14    Powerton/Joliet Documentation.    Any of the Powerton/Joliet Lease Guarantees or the Powerton/Joliet Lease Intercompany Notes is declared unenforceable or is terminated, or EME or any Powerton/Joliet Trust shall assert that any of the Powerton/Joliet Lease Guarantees or the Powerton/Joliet Intercompany Notes to which it is a party shall no longer be in full force and effect.

        SECTION 8.1.15    EME Default.    Any one of the following shall occur with respect to Indebtedness of EME having a principal amount, individually or in the aggregate, in excess of $20,000,000:

          (a)   a default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of such Indebtedness of EME; or

          (b)   a default shall occur in the performance or observance of any obligation or condition with respect to Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness.

        SECTION 8.2    Action if Bankruptcy.    If any Event of Default described in clauses (a) through (e) of Section 8.1.6 shall have occurred and be continuing with respect to the Borrower, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other monetary Obligations under the Loan Documents shall automatically be and become immediately due and payable, without notice or demand.

        SECTION 8.3    Action if Other Event of Default.    If any Event of Default (other than any Event of Default described in clauses (a) through (e) of Section 8.1.6 with respect to the Borrower) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Required Lenders, shall by written notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other monetary Obligations under the Loan Documents to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other monetary Obligations under the Loan Documents which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate. The rights provided for in the Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

        SECTION 8.4    Rescission of Declaration.    Any declaration made pursuant to Section 8.3 may, should the Required Lenders in their sole and absolute discretion so elect, be rescinded by written notice to the Borrower at any time after the principal of the Loans shall have become due and payable, but before any judgment or decree for the payment of the monies so due, or any part thereof, shall have been entered; provided that the Borrower shall have paid all arrears of interest upon the Loans and all other amounts then owed to the Administrative Agent and the Lenders including all costs, expenses and liabilities incurred by the Administrative Agent and the Lenders in respect of such declaration and all consequences thereof (except the principal of the Loans which by such declaration shall have become payable) and every other Event of Default shall have been made good, waived or cured; provided that no such rescission or annulment shall extend to or affect any subsequent Event of Default or impair any right consequent thereon.

ARTICLE IX

THE ADMINISTRATIVE AGENT

        SECTION 9.1    Actions.

        (a)   Each Lender and each Issuing Lender hereby appoints CNAI as its Administrative Agent under and for purposes of each Loan Document. Each Lender and each Issuing Lender authorizes the Administrative Agent to act on its behalf under each Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in any Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Issuing Lender or any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into any Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

        (b)   Each Lender hereby agrees to indemnify (which indemnity shall survive any termination of this Agreement) the Agent-Related Persons pro rata according to such Lender's Percentage, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Agent-Related Persons in any way relating to or arising out of any Loan Document, including reasonable attorneys' fees, and as to which the Administrative Agent is not reimbursed by the Borrower; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted from the Agent-Related Person's gross negligence or willful misconduct. No Agent-Related Persons shall be required to take any action under any Loan Document, or to prosecute or defend any suit in respect of or any Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of the Administrative Agent shall be or become, in its determination, inadequate, the Agent-Related Person may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

        SECTION 9.2    Funding Reliance.    Unless the Administrative Agent shall have been notified by telephone, confirmed in writing, by any Lender by 12:00 Noon, New York City time, on the Business Day prior to the Effective Date that such Lender will not make available the amount which would constitute its Percentage of the Borrowing on the Effective Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, may, but shall not be required to, make available to the Borrower a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Administrative Agent, such Lender and the Borrower severally agree to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Administrative Agent made such amount available to the Borrower to the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to Loans comprising such Borrowing; provided that if such Lender makes available the amount which is its Percentage of the Borrowing on or before the next Business Day following the day when due, the interest rate payable on such amount shall be the Federal Funds Effective Rate.

        SECTION 9.3    Exculpation.    No Agent-Related Person shall be liable to any Lender for any action taken or omitted to be taken by it under any Loan Document, or in connection therewith, except for its own willful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of any Loan Document, nor to make any inquiry respecting the performance by the Borrower of its obligations under any Loan Document. Any such inquiry which may be made by the Administrative Agent shall not obligate it to make any further inquiry or to take any action. Each Agent-Related Person shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Administrative Agent believes to be genuine and to have been presented by a proper Person.

        SECTION 9.4    Successor.    The Administrative Agent may resign as such at any time upon at least thirty (30) days' prior notice to the Borrower, all Lenders and all Issuing Lenders. If the Administrative Agent at any time shall resign, the Required Lenders may, within ten (10) days after such notice and with the consent of the Borrower (not to be unreasonably withheld), appoint another Lender as a successor Administrative Agent which shall thereupon become the Administrative Agent hereunder. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent's giving notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, after notice to and consultation with the Borrower, appoint a successor Administrative Agent, which shall be one of the Lenders or an Assignee, and shall have a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall be entitled to receive from the retiring Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After the effective date of any retiring Administrative Agent's resignation hereunder as the Administrative Agent, the provisions of (a) this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement; and (b) Section 10.3 and Section 10.4 shall continue to inure to its benefit.

        SECTION 9.5    Loans by CNAI.    CNAI shall have the same rights and powers with respect to the Loans made by it or any of its Affiliates as any other Lender and may exercise the same as if it were not the Administrative Agent. CNAI and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if CNAI were not the Administrative Agent hereunder.

        SECTION 9.6    Reliance by Administrative Agent.

        (a)   The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower or any of its Affiliates), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

        (b)   For purposes of determining compliance with the conditions specified in Section 5.1, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender.

        SECTION 9.7    Notice of Default.    The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

        SECTION 9.8    Credit Decisions.    Each Lender acknowledges that it has, independently of the Agent-Related Person and each other Lender, and based on such Lender's review of the financial information of the Borrower, the Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitments. Each Lender also acknowledges that it will, independently of the Administrative Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under any Loan Document.

        SECTION 9.9    Copies.    The Administrative Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Administrative Agent by the Borrower pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by the Borrower). The Administrative Agent will distribute to each Lender each document or instrument (including each document or instrument delivered by the Borrower to the Administrative Agent pursuant to Articles V and VII) received for its account and copies of all other communications received by the Administrative Agent from the Borrower for distribution to the Lenders by the Administrative Agent in accordance with the terms of this Agreement.

        SECTION 9.10    Collateral.    Each Lender hereby acknowledges and consents that such Lender's right or interest in the Collateral (or any portion thereof) shall be subject to the terms of the Collateral Trust Agreement and the other Security Documents, including the requisite level of consent by holders of Priority Lien Debt to enforce upon the Collateral.

ARTICLE X

MISCELLANEOUS PROVISIONS

        SECTION 10.1    Waivers, Amendments.

        (a)   The provisions of each Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Required Lenders; provided, however, that no such amendment, modification or waiver shall (i) forgive or reduce the principal amount or extend any payment of principal pursuant to Section 3.1(a) or the final scheduled date of maturity of any Loan or LC Disbursement, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender's Commitment without the consent of each Lender directly affected thereby; (ii) amend, modify or waive any provision of this Section 10.1 or any percentage specified in the definition of "Required Lenders", or consent to the assignment or transfer by the Borrower of any of its rights and obligations under the Loan Documents, in each case without the written consent of all Lenders; (iii) amend, modify or waive any pro rata provision of Section 4.8 or 4.9, or any provision in the Loan Documents which provides for amounts paid in respect of the Obligations to be shared among the Lenders ratably, without the consent of all Lenders; (iv) except as provided in Section 9.10, provide for any material release of Collateral without the consent of all Lenders; or affect the interests, rights or obligations of the Administrative Agent qua the Administrative Agent or the Issuing Lenders qua the Issuing Lenders shall be made without consent of the Administrative Agent or the Issuing Lenders, as the case may be. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent, the Issuing Lenders and all future holders of the Loans. In the case of any waiver, the Borrower and its Subsidiaries, the Lenders and the Administrative Agent shall be restored to their former position and rights and under the Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

        (b)   No failure or delay by the Administrative Agent, any Issuing Lender or any Lender in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right, or any abandonment or discontinuance of steps to enforce such power or right, preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies of the Administrative Agent, the Issuing Lenders and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies they would otherwise have. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Administrative Agent, any Issuing Lender, or any Lender under any Loan Document shall, in any event, be effective unless the same is permitted by paragraph (a) of this Section 10.1, and shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

        Notwithstanding anything in this Agreement to the contrary, no waiver or modification of any provision of this Agreement that has the effect (either immediately or at some later time) of enabling the Borrower to satisfy a condition precedent to the making of a Loan of any Class shall be effective against the Lenders of such Class for purposes of the Commitments of such Class unless the Required Lenders of such Class shall have concurred with such waiver or modification, and no waiver or modification of any provision of this Agreement or any other Loan Document that could reasonably be expected to adversely affect the Lenders of any Class in a manner that does not affect all Classes equally shall be effective against the Lenders of such Class unless the Required Lenders of such Class shall have concurred with such waiver or modification.

        SECTION 10.2    Notices.    All notices and other communications provided to any party hereto under any Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted to such party at its address or facsimile number set forth on the signature pages hereof or Schedule 1.1(c) or set forth in the Assignment Agreement or at such other address or facsimile number as may be designated by such party in a written notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid shall be effective five (5) Business Days after being sent or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted (if confirmed). Each Lender acknowledges and accepts the terms of the Communications Agreement and agrees that Communications (as defined in the Communications Agreement) may be made available to such Lender as provided in the Communications Agreement.

        SECTION 10.3    Payment of Costs and Expenses.

        (a)   The Borrower agrees to pay promptly on demand all reasonable out-of-pocket costs and expenses of CNAI, CSFB, JPMC, Lehman, the Administrative Agent and the Issuing Lenders and their respective Affiliates (including the reasonable fees and out-of-pocket costs and expenses of special New York counsel and relevant local counsel to the Administrative Agent) in connection with:

          (i)    the negotiation, preparation, execution, delivery and administration of each Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to any Loan Document as may from time to time hereafter be required;

          (ii)   the preparation and review of the form of any document or instrument relevant to any Loan Document; provided, however, that the Borrower shall have no obligation to pay for the cost of the documentation of assignments or participations as provided in Section 10.11 (unless such assignment is made pursuant to Section 4.11); and

          (iii)  in the case of the Issuing Lenders, all out-of-pocket expenses incurred by the any Issuing Lender in connection with the Issuance of any Letter of Credit or any demand for payment thereunder;

in each case, upon presentation of statement of account in reasonable detail, whether or not the transactions contemplated hereby are consummated.

        (b)   Without duplication of the Borrower's obligations under Section 4.7, the Borrower further agrees to pay upon demand, and to save the Administrative Agent, the Issuing Lenders and the Lenders harmless from all liability for all costs, expenses, assessments, or other charges, and any stamp or other similar Taxes which may be payable in connection with the execution, delivery or enforcement of any Loan Document, the Loans or Letter of Credit hereunder or any filing, registration, recording or perfection of any security interest contemplated by any Security Document. The Borrower also agrees to reimburse the Administrative Agent, each Issuing Lender and each Lender, as applicable, promptly upon demand upon presentation of a statement of account in reasonable detail for (i) all reasonable out-of-pocket costs and expenses (including fees and out-of-pocket expenses of counsel) incurred by the Administrative Agent, each Issuing Lender and each Lender in connection with the enforcement or protection of the rights in connection with this Agreement and the other Loan Documents, including its rights under this Section and including the negotiation of any restructuring or work-out, whether or not consummated, of any Obligations under the Loan Documents and (ii) all out-of-pocket costs and expenses (including fees and out-of-pocket costs and expenses of counsel) by the Administrative Agent, each Issuing Lender and each Lender in connection with the enforcement of any Obligations under the Loan Documents after an Event of Default or in connection with any insolvency proceedings; provided that, in either case, the Borrower shall not be obligated to reimburse such costs and expenses that are found in a final judgment by a court of competent jurisdiction to have been incurred in an attempt to enforce such rights and remedies that were pursued by such Administrative Agent or Lender in bad faith and without any reasonable basis in fact or law.

        SECTION 10.4    Indemnification.

        (a)   In consideration of the execution and delivery of this Agreement by each Lender and the extension of the Commitments and the Loans, the Borrower hereby indemnifies, exonerates and holds the Administrative Agent, CNAI, CSFB, JPMS and Lehman, each Issuing Lender and each Lender and each of their respective Affiliates, officers, directors and employees (collectively, the "Indemnified Parties") free and harmless from and against any and all losses, costs, actions, causes of action, suits, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including any amounts paid to any Agent-Related Person pursuant to Section 9.1(b) and reasonable attorneys' fees and disbursements but excluding claims for lost profits (collectively, the "Indemnified Liabilities"), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to:

          (i)    any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan or Letter of Credit (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit;

          (ii)   the entering into and performance of any Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Borrower as the result of any determination by the Required Lenders pursuant to Article VI not to fund any Loan);

          (iii)  any investigation, litigation, proceeding, or obligation related to any Environmental Law or other matter in any case arising out of the relationship of the parties under this Agreement; or

          (iv)  the presence, or alleged presence, on or under, or the escape, seepage, leakage, spillage, discharge, emission or release from, any real property owned, leased or operated by the Borrower or any of its Subsidiaries thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), or at any other locations regardless of whether caused by, or within the control of the Borrower, where such claim or liability arises out of the relationship of the parties under this Agreement;

whether or not such investigation, litigation or proceeding is brought by the Borrower or its Affiliates, any of their respective shareholders or creditors, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party's (i) gross negligence or willful misconduct or (ii) breach of such Indemnified party's obligations under this Agreement. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

        (b)   To the extent permitted by applicable law, no Indemnified Party shall have any liability to the Borrower or its Affiliates or any of their respective shareholders or creditors under any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Loan or the use of the proceeds thereof.

        SECTION 10.5    Survival.    The obligations of the Borrower under Sections 2.6.6, 4.3, 4.5, 4.6, 4.7, 10.3 and 10.4, and the obligations of the Lenders under Sections 9.1 and 2.6.6, shall in each case survive any termination of this Agreement, the payment in full of all Obligations under the Loan Documents and the termination of all Commitments. The representations and warranties made by the Borrower in each Loan Document to which it is a party shall survive the execution and delivery of such Loan Document.

        SECTION 10.6    Severability.    Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

        SECTION 10.7    Headings.    The various headings and table of contents of each Loan Document are inserted for convenience only and shall not affect the meaning, construction or interpretation of this Agreement or any other Loan Document or any provisions hereof or thereof.

        SECTION 10.8    Execution in Counterparts.    This Agreement may be executed by the parties hereto in several counterparts, each of which shall be executed by the Borrower and the Administrative Agent and be deemed to be an original and all of which shall constitute together but one and the same agreement.

        SECTION 10.9    Governing Law; Entire Agreement.    This Agreement, and the rights and obligations of the parties under this Agreement, shall be governed by, and construed and interpreted in accordance with, the law of the state of New York. The Loan Documents represent the agreement of the Borrower, the Administrative Agent, the Issuing Lenders and the Lenders and supersede any and all prior agreements and understandings, oral or written, relative or with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, any Issuing Lender or any Lender relative to subject matter hereof not expressly set forth or referred to in the Loan Documents.

        SECTION 10.10    Successors and Assigns.    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that:

          (a)   the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Administrative Agent, all Issuing Lenders and all Lenders; and

          (b)   the rights of sale, assignment and transfer of the Lenders are subject to Section 10.11.

        SECTION 10.11    Sale and Transfer of Loans; Participations in Loans.    Each Lender may assign, or sell participations in, its Loans to one or more other Persons in accordance with this Section 10.11.

        SECTION 10.11.1    Assignments.

        (a)   Any Lender (an "Assignor") may, in accordance with applicable law, at any time and from time to time assign to any Person (an "Assignee"), with the consent of the (i) in the case of an assignment of all or portion of a Term Loan, the Administrative Agent (which consent shall not be required in the case of any assignment to a Lender, an Affiliate of a Lender or an Approved Fund of any Lender) and (ii) in the case of an assignment of all or a portion of a Working Capital Commitment or any Working Capital Lender's obligations in respect of its LC Exposure, (A) each Issuing Lender (B) the Administrative Agent and (C) the Borrower (such consent not to be unreasonably withheld or delayed) (except that the consent of the Borrower shall not be required at any time a Default or Event of Default shall have occurred and be continuing), all or any part of its rights and obligations under this Agreement pursuant to an Assignment Agreement, executed by such Assignee, such Assignor and any other Person whose consent is required pursuant to this paragraph, and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than any Lender or any Affiliate or Approved Fund thereof) shall be in an aggregate principal amount of less than (I) in the case of Term Loans, $1,000,000 and (II) in the case of Working Capital Commitments or Working Capital Loans, $3,000,000 (other than, in each case, an assignment of all of a Lender's interests under this Agreement and treating simultaneous assignments to and from Approved Funds of a single Lender as one assignment), unless otherwise agreed by the Borrower and the Administrative Agent (and, in the case of an assignment of all or a portion of a Working Capital Commitment, each Issuing Lender) and; provided, further, that after giving effect to any such assignment the assigning Lender shall have Loans or Commitments remaining of at least (I) in the case of Term Loans, $1,000,000 and (II) in the case of Working Capital Commitments or Working Capital Loans, $3,000,000 in the aggregate amount (other than, in each case, an assignment of all of a Lender's interests under this Agreement and treating simultaneous assignments to and from Approved Funds of a single Lender as one assignment). Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment Agreement, (i) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment Agreement, have the rights and obligations of a Lender hereunder with Loans and Commitments as set forth therein, and (ii) the Assignor thereunder shall, to the extent provided in such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of an Assignor's rights and obligations under this Agreement, such Assignor shall cease to be a party hereto). Any assignment or sale that does not comply with this clause (a) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.11.2.

        (b)   The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to on Schedule 1.1(c) a copy of each Assignment Agreement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and the principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans or the Commitments, as the case may be, recorded therein for all purposes of this Agreement notwithstanding notice to the contrary. Any assignment of any Loan or any Commitment shall be effective only upon appropriate entries with respect thereto being made in the Register.

        (c)   Upon its receipt of an Assignment Agreement executed by an Assignor, an Assignee and any other Person whose consent is required by Section 10.11.1(a), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (unless waived by the Administrative Agent in its discretion and provided that only one such fee shall be payable in the case of simultaneous assignments to two or more Approved Funds of a single Lender), the Administrative

Agent shall (i) promptly accept such Assignment Agreement and (ii) record the information contained therein in the Register on the effective date determined pursuant thereto.

        (d)   For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 10.11.1 concerning assignments of Loans and Commitments relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender of any Loan to any Federal Reserve Bank in accordance with applicable law; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

        (e)   Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle (an "SPC"), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i)  nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Working Capital Loan by an SPC hereunder shall utilize the related Working Capital Commitment of the Granting Lender to the same extent, and as if, such Working Capital Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 10.11.1, any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 10.11.1(e) may not be amended without the written consent of each SPC. The Granting Lender, such SPC and any assignee of such SPC shall comply with the requirements of Section 4.7 as Lender.

        SECTION 10.11.2    Participations.    With notice to the Borrower and the Administrative Agent, any Lender may at any time sell to one or more Persons (each of such Persons being herein called a "Participant") participating interests in any of the Loans, Commitments or other interests of such Lender hereunder; provided, however, that:

          (a)   no participation contemplated in this Section 10.11.2 shall relieve such Lender from its Loans, Commitments other obligations under any Loan Document;

          (b)   such Lender shall remain solely responsible for the performance of its Loans, Commitments and such other obligations;

          (c)   the Borrower, the Administrative Agent and the Issuing Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under each of the Loan Documents;

          (d)   no Participant, unless such Participant is an Affiliate of such Lender, or is itself a Lender, shall be entitled to require such Lender to take or refrain from taking any action under any Loan Document, except as provided in clause (f) of this Section 10.11.2;

          (e)   the Borrower shall not be required to pay any amount under Sections 2.6.6, 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 10.3 and 10.4, that is greater than the amount which it would have been required to pay had no participating interest been sold;

          (f)    in no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, extend the due date of such principal, interest or fee payments or increase the amount or extend the Maturity Date or the Working Capital Commitment Termination Date of such Loans, in each case to the extent subject to such participation;

          (g)   the Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 4.10 as fully as if it were a Lender hereunder; and

          (h)   the Borrower also agrees that each Participant shall be entitled to the benefits of Sections 4.3, 4.6 and 4.7 with respect to its participation in the Loans and the Working Capital Commitments outstanding from time to time as if it was a Lender; provided that, in the case of Section 4.7, such Participant shall have complied with the requirements of said Section, as if it were a Lender and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

        SECTION 10.12    Other Transactions.    Nothing contained herein shall preclude the Administrative Agent, any Issuing Lender or any other Lender from engaging in any transaction, in addition to those contemplated by any Loan Document, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

        SECTION 10.13    Submission To Jurisdiction; Waivers.    Each of the Borrower, the Administrative Agent, the Issuing Lenders and the Lenders hereby irrevocably and unconditionally:

          (a)   submits for itself and its property in any legal action or proceeding relating to the Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

          (b)   consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c)   agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 1.1(c) or at such other address of which the Administrative Agent shall have been notified pursuant to Section 10.2;

          (d)   agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

          (e)   waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, indirect, exemplary, punitive or consequential damages.

        SECTION 10.14    WAIVERS OF JURY TRIAL.    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

        SECTION 10.15    Non-Recourse Persons.    Except for EMMH and EMOC with respect to application of the proceeds of the Loans as contemplated by Section 7.1.10 and in accordance with the flow of funds memorandum and other agreements referred to in Section 5.1.7, the Lenders acknowledge that no Non-Recourse Person shall have any responsibility or liability for the Obligations under the Loan Documents.

        SECTION 10.16    Acknowledgments.    The Borrower hereby acknowledges that:

          (a)   it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents;

          (b)   neither the Administrative Agent, any Issuing Lender nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with any of the Loan Documents, and the relationship between Administrative Agent, the Issuing Lenders and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

          (c)   no joint venture is created by any of the Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

        SECTION 10.17    Confidentiality.    Each of the Administrative Agent, each Issuing Lender and each Lender agrees to keep confidential all non-public information provided to it by the Borrower pursuant to this Agreement; provided that nothing herein shall prevent the Administrative Agent, any Issuing Lender or any Lender from disclosing any such information (a) to the Administrative Agent, any Issuing Lender any other Lender or any Affiliate of any Lender, (b) to any transferee, prospective transferee or any lender of a Lender that agrees to comply with the provisions of this Section 10.17, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy under any Loan Document. Notwithstanding anything herein to the contrary, the Borrower, Administrative Agent, each Issuing Lender and each Lender (and their Affiliates and their respective partners, officers, directors, employees, accountants, attorneys and other advisors, agents and other representatives) may disclose to any and all Persons, without limitation of any kind, any information with respect to the U.S. federal tax treatment and any facts that may be relevant to the U.S. federal tax structure of the transactions contemplated hereby and all materials of any kind (including opinions and other tax analyses) that are provided to any of them relating to such treatment and tax structure; provided, however, that none of them shall disclose any other information, the disclosure of which is otherwise limited, that is not relevant to understanding the U.S. federal tax treatment or U.S. federal tax structure of the transaction (including the identity of any party and information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could result in a violation of any federal or state securities law.

        SECTION 10.18    USA PATRIOT Act.    Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

        SECTION 10.19    EMMH Credit Agreement.    This Agreement constitutes a replacement of the EMMH Credit Agreement as contemplated in clause (xv) of the general provisions of Appendix A of each Powerton/Joliet Lease Participation Agreement and as such constitutes the "Holdings Credit Agreement" for the purposes of the Powerton/Joliet Lease Operative Documents.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

MIDWEST GENERATION, LLC
By:	/s/ JOHN P. FINNERAN, JR. Name: John P. Finneran, Jr. Title: Vice President
Address for Notices:
One Financial Place 440 South LaSalle Street, Suite 3500 Chicago, IL 60605 Telecopier No: (312) 583-6111
Taxpayer Identification Number: 33-0868558
CITICORP NORTH AMERICA, INC., as Administrative Agent
By:	/s/ DALE R. GONCHER Name: Dale R. Goncher Title: Director
Address for Notices:
2 Penns Way, Suite 110 New Castle, DE 19720 Attention: Elizabeth Wier Telecopier No: (302) 894-6025
CITICORP NORTH AMERICA, INC., as Issuing Lender
By:	/s/ DALE R. GONCHER Name: Dale R. Goncher Title: Director
Address for Notices:
388 Greenwich Street, 21st Floor New York, NY 10013 Attention: Sarah Terner Telecopier No.: (212) 921-5947

LENDERS
CITICORP NORTH AMERICA, INC.
By:	/s/ DALE R. GONCHER Name: Dale R. Goncher Title: Director
Address for Notices:
2 Penns Way New Castle, DE 19720 Attention: Karen Riley Telecopier No.: (212) 994-0847
CITIGROUP FINANCIAL PRODUCTS INC.
By:	/s/ STEPHEN MALEKIAN Name: Stephen Malekian Title: Managing Director
Address for Notices:
c/o Citigroup Global Markets Inc. 333 West 34th Street, 9th Floor New York, NY 10001 Attention: Delia Gamboa Telecopier No.: (212) 994-1592
CREDIT SUISSE FIRST BOSTON, Acting Through Its Cayman Islands Branch
By:	/s/ JAMES P. MORAN Name: James P. Moran Title: Director
By:	/s/ DENISE L. ALVAREZ Name: Denise L. Alvarez Title: Associate
Address for Notices:
One Madison Avenue New York, NY 10010 Attention: Ed Markowski Telecopier No.: (212) 538-6851

JPMORGAN CHASE BANK
By:	/s/ THOMAS L. CASEY Name: Thomas L. Casey Title: Vice President
Address for Notices:
1111 Fannin Street, 10th Floor Houston, TX 77002 Attention: Debra Torres Telecopier No.: (713) 427-6307
KBC BANK, N.V.
By:	/s/ JEAN-PIERRE DIELS Name: Jean-Pierre Diels Title: First Vice President
By:	/s/ ERIC RASKIN Name: Eric Raskin Title: Vice President
Address for Notices:
125 West 55th Street, 10th Floor New York, NY 10019 Attention: Rose Pagan Telecopier No.: (212) 956-5580
LEHMAN COMMERCIAL PAPER INC.
By:	/s/ FRANK P. TURNER Name: Frank P. Turner Title: Authorized Signatory
Address for Notices:
745 Seventh Avenue, 16th Floor New York, NY 10019 Attention: Michael Herr Telecopier No.: (212) 520-0450

UBS LOAN FINANCE LLC
By:	/s/ WILFRED V. SAINT Name: Wilfred V. Saint Title: Director
By:	/s/ JOSELIN FERNANDES Name: Joselin Fernandes Title: Associate Director
Address for Notices:
677 Washington Blvd. 6th Floor South Stamford, CT 06901 Attention: Deborah Porter Telecopier No.: (203) 719-4176
UNION BANK OF CALIFORNIA, N.A.
By:	/s/ ROBERT J. COLE Name: Robert J. Cole Title: Vice President
Address for Notice:
601 Potrero Grande Drive Monterey Park, CA 91754 Attention: Hisako Sakamoto, AVP Commercial Loan & Documentation Telecopier No.: (323) 720-2780

WESTLB AG, NEW YORK BRANCH
By:	/s/ JONATHAN BERMAN Name: Jonathan Berman Title: Managing Director
By:	/s/ JARED BRENNER Name: Jared Brenner Title: Executive Director
Address for Notices:
1211 Avenue of the Americas New York, NY 10036 Attention: Arcadio Diaz Telecopier No.: (212) 921-5947

SCHEDULE 1.1(a)
to Credit Agreement

TERM LOAN COMMITMENTS

Name of Lender	Term Loan Commitment
Citicorp North America, Inc.	$646,000,000
Citigroup Financial Products Inc.	$54,000,000

SCHEDULE 1.1(b)
to Credit Agreement

WORKING CAPITAL COMMITMENTS

Name of Lender	Working Capital Commitment
Citicorp North America, Inc.	$32,583,333.37
Credit Suisse First Boston	$32,583,333.37
JPMorgan Chase Bank	$32,583,333.37
KBC Bank, N.V.	$16,666,66.67
Lehman Commercial Paper Inc.	$32,583,333.37
UBS Loan Finance LLC	$25,000,000.00
Union Bank of California, N.A.	$3,000,000.00
WestLB AG, New York Branch	$25,000,000.00

SCHEDULE 1.1(c)
to Credit Agreement

LENDING OFFICES

Name of Lender	Domestic Office	Eurodollar Office
Citicorp North America, Inc.	388 Greenwich Street New York, NY 10013	388 Greenwich Street New York, NY 10013
Citigroup Financial Products Inc.	c/o Citigroup Global Markets Inc. 333 West 34th Street 9th Floor New York, NY 10001	c/o Citigroup Global Markets Inc. 333 West 34th Street 9th Floor New York, NY 10001
Credit Suisse First Boston	11 Madison Avenue 13th Floor New York, NY 10010	11 Madison Avenue 13th Floor New York, NY 10010
JPMorgan Chase Bank	270 Park Avenue New York, NY 10017	270 Park Avenue New York, NY 10017
KBC Bank, N.V.	125 West 55th Street 10th Floor New York, NY 10019	125 West 55th Street 10th Floor New York, NY 10019
Lehman Commercial Paper Inc.	3 World Financial Center 8th Floor New York, NY 10285	3 World Financial Center 8th Floor New York, NY 10285
UBS Loan Finance LLC	677 Washington Blvd. 6th Floor South Stamford, CT 06901	677 Washington Blvd. 6th Floor South Stamford, CT 06901
Union Bank of California, N.A.	445 S. Figueroa Street 15th Floor Los Angeles, CA 90071	445 S. Figueroa Street 15th Floor Los Angeles, CA 90071
WestLB AG, New York Branch	1211 Avenue of the Americas New York, NY 10036	1211 Avenue of the Americas New York, NY 10036

SCHEDULE 2.2
to Credit Agreement

BANK ACCOUNTS

Account Number:	Name of Institution
3866-0071	Citibank, N.A.
3866-0098	Citibank, N.A.

SCHEDULE 7.2.1(e)
to Credit Agreement

FIXED OR CAPITAL ASSET PLANNED ACQUISITION,
CONSTRUCTION OR IMPROVEMENT

Unit	Project	Year	Amount
Crawford 7	Upgrade pulverizers	2005		$455,000
Crawford 7	Upgrade coal dust collection	2005		$2,255,000
Fisk 19	Upgrade distributed control system	2005		$1,080,000
Fisk Plant	Upgrade coal dust collection	2005		$900,000
Joliet 7	Install generator static exciter	2005		$1,650,000
Joliet 7	Install electrostatic precipitator rappers	2005		$500,000
Powerton 5	Upgrade air preheater baskets	2005		$950,000
Powerton Plant	Upgrade coal dust collection	2005		$6,100,000
Waukegan Plant	Replace soot blowing air compressors	2005		$1,400,000
Waukegan 7	Upgrade pulverizers	2006 2008	$ $	500,000 500,000
Waukegan 8	Upgrade pulverizers	2006 2007		$400,000 500,000
Will County Plant	Upgrade coal dust collection	2005		$7,000,000
Will County 3	Water induction prevention equipment	2005		$1,250,000

SCHEDULE 7.2.6
to Credit Agreement

COMED AGREEMENTS

1.
Power Purchase Agreement (Crawford, Fisk, Waukegan, Will County, Joliet and Powerton Generating Stations), dated as of December 15, 1999 between Exelon Generation Company, as assignee of Commonwealth Edison Company, and Midwest Generation, LLC.

2.
Power Purchase Agreement (Crawford, Fisk, Waukegan, Calumet, Joliet, Bloom, Electric Junction, Sabrooke and Lombard Peaking Units), dated as of December 15, 1999 between Exelon Generation Company, as assignee of Commonwealth Edison Company, and Midwest Generation, LLC.

EXHIBIT H
to Credit Agreement

FORM OF SUBSIDIARY GUARANTEE

between

[                                                 ],
as Subsidiary Guarantor

and

CITICORP NORTH AMERICA, INC.,
as Administrative Agent

Dated as of [                        , 20                ]

        SUBSIDIARY GUARANTEE (this "Subsidiary Guarantee") dated as of [                        ], 20[    ] between [                        ], a [                        ] organized under the laws of [                        ] (the "Subsidiary Guarantor"), and CITICORP NORTH AMERICA,  INC., as Administrative Agent for the Lenders under the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the "Administrative Agent").

        Midwest Generation, LLC ("Midwest"), the Administrative Agent, the Lenders party thereto, and the Issuing Lenders party thereto have entered into that certain Credit Agreement dated as of April 27, 2004 (as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, the "Credit Agreement"). This Subsidiary Guarantee is one of the Loan Documents referred to in the Credit Agreement.

        The Subsidiary Guarantor, a 100% directly owned subsidiary of Midwest, has agreed to make this Subsidiary Guarantee in accordance with Section 7.1.8(d) of the Credit Agreement for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

        NOW THEREFORE, the parties hereto agree as follows:

ARTICLE 1. DEFINITIONS.

        1.01 Defined Terms. Each capitalized term used herein (including in the preamble and recitals hereto) and not otherwise defined herein shall have the definition assigned to such term in the Credit Agreement and the principles of interpretation therein shall apply to such term.

ARTICLE 2. SUBSIDIARY GUARANTEE.

        2.01. The Subsidiary Guarantee. The Subsidiary Guarantor hereby irrevocably guarantees to the Administrative Agent for the benefit of the Lenders and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans made by the Lenders to Midwest and all indebtedness of Midwest with respect to any Interest Rate Hedging Transactions with a counterparty who is either a Lender or an Affiliate of a Lender and all other amounts from time to time owing to the Lenders or the Administrative Agent under the Credit Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the "Guaranteed Obligations"). The Subsidiary Guarantor hereby further agrees that if Midwest shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at stated maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

        2.02. Obligations Unconditional. The obligations of the Subsidiary Guarantor under Section 2.01 are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of Midwest under the Credit Agreement or any other agreement or instrument referred to therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 2.02 that the obligations of the Subsidiary Guarantor hereunder shall be absolute and unconditional, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantor hereunder, which shall remain absolute and unconditional as described above:

          (a)   at any time or from time to time, without notice to the Subsidiary Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

          (b)   any of the acts mentioned in any of the provisions of the Credit Agreement or any other agreement or instrument referred to therein shall be done or omitted;

          (c)   the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under the Credit Agreement or any other agreement or instrument referred to therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

          (d)   any Lien or security interest granted to, or in favor of, the Administrative Agent or any Lender as security for any of the Guaranteed Obligations shall fail to be perfected.

The Subsidiary Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against Midwest under the Credit Agreement or any other agreement or instrument referred to therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

        2.03. Reinstatement. The obligations of the Subsidiary Guarantor under this Article 2 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Midwest in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Subsidiary Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including fees of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

        2.04. Subrogation. The Subsidiary Guarantor hereby agrees that until the payment and satisfaction in full of all Guaranteed Obligations (including the termination of all commitments thereunder) it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 2.01, whether by subrogation or otherwise, against Midwest or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

        2.05. Remedies. The Subsidiary Guarantor agrees that, as between the Subsidiary Guarantor and the Lenders, the obligations of Midwest under the Credit Agreement may be declared to be forthwith due and payable upon an Event of Default notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Midwest and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Midwest) shall forthwith become due and payable by the Subsidiary Guarantor for purposes of Section 2.01.

        2.06. Instrument for the Payment of Money. The Subsidiary Guarantor hereby acknowledges that the guarantee in this Article 2 constitutes an instrument for the payment of money, and consents and agrees that the Administrative Agent, at its sole option, in the event of a dispute by the Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to bring motion-action under New York CPLR Section 3213.

        2.07. Continuing Subsidiary Guarantee. The guarantee in this Article is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

        2.08. General Limitation on Subsidiary Guarantee Obligations. In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 2.01 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 2.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by the Subsidiary Guarantor, any Lender, the Administrative Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES.

        The Subsidiary Guarantor represents and warrants to the Lenders that:

        3.01. Organization; Qualification. It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite [corporate] power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

        3.02 Authority. The entering into and performance of this Subsidiary Guarantee is within its [corporate]powers and have been duly authorized by all necessary company and other action. This Subsidiary Guarantee has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against the Subsidiary Guarantor in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights and (b) the application of general principles of equity.

        3.03. Governmental Approvals. It has received or has the benefit of all Governmental Approvals which are necessary for the execution, delivery and performance of its obligations under this Subsidiary Guarantee. The entering into and performance of this Subsidiary Guarantee (a) will not violate any applicable law or regulation or its charter, limited liability company agreement or other organizational documents or any order of any Governmental Authority, (b) will not violate or result in a default under any material indenture, agreement or other instrument binding upon it or its assets, or give rise to a right thereunder to require any payment to be made by any it, and (c) will not result in the creation or imposition of any Lien on any of its assets.

        3.04 Legal Proceedings. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to its knowledge, threatened against it (a) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (b) that involve this Subsidiary Guarantee.

ARTICLE 4. MISCELLANEOUS.

        4.01. No Waiver. No failure on the part of the Administrative Agent or the Subsidiary Guarantor to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent or the Subsidiary Guarantor of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and are not exclusive of any remedies provided by applicable law.

        4.02. Notices. All notices, requests and other communications provided for herein (including, without limitation, any modifications of, or waivers under, this Subsidiary Guarantee) shall be given or made in writing (including, without limitation, by telecopy) delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof, or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Subsidiary Guarantee, all such communications shall be deemed to have been duly given (a) when received by certified mail or by an international courier, such as Federal Express, by such Person, at said address of such Person or (b) when transmitted by facsimile to the number specified below and the receipt confirmed telephonically by recipient, provided that such facsimile is promptly followed by a copy of such notice delivered to such Person by postage-prepaid certified mail, or by an international courier, such as Federal Express.

        4.03 Expenses. The Subsidiary Guarantor agrees to pay to the Administrative Agent all reasonable out-of-pocket expenses (including reasonable expenses for legal services of every kind) of, or incident to, the enforcement of any of the provisions of this Subsidiary Guarantee, and for the defending or asserting of rights and claims of the Administrative Agent in respect thereof, by litigation or otherwise.

        4.04. Waivers, Etc. The terms of this Subsidiary Guarantee may be waived, altered or amended only by an instrument in writing duly executed by the Administrative Agent and the Subsidiary Guarantor. Any such amendment or waiver shall be binding upon each Lender, the Administrative Agent and the Subsidiary Guarantor.

        4.05. Successors and Assigns. This Subsidiary Guarantee shall be binding upon and inure to the benefit of the respective successors and assigns of each of the Administrative Agent and the Subsidiary Guarantor.

        4.06. Counterparts; Integration; Effectiveness. This Subsidiary Guarantee may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Subsidiary Guarantee by signing any such counterpart. This Subsidiary Guarantee constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, written or oral, relating to the subject matter hereof.

        4.07. Severability. If any provision hereof is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by applicable law, (a) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be construed in order to carry out the intentions of the parties hereto as nearly as may be possible and (b) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

        4.08. Headings. Headings appearing herein are used solely for convenience of reference and are not intended to affect the interpretation of any provision of this Subsidiary Guarantee.

        4.09. SPECIAL EXCULPATION. NO CLAIM MAY BE MADE BY ANY PARTY HERETO OR ANY OTHER PERSON AGAINST THE OTHER PARTY HERETO, THE ADMINISTRATIVE AGENT OR ANY LENDER OR THE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS OR AGENTS OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATING TO THIS SUBSIDIARY GUARANTEE OR THE TRANSACTIONS, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH AND EACH PARTY HERETO HEREBY WAIVES, RELEASES AND AGREES, FOR ITSELF AND THOSE WHO CLAIM THROUGH IT, NOT TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

        4.10. WAIVER OF JURY TRIAL. EACH OF THE ADMINISTRATIVE AGENT (FOR ITSELF AND ON BEHALF OF EACH LENDER) AND THE SUBSIDIARY GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUBSIDIARY GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        4.11. NO THIRD PARTY BENEFICIARIES. THE AGREEMENTS OF THE PARTIES HERETO ARE SOLELY FOR THE BENEFIT OF THE ADMINISTRATIVE AGENT AND THE LENDERS, AND NO PERSON (OTHER THAN THE PARTIES HERETO AND THEIR SUCCESSORS AND ASSIGNS PERMITTED HEREUNDER) SHALL HAVE ANY RIGHTS HEREUNDER.

        4.12. Governing Law; Submission to Jurisdiction. This Subsidiary Guarantee shall be governed by, and construed in accordance with, the law of the state of New York, without regard to the conflict of laws rules thereof other than Section 5-1401 of the New York General Obligations Law. The Subsidiary

Guarantor hereby submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of the Supreme Court of the State of New York sitting in New York County (including its Appellate Division) and of any other appellate court in the State of New York for the purposes of all legal proceedings arising out of or relating to this Subsidiary Guarantee or the transactions contemplated hereby. The Subsidiary Guarantor hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

        IN WITNESS WHEREOF, the parties hereto have caused this Subsidiary Guarantee to be duly executed and delivered as of the day and year first above written.

[ ], as Subsidiary Guarantor
By:
Name: Title:
Address for Notices:
Attention: [ ] Telephone No.: [ ]
CITICORP NORTH AMERICA, INC., as Administrative Agent
By:
Name: Title:
Address for Notices:
2 Penns Way, Suite 110 New Castle, Delaware 19720 Attention: [ ] Telephone No.: [ ]

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